Exhibit 10.1

AMENDED AND RESTATED

CREDIT AND SECURITY AGREEMENT

among

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.,

as Borrower,

THE LENDERS NAMED HEREIN,

as Lenders,

SUNTRUST BANK,

as Agent,

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Lead Arranger and Sole Book Runner

dated as of November 20, 2017

i

TABLE OF CONTENTS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swingline Note
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Notice of Loan
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment and Acceptance Agreement
Exhibit G	Form of Instrument of Assignment
Exhibit H	Form of Notice of Assignment of Claims
Exhibit I	Applicable Margin Certificate

Schedule 1.1	Commitments of Lenders
Schedule 1.2	Borrowing Base Companies
Schedule 1.3	Existing Letters of Credit
Schedule 1.4	Guarantors of Payment
Schedule 1.5	Pledged Securities
Schedule 1.6	Raytheon Purchase Orders
Schedule 1.7	Real Property
Schedule 5.3	Monthly and Quarterly Reporting Periods
Schedule 5.8	Indebtedness
Schedule 5.9	Liens
Schedule 5.11	Permitted Foreign Subsidiary Loans, Guaranties and Investments
Schedule 5.17	Affiliate Transactions
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.5	Real Estate Owned by the Companies
Schedule 6.9	Locations
Schedule 6.11	Employee Benefits Plans
Schedule 6.16	Material Agreements
Schedule 6.17	Intellectual Property
Schedule 6.18	Insurance
Schedule 6.19	Deposit and Securities Accounts
Schedule 6.21	Senior Note Documents
Schedule 6.23	Assigned Government Contracts
Schedule 7.4	Pledged Notes
Schedule 7.5	Commercial Tort Claims

v

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

This AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (as the same may be amended, restated, extended, supplemented and/or otherwise modified from time to time, this “Agreement”) is made effective as of November 20, 2017, among:

(a)                                 KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation (the “Borrower”);

(b)                                 the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.9(b) or 11.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(c)                                  SUNTRUST BANK, a Georgia banking corporation (“SunTrust”), as a Fronting Lender (as defined below), as Swingline Lender (as defined below), and as administrative agent and as collateral agent for the Lenders (together with its successors and assigns in such capacities, “Agent”).

WITNESSETH:

WHEREAS, Borrower, Agent and certain of the Lenders entered into that certain Credit and Security Agreement, dated May 14, 2014 (as amended, modified, extended or restated from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, on the date hereof, the Borrower will issue $300,000,000 in the aggregate principal amount of its 6.50% senior secured notes due 2025 (as amended or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement described below, the “Senior Notes”) and will use the proceeds of such Senior Notes on the Closing Date to fund the retirement of Borrower’s existing 7.00% senior secured notes due 2019;

WHEREAS, other than for SunTrust, which is a “Lender” as well as “Agent” under the Existing Credit Agreement and which also will be a Lender and Agent under this Agreement, the Lenders under this Agreement are replacing the current “Lenders” party to the Existing Credit Agreement, and accordingly the Agent, the Lenders party hereto and Borrower desire to amend and restate the Existing Credit Agreement to, among other things, (a) extend credit in the form of Revolving Loans in an aggregate principal amount at any time outstanding not to exceed $90,000,000 (subject to a potential increase of up to the aggregate principal amount of $115,000,000 pursuant to Section 2.9(b)), consisting of a subline for Letters of Credit in an amount not to exceed $50,000,000, and to permit the issuance of the Senior Notes, and (b) the Borrower has requested that the Swingline Lender extend credit in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $10,000,000;

WHEREAS, subject to the terms and conditions of this Agreement, the Agent, the Lenders, the Fronting Lender, and the Swingline Lender, to the extent of their respective Commitment Percentage (as defined herein), are willing severally to establish the requested revolving credit facility, letter of credit subfacility and swingline subfacility in favor of the Borrower, and to permit issuance of the Senior Notes;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Lenders, Agent, the Fronting Lenders and the Swingline Lender hereby agree to amend and restate the Existing Credit Agreement, and accordingly agree, as follows:

ARTICLE I. DEFINITIONS

Section 1.1.  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means an account, as that term is defined in the UCC.

“Account Debtor” means an account debtor, as that term is defined in the UCC, or any other Person obligated to pay all or any part of an Account in any manner, and includes any Guarantor thereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.  The amount of an Acquisition shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition, as well as the assumption of any Indebtedness in connection therewith.

“Additional Commitments” means that term as defined in Section 2.9(b) hereof.

“Additional Lender” means an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof; provided, however, the approval of each Fronting Lender (which approval shall not be unreasonably withheld or delayed) shall be required in order for any such Eligible Transferee to become an Additional Lender.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to the Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.9(b) hereof.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, or with respect to the one (1) month Interest Period referenced in clause (iii) of the definition of Base Rate, as applicable, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage. For purposes of this Agreement, the Adjusted LIBO Rate will not be less than zero percent (0%).

“Additional Notes” means that term as defined in the Senior Notes Indenture.

“Advance Record” means that term as defined in Section 2.14(a) hereof.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affected Lender” means a Defaulting Lender or an Insolvent Lender.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company, and “control”( and the terms “controlling”, “controlled by” and “under common control with” having correlative meanings) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means that term as defined in the first paragraph hereof.

“Agent Fee Letter” means the Agent Fee Letter between the Borrower and the Agent, dated as of the October 26, 2017, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Agreement” means that term as defined in the preamble hereof.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower or any Credit Party concerning or relating to bribery or corruption.

“Applicable Margin” means with respect to interest on all Revolving Loans, the per annum margin set forth below, as determined by the Average Excess Availability as of the most recent date of determination:

Level	Average Excess Availability	Base Rate Loans	LIBOR Loans
I	> $60,000,000	1.00%	2.00%
II	> 30,000,000 but < $60,000,000	1.25%	2.25%
III	< $30,000,000	1.50%	2.50%

Until completion of the first full Quarterly Reporting Period after the Closing Date, the Applicable Margin shall be determined as if Level I were applicable.  Thereafter, the Applicable Margin shall be subject to increase or decrease quarterly upon receipt by the Agent of the Applicable Margin Certificate required to be delivered by the Borrower pursuant to Section 5.3(j) with respect to the Quarterly Reporting Period most recently ended, and each such increase or decrease in the Applicable Margin shall be effective on the date occurring immediately after the last day of such Quarterly Reporting Period most recently ended.  If the Borrower fails to deliver any Applicable Margin Certificate when required to be delivered pursuant to Section 5.3(j), then the Applicable Margin shall be determined as if Level III were applicable from the date occurring immediately after the last day of the Quarterly Reporting Period for which such Applicable Margin Certificate was required to be delivered until the date such Applicable Margin Certificate is delivered.  The above pricing matrix does not modify or waive, in any respect, the rights of the Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Agent and the Lenders pursuant to Articles VIII and IX hereof.

“Applicable Margin Certificate” means a certificate signed and certified as accurate by an Authorized Officer of the Borrower, substantially in the form of Exhibit I.

“Applicable Unused Line Fee Rate” means a rate per annum, determined by reference to the following grid based on the Average Usage as a percentage of the Revolving Credit Commitment during the immediately preceding calendar month:

Average Usage	Unused Line Fee Rates
> 50.0%	0.250%
< 50.0%	0.375%

The above pricing matrix does not modify or waive, in any respect, the rights of the Agent and the Lenders pursuant to Article VIII and IX hereof.

“Assigned Government Contract”  means all Government Contracts that (a) are for an amount in excess of Five Hundred Thousand Dollars ($500,000), or (b) pursuant to the terms of Section 5.22 hereof, are required to be subject to an Instrument of Assignment and Notice of Assignment of Claims.

“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit F.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to the Agent) to handle certain administrative matters in connection with this Agreement.

“Average Excess Availability” means, for any period, the average of the daily Excess Availability during such period.

“Average Usage” means, at any date, the average daily utilization of the Revolving Credit Commitment during the Monthly Reporting Period immediately preceding such date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bailee’s Waiver” means a bailee’s waiver, in form and substance satisfactory to the Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may be amended, restated, supplemented and/or otherwise modified from time to time.

“Bank Product Agreements” means those certain cash management services and other agreements entered into from time to time between a Company and the Agent or a Lender (or an affiliate of a Lender) in connection with any Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by a Company to the Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means a service or facility extended to a Company by the Agent or any Lender (or an affiliate of a Lender) for (a) credit cards and credit card processing services (b) debit and purchase cards, (c) ACH transactions, and (d) cash management, including controlled disbursement accounts or services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, at any time, the highest of (i) the rate which the Agent announces from time to time as its prime lending rate, as in effect at such time, (ii) the Federal Funds Rate, as in effect at such time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined at such time for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate).  The Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Agent may make commercial loans or other loans at rates of interest at, above or below the Agent’s prime lending rate.

“Base Rate Loan” means a Revolving Loan that bears interest at a rate determined by reference to the Derived Base Rate.

“Borrower” means that term as defined in the preamble hereof.

“Borrowing Base” means, at any time, an amount equal to the total of the following (in each case based on the most recent Borrowing Base Certificate):

(a)                                 eighty-five percent (85%) of the aggregate amount due and owing on Eligible Billed Accounts Receivable of the Borrowing Base Companies; plus

(b)                                 the lesser of (i) sixty percent (60%) of the aggregate amount due and owing on Eligible Unbilled Accounts Receivable of the Borrowing Base Companies, or (ii) Forty Million Dollars ($40,000,000); plus

(c)                                  the least of (i)  sixty-five percent (65%) of the cost (determined in accordance with GAAP) of Eligible Raw Materials Inventory of the Borrowing Base Companies, (ii) eighty-five percent (85%) of the product of the Net Liquidation Percentage times the cost (determined on a basis consistent with clause (i)above) of the Eligible Raw Materials Inventory of the Borrowing Base Companies, or (iii) Twenty Million Dollars ($20,000,000); plus

(d)                                 eighty-five percent (85%) of the product of the Net Liquidation Percentage times the cost (determined in accordance with GAAP) of the Eligible Work-in-Process Inventory of the Borrowing Base Companies; minus

(e)                                  Reserves, if any;

provided that, anything herein to the contrary notwithstanding, the Agent shall at all times have the right to modify or reduce such percentages or dollar amount caps from time to time, based upon appraisals, field examinations or other information, in its sole discretion.

“Borrowing Base Certificate” means a Borrowing Base Certificate, in the form of the attached Exhibit C.

“Borrowing Base Company” means each Company listed on Schedule 1.2 hereto, and each additional Company that shall become a Borrowing Base Company pursuant to Section 2.13 hereof.

“Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Atlanta, Georgia, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a commercial Deposit Account designated “cash collateral account” and maintained by one or more of the Credit Parties with the Agent, without liability by the Agent or the Lenders to pay interest thereon, from which account the Agent, on behalf of the Lenders, shall have the exclusive right to withdraw funds until all of the Secured Obligations (other than contingent Secured Obligations for which no written demand has been made or asserted) are paid in full.

“Cash Equivalents” means:

(a)                                 marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b)                                 marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s;

(c)                                  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a short-term commercial paper rating of at least A-1 from Standard and Poor’s or at least P-1 from Moody’s;

(d)                                 certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank, in each case having combined net capital and surplus of not less than Two Hundred Fifty Million Dollars ($250,000,000) at the date of acquisition thereof;

(e)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in subpart (a) above entered into with any bank meeting the qualifications specified in subpart (d) above; and

(f)                                   investments in money market funds which invest exclusively in assets satisfying the requirements of subparts (a) through (e) above.

“Cash Security” means all cash, instruments, Deposit Accounts, Securities Accounts and other cash equivalents, whether matured or unmatured, whether collected or in the process of collection, upon which a Credit Party presently has or may hereafter have any claim, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of the Agent or any Lender.

“Change in Control” means (a) the acquisition (or, if earlier, the shareholder or director approval of the acquisition), on or after the Closing Date, of direct or indirect ownership or voting control, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of the Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of the Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of the Borrower nor (ii) appointed by directors so nominated; (c) failure by the Borrower to own one hundred percent (100%) of each other Borrowing Base Company; or (d) the occurrence of a change in control, or other term of similar import used therein, as defined in any Senior Notes Document or Material Indebtedness Agreement.

“Closing Date” means the earliest date on which each of the conditions precedent set forth in Section 4.2 shall have been satisfied or waived in writing by the Agent.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means (a) all of the Borrower’s existing and future property, including all (i) personal property, (ii) Accounts, Investment Property, Instruments, contract rights, Chattel Paper, Documents, Supporting Obligations, Letter-of-Credit Rights, Pledged Securities, Pledged Notes (if any), Government Contracts, Commercial Tort Claims, General Intangibles, Inventory and Equipment, (iii) funds now or hereafter on deposit in one or more Cash Collateral Accounts, if any, and (iv) Cash Security; (b) Real Property (to the extent required by the provisions of Section 7.7 hereof); and (c) Proceeds of any of the foregoing. Notwithstanding the foregoing and for the avoidance of doubt, the term “Collateral” shall in no event include the Excluded Assets.

“Collection” means any payment made from an Account Debtor to a Credit Party including, cash, checks, drafts and any other form of payment.

“Commercial Tort Claim” means a commercial tort claim, as that term is defined in the UCC Schedule 7.5 hereto lists all Commercial Tort Claims of the Credit Parties in existence as of the Closing Date.

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in Swingline Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

“Commitment Increase Period” means the period from the Closing Date to the last day of the Commitment Period.

“Commitment Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1.1 hereto (taking into account any assignments pursuant to Section 11.10 hereof).

“Commitment Period” means the period from the Closing Date to the earliest of (a) November 20, 2022, or (b) such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § et seq.), as amended from time to time, and any successor statute.

“Companies” means, collectively, the Borrower and all Subsidiaries.

“Company” means the Borrower or a Subsidiary.

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit E.

“Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to the Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Agent or such Lender not permitted by this Agreement, (b) was available to the Agent or such Lender on a non-confidential basis prior to its disclosure to the Agent or such Lender, or (c) becomes available to the Agent or such Lender on a non-confidential basis from a Person other than a Company.

“Consolidated” means the resultant consolidation of the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

“Consolidated Capital Expenditures” means, (i) $3,134,000 for the fiscal quarter ending March 26, 2017, (ii) $2,431,000 for the fiscal quarter ending June 25, 2017, (iii) $3,007,000 for the fiscal quarter ending October 1, 2017 and (iv) for any period thereafter, the amount of capital expenditures of the Borrower, as determined on a Consolidated basis.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements, capitalized contract costs, contract development costs and general intangibles (specifically including goodwill) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated EBITDA” means, for any period as determined on a Consolidated basis, (a) Consolidated Net Income for such period, plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Income in respect of (i) Consolidated Interest Expense, (ii) Consolidated Net Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) non-cash losses or charges, (v) up to $4,000,000 of losses from discontinued operations, (vi) additional non-recurring transaction costs, reasonably acceptable to the Agent, incurred in connection with Permitted Acquisitions, (vii) any losses or charges resulting from the refinancing of the Borrower’s existing Indebtedness (viii) costs and expenses related to the retirement of Borrower’s existing 7.00% senior secured notes due 2019, and any buyback/redemption of the Senior Notes or any Additional Notes; and (ix) up to $2,000,000 of costs related to severance and lease terminations associated with restructuring, minus (b) to the extent included in Consolidated Net Income for such period, non-cash gains.

“Consolidated Fixed Charges” means, for any period, as determined on a Consolidated basis, the aggregate, without duplication, of (a) Consolidated Interest Expense, and (b) scheduled principal payments on Consolidated Funded Indebtedness; provided that, for purposes of calculating Consolidated Fixed Charges, (i) principal payments on Consolidated Funded Indebtedness shall exclude optional payments, and (ii) the portion of Consolidated Interest Expense attributable to the Borrower’s Consolidated Funded Indebtedness shall be (w) $5,106,159 for the Quarterly Reporting Period ending on March 26, 2017, (x) $5,101,064 for the Quarterly Reporting Period ending on June 25, 2017, (y) $5,112,030 for the Quarterly Reporting Period ending on October 1, 2017, and (z) for the Quarterly Reporting Period ending on December 31, 2017, be based on a pro forma basis as if the Senior Notes had been issued on the first day of such Quarterly Reporting Period.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, short-term, long-term and Subordinated Indebtedness, if any) of the Borrower, as determined on a Consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any, and excluding deferred financing costs and amortized premiums or discounts) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of the Borrower (including any additions to such taxes, and any penalties and interest with respect thereto), as determined on a Consolidated basis.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of the Borrower, determined as of such date on a Consolidated basis.

“Consolidated Unfinanced Capital Expenditures” means, for any period, Consolidated Capital Expenditures that are not directly financed by the Companies with long-term Indebtedness (other than Revolving Loans) or Capitalized Lease Obligations, as determined on a Consolidated basis.

“Control Agreement” means a Deposit Account Control Agreement or a Securities Account Control Agreement.

“Controlled Disbursement Account” means a commercial Deposit Account designated “controlled disbursement account” and maintained by one or more Credit Parties with the Agent or another Lender, without liability by the Agent or such Lender to pay interest thereon.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lenders of a Revolving Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swingline Lender of a Swingline Loan, or the issuance (or amendment or renewal) by the Fronting Lender of a Letter of Credit.

“Credit Party” means the Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Defaulting Lender” means a Lender, as reasonably determined by the Agent, that (a) has failed (which failure has not been cured within two Business Days) to fund any Loan or any participation interest in Letters of Credit required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified the Agent and the Borrower in writing of its good faith determination that a condition under Section 4.1 hereof to its obligation to fund any Loan shall not have been satisfied); (b) has notified the Borrower or the Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from the Agent or the Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective Loans or participations in Letters of Credit, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason; or (d) has failed to pay to the Agent or any other Lender when due an amount owed by such Lender to the Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured.  Any Defaulting Lender shall cease to be a Defaulting Lender when the Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.

“Deposit Account” means a deposit account, as that term is defined in the UCC.

“Deposit Account Control Agreement” means each Deposit Account Control Agreement among a Credit Party, the Agent and a depository institution, dated prior to, on or after the Closing Date, to be in form and substance satisfactory to the Agent, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Adjusted LIBO Rate.

“Disposition” means the lease, transfer or other disposition of assets (whether in one or more than one transaction) by a Company.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful money of the United States of America.

“Dollar Equivalent”  means, with respect to any amount stated in a lawful currency other than Dollars on any date, the number of Dollars that the Agent determines (which determination shall be conclusive and binding absent manifest error) would need to be sold on such date at the applicable Exchange Rate to obtain the stated amount of such other currency.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” means, as of any date of determination, a Company that (a) is not a Credit Party or an equity holder of a Credit Party, (b) has aggregate assets of less than One Million Dollars ($1,000,000), (c) generated less than Two Million Dollars ($2,000,000) in annual revenue during the most recently completed fiscal year of the Borrower, and (d) has no direct or indirect Subsidiaries (i) with aggregate assets, for such Company and all such Subsidiaries, of more than One Million Dollars ($1,000,000), or (ii) that generated, in the aggregate, for such Company and all such Subsidiaries, more than Two Million Dollars ($2,000,000) in annual revenue during the most recently completed fiscal year of the Borrower.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Billed Account Receivable” means an Account owned by a Borrowing Base Company and evidenced by an invoice delivered to the relevant Account Debtor of a Borrowing Base Company which arose in the ordinary course of business of such Borrowing Base Company from the fully completed performance of services, bona fide sale of goods that have been shipped to the Account Debtor or the achievement of milestones permitting the applicable Borrowing Base Company to bill or invoice its Account Debtor, in each case, which is payable in Dollars, and at all times until it is collected in full, continuously meets the following requirements:

(a)                                 is not subject to any claim for credit, allowance or adjustment by the Account Debtor or any defense, dispute, set-off, chargeback or counterclaim;

(b)                                 not more than one hundred twenty (120) days have elapsed since the invoice date, nor more than sixty (60) days have elapsed since the original due date;

(c)                                  is not owing from an Account Debtor with respect to which such Borrowing Base Company has received any notice or has any knowledge of such Account Debtor’s insolvency, bankruptcy or financial impairment, or that such Account Debtor has suspended normal business operations, dissolved, liquidated or terminated its existence;

(d)                                 is not subject to an assignment, pledge, claim, mortgage, lien or security interest of any type except those granted to or in favor of the Agent, for the benefit of the Lenders, and the Indenture Agent, for the benefit of the Senior Noteholders;

(e)                                  does not relate to any goods repossessed, lost, damaged, rejected or returned, or acceptance of which has been revoked or refused;

(f)                                   is not evidenced by a promissory note or any other instrument or by chattel paper;

(g)                                  has not been reduced to judgment;

(h)                                 has not been determined by the Agent to be unsatisfactory in any respect, in the exercise of its reasonable credit judgment;

(i)                                     is not a Government Account Receivable (other than an Eligible Billed Government Account Receivable) or a Government Subcontract Account Receivable (other than an Eligible Billed Government Subcontract Account Receivable);

(j)                                    is not owing from an Affiliate, an equity holder or an employee of such Borrowing Base Company;

(k)                                 is not a Foreign Account Receivable, except for the amount of such Foreign Account Receivable that is fully insured by an insurer acceptable to the Agent or backed by a letter of credit issued by, or a guaranty from, a financial institution acceptable to the Agent, in each case in form and substance acceptable to the Agent in its reasonable credit judgment;

(l)                                     (i)                                     does not arise from a Government Contract with an Account Debtor that has failed to pay more than fifty percent (50%) of the aggregate amount of its Accounts then outstanding under such Government Contract within the earlier of (A) one hundred twenty (120) days of their respective invoice dates and (B) sixty (60) days of their respective original due dates;

(ii)                                  does not arise from a Government Subcontract with an Account Debtor that has failed to pay more than fifty percent (50%) of the aggregate amount of its Accounts then outstanding under such Government Subcontract within the earlier of (A) one hundred twenty (120) days of their respective invoice dates and (B) sixty (60) days of their respective original due dates; and

(iii)                               with respect to Accounts that do not arise from Government Contracts or Government Subcontracts, is not owing from an Account Debtor that has failed to pay more than fifty percent (50%) of the aggregate amount of all of its then outstanding Accounts within the earlier of (A) one hundred twenty (120) days of their respective invoice dates and (B) sixty (60) days of their respective original due dates;

(m)                             with respect to:

(i)                                     an Account Debtor (other than (A) the United States or any of its departments, agencies or instrumentalities, or (B) an Investment Grade Account Debtor) that, together with its Affiliates, owes one or more Borrowing Base Companies more than twenty-five percent (25%) of all Accounts of the Borrowing Base Companies, is not the portion of the Accounts that represents the amount in excess of twenty-five percent (25%) of such Accounts; and

(ii)                                  an Investment Grade Account Debtor (other than the United States or any of its departments, agencies or instrumentalities) that, together with its affiliates, owes one or more Borrowing Base Companies more than fifty percent (50%) of all Accounts of the Borrowing Base Companies, is not the portion of the Accounts that represents the amount in excess of fifty percent (50%) of such Accounts;

(n)                                 is an Account in which the Agent, for the benefit of the Lenders, has a valid and enforceable first priority security interest and is subject to no other Liens (other than Permitted Liens that are junior and subordinate to Agent’s Lien);

(o)                                 has not arisen in connection with sales of goods that were shipped or delivered to an Account Debtor on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding;

(p)                                 is not subject to any provision prohibiting assignment of the right to payment or requiring notice of or consent to such assignment (except provisions that are not enforceable under the Uniform Commercial Code in the applicable jurisdiction);

(q)                                 is not owing from an Account Debtor (other than the United States or any of its departments, agencies or instrumentalities) located in a state that requires that such Borrowing Base Company, in order to sue such Account Debtor in such state’s courts or otherwise enforce its remedies against such Account Debtor through judicial process, to either (i) qualify to do business in such state or (ii) file a report with the taxation division of such state for the then current year, unless, in each case, such Borrowing Base Company has fulfilled such requirements to the extent applicable for the then current year or fulfilled such other requirements that permits such Borrowing Base Company to bring suit or otherwise enforce its remedies against such Account Debtor through judicial process;

(r)                                    is not an Account with respect to which any of the representations, warranties, covenants and agreements contained in this Agreement or any of the Loan Documents are not or have ceased to be complete and correct, or have been breached;

(s)                                   is not, unless a Government Account Receivable or a Government Subcontract Account Receivable, an Account that represents a progress billing unless a final bill or invoice for the work or materials to which such Account relates has been sent to the applicable Account Debtor;

(t)                                    is not owing by any state or any department, agency, or instrumentality thereof unless such Borrowing Base Company has complied with any applicable statutory or regulatory requirements thereof in respect of the security interest of the Agent, for the benefit of the Lenders, as granted hereunder;

(u)                                 is not, other than with respect to a Government Account Receivable or a Government Subcontract Account Receivable, owing from an Account Debtor that is also a supplier to or creditor of any Borrowing Base Company under the same contract out of which such Account arose to the extent of the amount owing to such supplier or creditor under such contract;

(v)                                 does not represent a manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling any Borrowing Base Company to discounts on future purchases therefrom; and

(w)                               has not been acquired by a Borrowing Base Company as part of an Acquisition unless Agent shall have conducted a field exam and appraisal of such Account; provided that, with respect to an Account acquired in connection with a Permitted Acquisition that would otherwise constitute an Eligible Billed Account Receivable if such Account was the subject of a field exam and appraisal, up to $5,000,000 of such Accounts shall constitute Eligible Billed Account Receivable notwithstanding this subpart (w).

No obligation of Raytheon to make Raytheon Progress Payments or any Account otherwise arising in connection with any Raytheon Purchase Order shall at any time constitute an “Eligible Billed Account Receivable.”

“Eligible Billed Government Account Receivable” means a Government Account Receivable owned by a Borrowing Base Company that, at all times until it is collected in full, continuously meets the following requirements:

(a)                                 if required, with respect to a Government Prior Approval Contract, the contracting officer (or the authorized representative of such contracting officer) for such Government Account Receivable has approved the payment of such Government Account Receivable;

(b)                                 all customary and required procedures have been followed by such Borrowing Base Company to ensure the accuracy and legitimacy of such Government Account Receivable;

(c)                                  is not relating to a Government Contract that includes a provision that prohibits the assignment of amounts due under such contract;

(d)                                 an Instrument of Assignment and a Notice of Assignment of Claims have been delivered to the Agent with respect to such Government Account Receivable if such Government Account Receivable relates to a contract which constitutes an Assigned Government Contract pursuant to the provisions of this Agreement;

(e)                                  no Company has received notice or has knowledge (or reason to believe) that the Account Debtor with respect to such Government Account Receivable does not intend to pay such Government Account Receivable (or any other Government Account Receivable relating to the same Government Contract) in accordance with the invoice with respect thereto, in accordance with the terms of the Government Contract, or in accordance with the information that the Borrower has provided to the Agent with respect to such Government Account Receivable;

(f)                                   no Company has received a “Cure Notice”, “Show Cause” or other similar notice with respect to such Government Account Receivable (or any other Government Account Receivable relating to the same Government Contract); and

(g)                                    such Government Account Receivable meets all of the requirements of an Eligible Billed Account Receivable other than subparts (h), (l), (p), (r) and (t) of the Eligible Billed Account Receivable definition.

No obligation of Raytheon to make Raytheon Progress Payments or any Account otherwise arising in connection with any Raytheon Purchase Order shall at any time constitute an “Eligible Billed Government Account Receivable.”

“Eligible Billed Government Subcontract Account Receivable” means a Government Subcontract Account Receivable of a Borrowing Base Company that, at all times until it is collected in full, continuously meets the following requirements:

(a)                                 if required, the customer with respect to such Government Subcontract Account Receivable has approved the payment of such Government Subcontract Account Receivable;

(b)                                 no Company has received a notice of default or similar notice with respect to such Government Subcontract Account Receivable; and

(c)                                  such Government Subcontract Account Receivable meets all of the requirements of an Eligible Billed Account Receivable other than subparts (h), (r) and (t) of the Eligible Billed Account Receivable definition.

No obligation of Raytheon to make Raytheon Progress Payments or any Account otherwise arising in connection with any Raytheon Purchase Order shall at any time constitute an “Eligible Billed Government Subcontract Account Receivable.”

“Eligible Raw Materials Inventory” means all Inventory consisting of raw materials owned by a Borrowing Base Company in which the Agent, for the benefit of the Lenders, has a valid and enforceable first priority security interest, but shall not include Inventory that:

(a)                                 does not consist of raw materials;

(b)                                 is in the possession of a bailee, consignee or other third party, unless (i) Reserves, satisfactory to the Agent, have been established with respect thereto; or (ii) (A) with respect to a consignee, processor or bailee, an acknowledged consignment letter, Processor’s Waiver or Bailee’s Waiver, as the case may be, has been received by the Agent, (B) such third party is listed on Schedule 6.9 hereto, or the Agent has received prior written notice of such third party location, (C) if required by the Agent, proper notice has been given to all secured parties of such third party that have filed UCC Financing Statements claiming a security interest in such third party’s Inventory, and (D) with respect to a consignee or processor, such Borrowing Base Company has filed appropriate UCC Financing Statements to protect its interest therein, in form and substance satisfactory to the Agent;

(c)                                  is located on facilities leased by a Borrowing Base Company, unless an acknowledged Landlord’s Waiver has been received (or waived in writing) by the Agent, or Reserves, satisfactory to the Agent, have been established with respect thereto;

(d)                                 is slow-moving, damaged, defective or obsolete;

(e)                                  consists of (i) goods not held for sale, such as labels, maintenance items, supplies and packaging, or held for return to vendors, or (ii) Inventory used in connection with research and development;

(f)                                   is held for return to vendors;

(g)                                  is subject to a Lien in favor of any Person other than the Agent, for the benefit of the Lenders, and the Indenture Agent, for the benefit of the Senior Noteholders;

(h)                                 has not been subject to a field examination and an appraisal by the Agent (or agent thereof); provided that, with respect to Inventory acquired in connection with a Permitted Acquisition that would otherwise constitute Eligible Raw Materials Inventory if it was the subject of a field examination and appraisal, up to $5,000,000 of such Inventory shall constitute Eligible Raw Materials Inventory notwithstanding this subpart (h);

(i)                                     is not located in the continental United States;

(j)                                    is the subject of a negotiable warehouse receipt or other negotiable Document or under license to a third party (unless the Agent is named as consignee thereof or such Document has been duly negotiated to the Agent) and the Agent or its designee maintains possession of such Document;

(k)                                 is located at a location where the aggregate book value of the Inventory at such location is less than $100,000; or

(l)                                     is determined by the Agent to be unsatisfactory in any respect, in its reasonable credit judgment.

No Inventory related to any Raytheon Purchase Order, up to the aggregate amount of the Raytheon Progress Payments actually received by the Credit Parties that have been used to purchase parts and materials, but have not been liquidated pursuant to the applicable Raytheon Purchase Order, shall at any time constitute “Eligible Raw Materials Inventory.”

“Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not the Borrower, a Subsidiary or an Affiliate.

“Eligible Unbilled Account Receivable” means an Account owned by a Borrowing Base Company that would constitute an Eligible Billed Account Receivable but for the fact that such Account was not billed prior to the end of the preceding month or did not comply with subpart (r) of the definition thereof; provided that, to the extent that the product of the trailing twelve month revenue for the Kratos Business Division of which such Borrowing Base Company is a part multiplied by a fraction, the numerator of which is 60 and the denominator of which is 365, exceeds the total unbilled Accounts for such Kratos Business Division, such excess amount shall not constitute an Eligible Unbilled Account Receivable.  Except to the extent , if any, that Raytheon has made Raytheon Progress Payments that have been liquidated pursuant to the applicable Raytheon Purchase Order, no Account arising in connection with such Raytheon Purchase Order shall constitute an “Eligible Unbilled Account Receivable.”

“Eligible Unbilled Government Account Receivable”  means, for any date, a Government Account Receivable of a Borrowing Base Company that would constitute an Eligible Billed Government

Account Receivable but for the fact that such Account was not billed prior to the end of the immediately preceding month.  Except to the extent , if any, that Raytheon has made Raytheon Progress Payments that have been liquidated pursuant to the applicable Raytheon Purchase Order, no Account arising in connection with such Raytheon Purchase Order shall constitute an “Eligible Unbilled Government Account Receivable.”

“Eligible Unbilled Government Subcontract Account Receivable” means, for any date, a Government Subcontract Account Receivable of a Borrowing Base Company that would constitute an Eligible Billed Government Subcontract Account Receivable but for the fact that such Account was not billed prior to the end of the immediately preceding month.  Except to the extent , if any, that Raytheon has made Raytheon Progress Payments that have been liquidated pursuant to the applicable Raytheon Purchase Order, no Account arising in connection with such Raytheon Purchase Order shall constitute an “Eligible Unbilled Government Subcontract Account Receivable.”

“Eligible Work-in-Process Inventory” means Inventory owned by a Borrowing Base Company and consisting of work-in-process and scrap materials owned by such Borrowing Base Company that would constitute Eligible Raw Materials Inventory if it were not work-in-process or scrap materials rather than raw materials.  No Inventory related to any Raytheon Purchase Order, up to the aggregate amount of the Raytheon Progress Payments actually received by the Credit Parties that have been used to purchase parts and materials, but have not been liquidated pursuant to the applicable Raytheon Purchase Order, shall at any time constitute “Eligible Work-in-Process Inventory.”

“Environmental Indemnity” means each environmental indemnity made by a Credit Party with Real Property now or hereafter required to be pledged as Collateral in favor of the Agent for the benefit of the Lenders, in each case, in form and substance satisfactory to the Agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Person directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means equipment, as that term is defined in the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

Eurodollar Loan” means a Revolving Loan that bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” means the aggregate of the maximum reserve percentages (including, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards, if necessary, to the next 1/100 of 1%) in effect on any day to which the Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without the benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“EU Bail-In-Legislation Schedule” shall mean the EU Bail-In-Legislation Schedule published by the Loan Market Association (or any successor Person) as in effect from time to time.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

“Excess Availability” means, for Borrower, for any day, an amount equal to (a) the lesser of (i) the Borrowing Base on such day and (ii) the Total Commitment Amount on such day, minus (b) the Revolving Credit Exposure on such day, in each case measured at the end of such day.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, as of any date, the exchange rate applicable to conversion of a lawful currency into Dollars determined by the Agent based on (a)  the applicable exchange rate reported by Bloomberg (or other commercially available source designated by the Agent) as of the end of the preceding Business Day in the financial market for such currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of such currency with Dollars through the Agent’s principal foreign exchange trading office for the currency during such office’s preceding Business Day.

“Excluded Assets” means:

(1)                                 vehicles and other items covered by certificates of title or ownership to the extent that a security interest cannot be perfected solely by filing a UCC-1 financing statement (or similar instrument);

(2)                                 leasehold interests in real property with respect to which Borrower is a tenant or subtenant;

(3)                                 (A) any asset or property right of any nature if the grant of a security interest therein to the Agent shall constitute or result in the abandonment, invalidation or unenforceability of such asset or property right or the loss of use of such asset or property right and (B) any lease, license, contract or agreement if the grant of a security interest therein to the Agent shall constitute or result in a breach, termination or default under any lease, license, contract or agreement, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity, to which Borrower is party;

(4)                                 any asset or property right of any nature to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity);

(5)                                 any applications for trademarks or service marks filed in the United States Patent and Trademark Office (the “PTO”) pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. § 1051 Section 1(c) or Section 1(d);

(6)                                 the voting capital stock of any Foreign Subsidiary (as such term is defined in the Credit Agreement) in excess of 65% of all of the outstanding voting capital stock of such Foreign Subsidiary;

(7)                                 property and assets owned by the Company or any other Grantor that are the subject of Permitted Liens described in Section 5.9(f) of the Credit Agreement for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon;

(8)                                 any capital stock of any discontinued Subsidiary;

(9)                                 (i) deposit and securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of the Borrower, and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3102 on behalf of or for the benefit of employees of the Borrower, and (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, and trust accounts;

(10)                          real property owned in fee by Borrower with a fair market value of less than $3,000,000; and

(11)                          any right of the United States Government, or any agency or instrumentality thereof, in or to any property or asset that is the subject of a contract with the Borrower, whether tangible or intangible, that arises pursuant to federal acquisition regulations or other similar laws or rules governing contracts with the United States Government, its agencies or instrumentalities.

“Excluded Swap Obligation” means with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps to for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, in the case of the Agent and each Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which the Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located.

“Existing Credit Agreement” shall have the meaning set forth in the Recitals hereto.

“Existing Letters of Credit” includes each of the letters of credit described on Schedule 1.3 (as such schedule may be amended from time to time in accordance with Section 2.2(b)(x).

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, corporate controller, chief financial officer or treasurer.  Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Borrower.

“Fixed Charge Coverage Ratio” means, as determined for the most recently completed four Quarterly Reporting Periods of the Borrower, the ratio of (a) (i) Consolidated EBITDA, minus (ii) Consolidated Unfinanced Capital Expenditures, minus (iii) Consolidated Net Income Tax Expense paid in cash, minus (iv) Capital Distributions; to (b) Consolidated Fixed Charges; provided that, for the purposes of calculating the Fixed Charge Coverage Ratio, Capital Distributions shall exclude cash contributions to a 401(k) plan or pursuant to an employee stock purchase plan, other employee benefit plan, or officer and director equity purchase plan that have been deducted in determining Consolidated Net Income for such period.

“FCCR Trigger Period” shall mean the period (a) commencing on the earlier of the day that an Event of Default occurs or the day Excess Availability is less than fifty percent (50%) of the lesser of (i) the Borrowing Base or (ii) the Total Commitment Amount, and (b) continuing until the first date on which, during the preceding sixty (60) consecutive days, no Event of Default has existed and Average Excess Availability has been greater than fifty percent (50%) of the lesser of (i) the Borrowing Base or (ii) the Total Commitment Amount.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto,  (b) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto and (c) the Biggert —Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect of any successor statute thereto.

“Foreign Account Receivable” means an Account that arises out of contracts with or orders from an Account Debtor that is not a resident of the United States or Canada.

“Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more Companies have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.

“Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by one or more Companies for their employees or former employees.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fronting Lender” means, as to any Letter of Credit issued hereunder, Agent or any other Lender as issuer of such Letter of Credit, but in each instance on behalf of the Lenders hereunder; provided such Lender has agreed to be a Fronting Lender.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of the Borrower.

“General Intangibles” means (a) general intangibles, as that term is defined in the UCC; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.

“Gichner” means Gichner Systems Group, Inc., a Delaware corporation.

“Government Account Receivable” means an Account that arises out of a Government Contract.

“Government Contract” means an agreement, contract or license to which any Credit Party and the United States or any of its departments, agencies or instrumentalities are parties.

“Government Prior Approval Contract” means a firm fixed price Government Contract, or any other type of Government Contract, that requires prior approval of a contracting officer (or the authorized representative of such contracting officer) before payments are made in connection with such Government Contract.

“Government Subcontract” means an agreement, contract or license, other than a Government Contract, to which any Credit Party is a party and for which the United States or any of its departments, agencies or instrumentalities is the end customer.

“Government Subcontract Account Receivable” means an Account that arises out of a Government Subcontract.

“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 1.4 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Domestic Subsidiary that shall deliver a Guaranty of Payment to the Agent, or become a party by joinder to any previously executed Guaranty of Payment, subsequent to the Closing Date.

“Guaranty of Payment” means each Amended and Restated Guaranty of Payment executed and delivered on or prior to the Closing Date by a Guarantor of Payment in connection with this Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company or another Company, (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company, or (c) any forward commodity purchase agreement or similar agreement or arrangement designed to protect against fluctuations in raw material or other commodity prices.

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services, including holdbacks, earn-outs, or similar obligations (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any Hedge Agreement and all obligations in respect of Bank Products, (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.

“Indenture Agent” means Wilmington Trust, National Association and any successor collateral agent pursuant to the Senior Notes Documents.

“Indenture Priority Collateral” means the “Indenture Priority Collateral”, as that term is defined in the Intercreditor Agreement.

“Insolvent Lender” means a Lender, as reasonably determined by the Agent, that (a) has become or is not Solvent or is the subsidiary of a Person that has become or is not Solvent; or (b) has become the subject of a proceeding under the Bankruptcy Code, a Bail-In Action or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a subsidiary of a Person that has become subject of a proceeding under the Bankruptcy Code, a Bail-In Action or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that, a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition of an equity interest in such Lender or a parent company thereof by a governmental authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality,) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any

Insolvent Lender shall cease to be an Insolvent Lender when the Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.

“Instrument of Assignment” means an Instrument of Assignment, in the form of the attached Exhibit G.

“Intellectual Property Security Agreement” means each Amended and Restated Intellectual Property Security Agreement executed and delivered prior to, on or after the Closing Date by the Borrower or a Guarantor of Payment, wherein the Borrower or such Guarantor of Payment, as the case may be, has granted to the Agent, for the benefit of the Lenders, a security interest in all intellectual property owned by the Borrower or such Guarantor of Payment, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date among the Agent, for the benefit of and on behalf of the Lenders, and the Indenture Agent, for the benefit of and on behalf of the Senior Noteholders, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Period” means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof.  The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, or three months, in each case as the Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that, if the Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three (3) Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, the Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

“Inventory” means inventory, as that term is defined in the UCC.

“Investment Grade Account Debtor” means an Account Debtor with a long term issuer rating of no less than Baa1 from Moody’s or BBB+ from Standard & Poor’s.

“Investment Property” means investment property, as that term is defined in the UCC, unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time.

“Kratos Business Division” means, at any time, each collection of one or more of the Companies that the Borrower considers to be engaged in a common business and treats as a single unit for purposes of recording their financial results, including their respective revenue, expenses and Accounts, in each case as reflected in the Borrower’s general ledger at such time.  At any time, each of the Borrowing Base Companies is part of one, and only one, Kratos Business Division.

“Landlord’s Waiver” means a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to the Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may be amended, restated, supplemented and/or otherwise modified from time to time.

“Lender” means that term as defined in the preamble hereof and, as the context requires, shall include each Fronting Lender and the Swingline Lender.

“Lender Counterparty” means any Person that at the time it entered into a Hedge Agreement was a Lender or an Affiliate of a Lender, regardless of whether such Person subsequently ceases to be a Lender or an Affiliate a Lender, in its capacity as a counterparty to such Hedge Agreement.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that is issued by a Fronting Lender for the account of the Borrower or a Guarantor of Payment under the Letter of Credit Commitment, including amendments thereto, if any, and shall have an expiration date no later than ten (10) days prior to the last day of the Commitment Period.  Each Letter of Credit and payments thereunder shall be denominated in Dollars or such other currency as shall be acceptable to Agent and the applicable Fronting Lender in their sole discretion, and any request that a Letter of Credit be issued in a currency other than Dollars shall specify the requested currency in the request delivered to the Agent pursuant to Section 2.2(b)(ii) hereof.

“Letter of Credit Commitment” means the commitment of the Fronting Lenders, on behalf of the Lenders, to issue Letters of Credit in the aggregate face amount (including the Dollar Equivalent of the face amount of each Letter of Credit denominated in a currency other than Dollars) of up to Fifty Million Dollars ($50,000,000).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit at such time, and (b) the aggregate amount of the drawings made on Letters of Credit that have not been reimbursed by the Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof at such time.

“LIBOR” means, for any Interest Period with respect to a Eurodollar Loan, or for the one (1) month Interest Period referenced in clause (iii) of the definition of “Base Rate”, as applicable, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for Dollar deposits at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, LIBOR for such Interest Period shall be the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loans comprising part of such Borrowing (or, in the case of a determination made under clause (iii) of the definition of “Base Rate”, in the approximate amount of the Base Rate Loan with respect to which such rate is being determined) would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” means a Revolving Loan or a Swingline Loan made to the Borrower by the Lenders in accordance with Section  2.2(a) or Section 2.2(c) hereof.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, the Intercreditor Agreement, each Security Document and the Agent Fee Letter, as any of the foregoing may be amended, restated, replaced, joined, supplemented and/or otherwise modified from time to time, and any other document delivered pursuant thereto.

“Lockbox” means the post office box rented by and in the name of one or more Credit Parties in accordance with Section 7.2(a) hereof.

“Management Fees” means management, consulting or other similar fees paid by any Company to an equity holder (other than a Company) of a Company or of an Affiliate.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of any Credit Party, (b) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Companies taken as a whole, (c) the rights and remedies of the Agent or the Lenders under any Loan Document, (d) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party or the Senior Notes Documents, or (e) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Contract” means (a) any contract or agreement requiring annual payments to be made by a Credit Party or providing for annual payments to be received by a Credit Party, in each case in excess of Ten Million Dollars ($10,000,000), (b) any other contract or other arrangement to which any Credit Party is a party for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, or (c) any Material Indebtedness Agreement.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of Two Million Five Hundred Thousand Dollars ($2,500,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.9(a) hereof, increases pursuant to Section 2.9(b) hereof, and assignments of interests pursuant to Section 11.10 hereof; provided that, the Maximum Amount for the Swingline Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).

“Maximum Rate” means that term as defined in Section 2.3(d) hereof.

“Maximum Revolving Amount” means One Hundred Fifteen Million Dollars ($115,000,000), as such amount may be reduced pursuant to Section 2.9(a) hereof.

“Monthly Reporting Period” means a four or, in certain cases, (approximately) five week period established by the Borrower as its monthly reporting period, as set forth on Schedule 5.3 hereto, as such Schedule 5.3 shall from time to time be replaced pursuant to Section 5.3(n) hereof.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Mortgage” means each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable document), if any, executed after the Closing Date pursuant to the requirements of Section 7.7 hereof, relating to the Real Property, executed and delivered by a Credit Party, to further secure the Secured Obligations, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Net Income” means, for any period, the net income (loss) for such period, determined in accordance with GAAP.

“Net Liquidation Percentage” means the percentage of the book value of the Borrowing Base Companies’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory, net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraiser selected by the Agent.

“Non-Consenting Lender” means that term as defined in Section 11.3(c) hereof.

“Non-U.S. Lender” means that term as defined in Section 3.2(c) hereof.

“Note” means a Revolving Credit Note or the Swingline Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Assignment of Claims” means a Notice of Assignment of Claims, in the form of the attached Exhibit H.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit D.

“Obligations” means, collectively, whether now existing or hereafter arising (a) all Indebtedness and other obligations now owing or hereafter incurred by the Borrower to the Agent, the Swingline Lender, each Fronting Lender, or any Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans and all obligations of the Borrower or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with the Letters of Credit; (e) every other liability, now or hereafter owing to the Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses including, in each case, interest, fees, expenses and other charges which, but for the commencement of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding with respect to Borrower or any other Company, would have accrued on any Obligations, whether or not a claim is allowed against Borrower or such other Company for such interests, fees, expenses and other charges in such proceeding; provided, however, that for the purposes of each Guaranty of Payment or other instrument or document executed and delivered pursuant to this Agreement, the term “Obligations” shall not, as to any Guarantor, include any Excluded Swap Obligations of such Guarantor.

“Operating Account” means a commercial Deposit Account designated “operating account” and maintained by one or more Credit Parties with the Agent, without liability by the Agent to pay interest thereon, from which account the Borrower shall have the right to withdraw funds until the Agent, on behalf of the Lenders, terminates such right after the occurrence of a Default or an Event of Default.

“Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means that term as defined in Section 11.11 hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Acquisition” shall mean any Acquisition by a Credit Party that occurs when the following conditions have been satisfied:

(i)                                     The Companies shall be in full compliance with the Loan Documents both prior to and after giving pro forma effect to such Acquisition;

(ii)                                  in the case of a merger, amalgamation or other combination, involving the Borrower, the Borrower shall be the surviving entity;

(iii)                               in the case of a merger, amalgamation or other combination involving a Credit Party (other than the Borrower), a Credit Party shall be the surviving entity;

(iv)                              no Default or Event of Default shall exist prior to or, after giving pro forma effect to such Acquisition, thereafter shall begin to exist;

(v)                                 the Borrower shall have provided to the Agent and the Lenders, at least ten (10) days prior to such Acquisition, historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Agent, together with a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition;

(vi)                              such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired;

(vii)                           such Acquisition is consummated in compliance with all requirements of law, and all consents and approvals from any Governmental Authority or other Person required in connection with such Acquisition have been obtained;

(viii)                        after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, the Average Excess Availability for the 30-day period immediately preceding such Acquisition (calculated on a pro forma basis as if such Acquisition had occurred at the beginning of such 30-day period), shall be at least $35,000,000; provided, that this subpart (viii) shall not apply to any Acquisition funded solely by the issuance of capital stock in the Borrower;

(ix)                              the Borrower shall have executed and delivered, or caused its Subsidiaries to execute and deliver, all guarantees, security documents and other related documents required under Sections 5.20 and 5.21; and

(x)                                 the Borrower has delivered to the Agent a certificate executed by an Authorized Officer certifying that each of the conditions set forth above has been satisfied.

“Permitted Foreign Subsidiary Loans, Guaranties and Investments” means:

(a)                                 the investments by the Borrower or a Domestic Subsidiary in a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

(b)                                 the loans by the Borrower or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto, together with any capitalized interest thereon (and any extension, renewal or refinancing thereof but, only to the extent that the principal amount thereof does not increase (other than by the addition of capitalized interest thereon) after the Closing Date);

(c)                                  loans by the Borrower or a Domestic Subsidiary to a Foreign Subsidiary consisting of intercompany accounts receivable arising from the transfer of goods or services in the ordinary course of business and consistent with past business practices of the Companies, together with any capitalized interest thereon;

(d)                                 loans and investments by the Borrower or a Domestic Subsidiary to or in a Foreign Subsidiary, or guaranties by the Borrower or a Domestic Subsidiary of the Indebtedness or contract performance of a Foreign Subsidiary, made on or after the Closing Date in the ordinary course of business, so long as (i) the Borrower is in pro forma compliance with Section 5.7 hereof, both before and after giving effect to such loan, investment or guaranty, (ii) as of the date of such loan, investment or guaranty, no Default or Event of Default shall then exist or, after giving pro forma effect to such loan, investment or guaranty, shall thereafter begin to exist, and (iii) the Excess Availability, immediately after such loan or investment, is at least Thirty-Five Million Dollars ($35,000,000);

(e)                                  to the extent not covered by any of the prior provisions of this definition, additional loans and investments by the Borrower or a Domestic Subsidiary to or in a Foreign

Subsidiary, or guaranties by the Borrower or a Domestic Subsidiary of the Indebtedness or contract performance of a Foreign Subsidiary, made on or after the Closing Date in the ordinary course of business, so long as the aggregate amount of all such loans, investments and guaranties of all Credit Parties does not exceed, at any time, an aggregate amount of Ten Million ($10,000,000); and

(f)                                   loans and investments by any Foreign Subsidiary to or in any other Foreign Subsidiary, or guaranties by any Foreign Subsidiary of the Indebtedness or contract performance of any other Foreign Subsidiary.

“Permitted Liens” means Liens permitted pursuant to Section 5.9 hereof.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Pledge Agreement” means each of the Amended and Restated Pledge Agreements, relating to the Pledged Securities, executed and delivered to the Agent, for the benefit of the Lenders, by the Borrower or a Guarantor of Payment, as applicable, with respect to the Pledged Securities on or after the Closing Date, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Pledged Notes” means the promissory notes payable to the Borrower, as described on Schedule 7.4 hereto, and any additional or future promissory notes that may hereafter from time to time be payable to the Borrower.

“Pledged Securities” means all of the shares of capital stock or other equity interest of a Subsidiary of a Credit Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall exclude (a) shares of capital stock or other equity interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, and (b) shares of voting capital stock or other voting equity interests in any first-tier Foreign Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such first-tier Foreign Subsidiary.  (Schedule 1.5 hereto (as updated from time to time) lists all of the Pledged Securities.)

“Proceeds” means (a) proceeds, as that term is defined in the UCC, and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash.  Cash proceeds include, without limitation, moneys, checks and Deposit Accounts.  Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance.  Except as expressly authorized in this Agreement, the right of the Agent and the Lenders to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of the Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the Collateral.

“Processor’s Waiver” means a processor’s waiver (or similar agreement), in form and substance reasonably satisfactory to the Agent, delivered by a Company in connection with this Agreement, as such waiver may be amended, restated, supplemented and/or otherwise modified from time to time.

“Protective Advance” means a protective advance made by the Agent in accordance with Section 2.15 hereof for the following:

(a)                                 to pay and discharge past due taxes, assessments and governmental charges, at any time levied on or with respect to any of the Collateral to the extent that the applicable Company has failed to pay and discharge the same in accordance with the requirements of this Agreement or any of the other Loan Documents;

(b)                                 to pay and discharge any claims of other creditors that are secured by any Lien on any Collateral, other than a Permitted Lien;

(c)                                  to pay for the maintenance, repair, restoration and preservation of any Collateral to the extent the Company that owns such Collateral fails to comply with its obligations in regard thereto under this Agreement and the other Loan Documents, or the Agent reasonably believes payment of the same is necessary or appropriate to avoid a material loss or material diminution in value of such Collateral;

(d)                                 to obtain and pay the premiums on insurance for any Collateral to the extent the Companies fail to maintain such insurance in accordance with the requirements of this Agreement and the other Loan Documents; or

(e)                                  to otherwise maintain, protect or preserve the Collateral or the rights of the Lenders under the Loan Documents and is made to enhance the likelihood of, or to maximize the amount of, repayment of the Secured Obligations.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” as such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Reporting Period” means a three month period established by the Borrower as a fiscal quarter of the Borrower, as more specifically set forth on Schedule 5.3 hereto, as such Schedule 5.3 shall from time to time be replaced pursuant to Section 5.3(n) hereof.

“Raytheon” means Raytheon Company, a Delaware corporation.

“Raytheon Progress Payments” means the progress, advance, milestone and/or performance based payments made by Raytheon to Gichner pursuant to the Raytheon Purchase Orders.

“Raytheon Purchase Orders” means and includes the purchase orders between Gichner and Raytheon described on Schedule 1.6 hereto, as amended from time to time.

“Raytheon Subordination Agreement” means that certain Amended and Restated Subordination Agreement, dated July 19, 2016, executed by Raytheon and Agent and approved by Gichner.

“Real Property” means each parcel of real estate owned by a Credit Party as set forth on Schedule 1.7 hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging.

“Register” means that term as described in Section 11.10(i) hereof.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” means Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Expenses” means any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by the Agent or any Lender, or imposed upon or asserted against the Agent or any Lender, in any attempt by the Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document, or the Intercreditor Agreement; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate; and (c) all Protective Advances.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Related Writing” means each Loan Document, each Borrowing Base Certificate and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to the Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Reportable Event” means any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.

“Required Lenders” means the holders of at least fifty-one percent (51%), based upon each Lender’s Commitment Percentage, of an amount (the “Total Amount”) equal to:

(a)                                 during the Commitment Period, the Total Commitment Amount; or

(b)                                 after the Commitment Period, the Revolving Credit Exposure;

provided that:

(i)                                     the portion of the Total Amount held or deemed to be held by any Defaulting Lender or Insolvent Lender shall be excluded for purposes of making a determination of Required Lenders; and

(ii)                                  if there shall be two or more Lenders (that are not Defaulting Lenders or Insolvent Lenders), Required Lenders shall constitute at least two Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Reserve” or “Reserves” means any additional amount that the Agent reserves, without duplication, pursuant to Section 2.12 hereof, against the Borrowing Base.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, (c) any Management Fees, (d) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Indebtedness owing under the Senior Notes or any Additional Notes, or (e) the exercise by any Company of any right of defeasance or covenant defeasance or similar right with respect to any Indebtedness owing under the Senior Notes and any Additional Notes.

“Revolving Amount” means Ninety Million Dollars ($90,000,000), as such amount may be increased up to the Maximum Revolving Amount pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

“Revolving Credit Availability” means, at any time, the amount equal to the Revolving Credit Commitment minus the Revolving Credit Exposure.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of the Lenders to make Revolving Loans, the Fronting Lender to issue and each Lender to participate in Letters of Credit pursuant to the Letter of Credit Commitment, and the Swingline Lender to make and each Lender to participate in Swingline Loans pursuant to the Swing Line Commitment, up to an aggregate principal amount outstanding at any time equal to the lesser of (a) the Borrowing Base, or (b) the Total Commitment Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding at such time, (b) the Swing Line Exposure at such time, and (c) the Letter of Credit Exposure at such time.

“Revolving Credit Note” means an Amended and Restated Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.4(a) hereof.

“Revolving Loan” means a Loan denominated in Dollars made to the Borrower by the Lenders in accordance with Section 2.2(a) hereof.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to a Lender Counterparty under Hedge Agreements, and (c) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements.

“Securities Account” means a securities account, as that term is defined in the UCC.

“Securities Account Control Agreement” means each Securities Account Control Agreement among a Credit Party and a Securities Intermediary, dated prior to, on or after the Closing Date, to be in form and substance satisfactory to the Agent, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security Account” means a commercial Deposit Account maintained with the Agent, without liability by the Agent to pay interest thereon, as described in Section 7.2(e) hereof.

“Security Agreement” means each Amended and Restated Security Agreement executed and delivered on or about the Closing Date by the Borrower or a Guarantor of Payment in favor of the Agent, for the benefit of the Lenders, in each case as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Security Agreement Joinder” means each Security Agreement Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Security Agreement.

“Security Documents” means each Security Agreement, each Security Agreement Joinder, each Pledge Agreement, each Intellectual Property Security Agreement, each Processor’s Waiver, each Mortgage, each Landlord’s Waiver, each Bailee’s Waiver, each Control Agreement, each Instrument of Assignment, each Notice of Assignment of Claims, each UCC Financing Statement or similar filing as to a jurisdiction located outside of the United States of America filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to the Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to the Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated, supplemented or otherwise modified or replaced.

“Senior Noteholders” means the holders of the Senior Notes and any Additional Notes.

“Senior Notes” means that term as defined in the preamble hereof.

“Senior Notes Documents” means the Senior Notes Indenture and the Senior Notes, the Additional Notes, and every other agreement executed in connection with the foregoing, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Senior Notes Indenture” means that certain Indenture, dated as of November 20, 2017, among the Borrower, the guarantors party thereto, Wilmington Trust, National Association, as trustee and the Indenture Agent for Senior Noteholders (as the same may from time to time be amended, restated, supplemented or otherwise modified).

“Settlement Date” means that term as defined in Section 2.2(c)(ii) hereof.

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital.  As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.

“Subordinated” means, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.

“Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by the Borrower or by one or more other subsidiaries of the Borrower or by the Borrower and one or more other subsidiaries of the Borrower, (b) a partnership, limited liability company or unlimited liability company of which the Borrower, one or more other subsidiaries of the Borrower or the Borrower and one or more other subsidiaries of the Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which the Borrower, one or more other subsidiaries of the Borrower or the Borrower and one or more other subsidiaries of the Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

“SunTrust” means that term as defined in the preamble hereof.

“Super-Majority Lenders” means the holders of at least sixty-six and two-thirds percent (66.67%), based upon each Lender’s Commitment Percentage, of an amount (the “Total Amount”) equal to:

(a)                                 during the Commitment Period, the Total Commitment Amount; or

(b)                                 after the Commitment Period, the Revolving Credit Exposure;

provided that:

(i)                                     the portion of the Total Amount held or deemed to be held by any Defaulting Lender or Insolvent Lender shall be excluded for purposes of making a determination of Super-Majority Lenders; and

(ii)                                  if there shall be two or more Lenders (that are not Defaulting Lenders or Insolvent Lenders), Super-Majority Lenders shall constitute at least two Lenders.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance satisfactory to the Agent and the Fronting Lender, issued by an issuer satisfactory to the Agent and the Fronting Lender.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” means the commitment of the Swingline Lender to make Swingline Loans to the Borrower up to the aggregate amount at any time outstanding of Ten Million Dollars ($10,000,000).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.

“Swingline Lender” means SunTrust.

“Swingline Note” means the Swingline Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 2.4(b) hereof.

“Swingline Loan” means a loan denominated in Dollars made to the Borrower by the Swingline Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Swingline Loan Maturity Date” means, with respect to any Swingline Loan, the earlier of (a) the first Wednesday (or the next Business Day if such Wednesday is not a Business Day) after the date such Swingline Loan is made, or (b) the last day of the Commitment Period.

“Taxes” means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Total Commitment Amount” means the aggregate of all Lender’s Commitments, which, as of the Closing Date is Ninety Million Dollars ($90,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

“Trigger Period” means, the period (a) commencing on the day that a Default or an Event of Default occurs, or Excess Availability, at any time following the Closing Date, is less than the greater of (i) $13,500,000 or (ii) fifteen percent (15.00%) of the average daily Revolving Amount; and (b) continuing until no Default or Event of Default exists and the Average Excess Availability (as evidenced by the most recently delivered Borrowing Base Certificate), during a sixty (60) consecutive day period, has been greater than the greater of (i) $13,500,000 or (ii) fifteen percent (15.00%) of the average daily Revolving Amount (as evidenced by the most recently delivered Borrowing Base Certificate).

“UCC” means the Uniform Commercial Code, as in effect from time to time in the State of New York.

“UCC Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person.  The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.  Accounting Terms.  Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.  If at any time any change in GAAP (including, without limitation, any conversion to International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Agent or the Required Lenders shall so request, the Borrower, the Agent and the Required Lenders shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect on the Closing Date and the Borrower shall provide to the Agent reconciliation statements requested by the Agent (reconciling the computations of such financial ratios and requirements from the then-current GAAP computations to the computations under GAAP as in effect on the Closing Date) in connection therewith.  All financial statements and other information required to be delivered by the Borrower to the Agent and the Lenders pursuant to Section 5.3 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 6.1(c), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements of the Borrower.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of a Credit Party or any Subsidiary of a Credit Party at “fair value”, as defined therein.

Section 1.3.  Terms Generally.  The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms.  Capitalized terms used herein that are not otherwise defined herein shall have, when the context so indicates, the meanings provided by the UCC.  Without limiting the generally of the foregoing, the following terms shall have the meaning ascribed to them in the UCC:  Account, Chattel Paper, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixtures, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Payment Intangible, Proceeds, Security, Securities Account, Supporting Obligations and Software.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Agent’s principal office, unless otherwise indicated.  ALL INDEMNIFICATION PROVISIONS HEREUNDER IN FAVOR OF ANY LENDER OR ITS RELATED PARTIES SHALL INCLUDE, WITHOUT LIMITATION, ANY ACT OR OMISSION THAT MAY ARISE, FROM SUCH LENDER’S OR RELATED PARTY’S NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE) AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NONAPELABLE COURT ORDER OR STRICT LIABILITY.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1.  Amount and Nature of Credit.

(a)                                 Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Revolving Loans to the Borrower, participate in Swingline Loans made by the Swingline Lender to the Borrower, and issue or participate in Letters of Credit at the request of the Borrower, in such aggregate amount as the Borrower shall request pursuant to the Revolving Credit Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

(b)                                 Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swingline Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrower or the issuance of a Letter of Credit:

(i)                                     the aggregate outstanding principal amount of Loans made by such Lender (other than Swingline Loans made by the Swingline Lender), when combined with such Lender’s pro rata share of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii)                                  the aggregate outstanding principal amount of Loans (other than Swingline Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swingline Loans) that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swingline Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c)                                  The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and as Swingline Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2.  Revolving Credit Commitment.

(a)                                 Revolving Loans.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Revolving Loan or Revolving Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure.  Notwithstanding the foregoing, no Revolving Loans shall be made or outstanding on the Closing Date.  The Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans.  Subject to the provisions of this Agreement, the Borrower shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period.

(b)                                 Letters of Credit.

(i)                                     Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Fronting Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of the Borrower or a Guarantor of Payment, as the Borrower may from time to time request.  Notwithstanding the foregoing, other than the Existing Letters of Credit, no Letters of Credit shall be issued or outstanding on the Closing Date.  The Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (C) such Letter of Credit or the proceeds of such Letter of Credit would be made available to any Person to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, or that, at the time of such funding, is the subject of any Sanctions or in any manner would result in a violation of any Sanctions by any party to this Agreement or in any manner would result in a violation of Anti-Corruption Laws by any party to this Agreement.  The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender’s Commitment Percentage. In the case of each Letter of Credit having a face amount denominated in a lawful currency other than Dollars at any date from time to time outstanding, such face amount for purposes of this Agreement shall be valued at the Dollar Equivalent, and the determination of such value shall be re-determined on the first Business Day of each calendar month and be applicable at all times during such month.

(ii)                                  Request for Letter of Credit.  Each request for a Letter of Credit shall be delivered to the Agent (and to the Fronting Lender, if the Fronting Lender is a Lender other than the Agent) by an Authorized Officer not later than 10:00 a.m. (Pacific time) three Business Days prior to the date of the proposed issuance of the Letter of Credit.  Each such request shall be in a form acceptable to the Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than the Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby.  Concurrently with each such request, the Borrower, and any Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to the relevant Fronting Lender an appropriate application and agreement, being in the standard form of such Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Agent; provided, however, even if Borrower has not executed the appropriate application and agreement, Borrower shall nonetheless be liable for all reimbursement obligations and other duties of the relevant Guarantor of Payment for whose account such Letter of Credit is issued, as if the Borrower had itself executed such application and agreement.  The Agent shall give such Fronting Lender and each Lender notice of each such request for a Letter of Credit.

(iii)                               Commercial Documentary Letters of Credit Fees.  With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of the Borrower or any Guarantor of Payment, the Borrower agrees to (A) pay to the Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid monthly in arrears, on the first Business Day of each calendar month, at a rate per annum equal to the Applicable Margin for Eurodollar Loans (in effect on such date) multiplied by the face amount of such Letter of Credit; (B) pay to the Agent, for the sole benefit of the relevant Fronting Lender, quarterly in arrears, an additional Letter of Credit facing fee in the amount of 0.125% per annum on the aggregate stated amount of all such Letters of Credit issued by such Fronting Lender; and (C) pay to the Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, renewal, negotiation, draw, fronting, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Fronting Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv)                              Standby Letters of Credit Fees.  With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of the Borrower or any Guarantor of Payment, the Borrower agrees to (A) pay to the Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid monthly in arrears, on the first Business Day of each calendar month, at a rate per annum equal to the Applicable Margin for Eurodollar Loans (in effect on such date) multiplied by the face amount of such Letter of Credit; (B) pay to the Agent, for the sole benefit of the relevant Fronting Lender, quarterly in arrears, an additional Letter of Credit facing fee in the amount of 0.125% per annum on the aggregate stated amount of all such Letters of Credit issued by such Fronting Lender; and (C) pay to the Agent, for the sole benefit of the Fronting Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Fronting Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(v)                                 Refunding of Letters of Credit with Revolving Loans.  Whenever a Letter of Credit shall be drawn, the Borrower shall reimburse the Fronting Lender for the amount drawn.  In the event that the amount drawn shall not have been reimbursed by the Borrower within one (1) Business Day of the drawing of such Letter of Credit, at the sole option of the Agent (and the Fronting Lender, if the Fronting Lender is a Lender other than the Agent), the Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn.  Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Agent and such Lender).  Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Agent, for the account of the Fronting Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  The Borrower irrevocably authorizes and instructs the Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(v) to reimburse, in full (other than the Fronting Lender’s pro rata share of such borrowing), the Fronting Lender for the amount drawn on such Letter of Credit.  Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder.  Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vi)                              Participation in Letters of Credit.  If, for any reason, the Agent (and the Fronting Lender if the Fronting Lender is a Lender other than the Agent) shall be unable to or, in the opinion of the Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subsection, the Agent (and the Fronting Lender if the Fronting Lender is a Lender other than the Agent) shall have the right to request that each Lender fund a participation in the amount due with respect to such Letter of Credit, and the Agent shall promptly notify each Lender thereof (by facsimile or telephone (confirmed in writing)).  Upon such notice, but without further action, the Fronting Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Fronting Lender, such Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Lender’s Commitment Percentage).  Each Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by the Borrower pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Each Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans.  Each Lender is hereby authorized to record on its records such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vii)                           Letters of Credit Outstanding Beyond the Commitment Period.  If any Letter of Credit is outstanding upon the termination of the Revolving Credit Commitment, then, upon such termination, the Borrower shall deposit with the Agent, for the benefit of the Fronting Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred five percent (105%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties.  The cash shall be deposited in an escrow account at a financial institution designated by the Fronting Lender.  The Fronting Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse the Fronting Lender for payments to be made under the Letters of Credit and any fees and expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit.  The Borrower shall also execute such documentation as the Agent or the Fronting Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Revolving Credit Commitment or this Agreement.  After expiration of all undrawn Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to the Borrower.

(viii)                        Requests for Letters of Credit When One or More Lenders are Affected Lenders.  No Letter of Credit shall be requested or issued hereunder if any Lender is at such time an Affected Lender hereunder, unless the Agent (and the Fronting Lender) has entered into satisfactory (to the Agent) arrangements (including, without limitation, the posting of cash collateral) with the Borrower or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

(ix)                              Letters of Credit Issued and Outstanding When One or More Lenders are Affected Lenders.  With respect to any Letters of Credit that have been issued and are outstanding at the time any Lender is an Affected Lender, the Agent (and the Fronting Lender) shall have the right to request that the Borrower or such Affected Lender cash collateralize, in form and substance satisfactory to the Agent (and the Fronting Lender), such Letters of Credit so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

(x)                                 Existing Letters of Credit.  Schedule 1.3 hereto contains a description of all letters of credit outstanding on, and which will continue in effect after, the Closing Date.

(c)                                  Swingline Loans.

(i)                                     Generally.  Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swingline Lender shall make a Swingline Loan or Swingline Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request; provided that, the Borrower shall not request any Swingline Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment.  Each Swingline Loan shall be due and payable on the Swingline Loan Maturity Date applicable thereto.

(ii)                                  Refunding of Swingline Loans.  As often as the Agent, in its sole discretion deems appropriate, but in no event later than 10:00 a.m. (Pacific time) on each Wednesday (or the next Business Day if such Wednesday is not a Business Day) (each a “Settlement Date”), the Swingline Lender shall require (and the Lenders and the Borrower agree that the Swingline Lender shall have the right, in its sole discretion, to require) that the then outstanding Swingline Loans be refinanced as a Revolving Loan.  Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder.  Upon receipt of such notice by the Borrower and the Lenders, the Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swingline Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof).  Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Agent and such Lender).  Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Lender acknowledges and agrees that such Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Agent, for the account of the Swingline Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  The Borrower irrevocably authorizes and instructs the Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swingline Loan.  Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid to refund such Swingline Loan.

(iii)                               Participation in Swingline Loans.  If, for any reason, the Agent is unable to or, in the opinion of the Agent, it is impracticable to, convert any Swingline Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swingline Loan is outstanding (whether before or after the maturity thereof), the Agent shall have the right to request that each Lender fund a participation in such Swingline Loan, and the Agent shall promptly notify each Lender thereof (by facsimile or telephone (confirmed in writing)).  Upon such notice, but without further action, the Swingline Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Swingline Lender, an undivided participation interest in the right to share in the payment of such Swingline Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of such Swingline Loan.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the benefit of the Swingline Lender, such Lender’s ratable share of such Swingline Loan (determined in accordance with such Lender’s Commitment Percentage).  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Each Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Lender.

(iv)                              Requests for Swingline Loan When One or More Lenders are Affected Lenders.  No Swingline Loan shall be requested or issued hereunder if any Lender is at such time an Affected Lender hereunder, unless the Agent has entered into satisfactory (to the Agent) arrangements (including, without limitation, the posting of cash collateral) with the Borrower or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

(v)                                 Swingline Loans Outstanding When One or More Lenders are Affected Lenders.  With respect to any Swingline Loans that are outstanding at the time any Lender is an Affected Lender, the Agent shall have the right to request that the Borrower or such Affected Lender cash collateralize, in form and substance satisfactory to the Agent, such Swingline Loans so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

Section 2.3.  Interest.

(a)                                 Revolving Loans.

(i)                                     Base Rate Loan.  The Borrower shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect.  Interest on such Base Rate Loan shall be payable, commencing December 1, 2017, and continuing on the first day of each calendar month thereafter and at the maturity thereof.

(ii)                                  Eurodollar Loans.  The Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate.  Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period.

(b)                                 Swingline Loans.  The Borrower shall pay interest to the Agent, for the sole benefit of the Swingline Lender (and any Lender that shall have purchased a participation in such Swingline Loan), on the unpaid principal amount of each Swingline Loan outstanding from time to time, from the date thereof until paid at the Derived Base Rate from time to time in effect.  Interest on Swingline Loans shall be payable on the first day of each calendar month and at the maturity thereof.  Each Swingline Loan shall bear interest for a minimum of one day.

(c)                                  Default Rate.  Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of the Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from the Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, the applicable Default Rate shall apply automatically without any election or action on the part of the Agent or any Lender during an Event of Default under Section 8.12 hereof.

(d)                                 Limitation on Interest.  In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4.  Evidence of Indebtedness.

(a)                                 Revolving Loans.  Upon the request of a Lender, to evidence the obligation of the Borrower to repay the Revolving Loans made by such Lender and to pay interest thereon, the Borrower shall execute a Revolving Credit Note, payable to the order of such Lender in the principal amount equal to its Commitment Percentage of the Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender; provided that the failure of a Lender to request a Revolving Credit Note shall in no way detract from the Borrower’s obligations to such Lender hereunder.

(b)                                 Swingline Loans.  Upon the request of the Swingline Lender, to evidence the obligation of the Borrower to repay the Swingline Loans and to pay interest thereon, the Borrower shall execute a Swingline Note, payable to the order of the Swingline Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender; provided that the failure of the Swingline Lender to request a Swing Line Note shall in no way detract from the Borrower’s obligations to the Swingline Lender hereunder.

Section 2.5.  Notice of Credit Event; Funding of Loans.

(a)                                 Notice of Credit Event.  The Borrower, through an Authorized Officer, shall provide to the Agent a Notice of Loan prior to (i) 10:00 a.m. (Pacific time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 10:00 a.m. (Pacific time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan, and (iii) 10:00 a.m. (Pacific time) on the proposed date of borrowing of any Swingline Loan, or such other time to which the Swingline Lender may agree; provided that, if a request for a Base Rate Loan shall not be on a Settlement Date, such request shall be deemed to be a request for a Swingline Loan (unless the Agent shall elect to have the Lenders fund such request with a Revolving Loan that meets the requirements of this Section 2.5), so long as the Swing Line Exposure shall not exceed the Swing Line Commitment.  The Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b)                                 Funding of Loans.  The Agent shall notify each Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swingline Loan, or a Revolving Loan to be funded as a Swingline Loan), and, in any event, by 11:00 a.m. (Pacific time) on the date such Notice of Loan is received.  On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to the Agent, not later than 1:00 p.m. (Pacific time), the amount in Dollars, in federal or other immediately available funds, required of it.  If the Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, the Agent shall have the right, upon prior notice to the Borrower, to debit any account of the Borrower or otherwise receive such amount from the Borrower, promptly after demand, in the event that such Lender shall fail to reimburse the Agent in accordance with this subsection.  The Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and the Agent shall elect to provide such funds.

(c)                                  Conversion and Continuation of Loans.

(i)                                     At the request of the Borrower to the Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto.  Swingline Loans may be converted by the Swingline Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

(ii)                                  At the request of the Borrower to the Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

(d)                                 Minimum Amount.  Each request for:

(i)                                     a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Hundred Thousand Dollars ($100,000);

(ii)                                  a Eurodollar Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased in increments of One Hundred Thousand Dollars ($100,000); and

(iii)                               a Swingline Loan may be in any amount as may be agreed to by the Swingline Lender.

(e)                                  Interest Periods.  The Borrower shall not request that Eurodollar Loans be outstanding for more than five different Interest Periods at the same time.

(f)                                   Advancing of Non Pro-Rata Revolving Loans.  Notwithstanding anything in this Agreement to the contrary, if the Borrower requests a Revolving Loan pursuant to Section 2.5(a) hereof (and all conditions precedent set forth in Section 4.1 hereof are met) at a time when one or more Lenders are Defaulting Lenders, the Agent shall have the option, in its sole discretion, to require the non-Defaulting Lenders to honor such request by making a non pro-rata Revolving Loan to the Borrower in an amount equal to (i) the amount requested by the Borrower, minus (ii) the portions of such Revolving Loan that should have been made by such Defaulting Lenders; provided that no Lender shall be required to make Loans in an aggregate amount (when added to such Lender’s risk participation in Swingline Loans and Letters of Credit) that would exceed the Maximum Amount for such Lender.  For purposes of such Revolving Loans, the Lenders that are making such Revolving Loan shall do so in proportion to their Commitment Percentages of the amount requested by the Borrower.

Section 2.6.  Payment on Loans and Other Obligations.

(a)                                 Payments Generally.  Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)                                 Payments in Dollars from the Borrower.  All payments (including prepayments) to the Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrower under this Agreement, shall be made in Dollars.  All payments described in this subsection (b) shall be remitted to the Agent, at the address of the Agent for notices referred to in Section 11.4 hereof for the account of the Lenders (or the Fronting Lender or the Swingline Lender, as appropriate) not later than 10:00 a.m. (Pacific time) on the due date thereof in immediately available funds.  Any such payments received by the Agent (or the Fronting Lender or the Swingline Lender) after 10:00 a.m. (Pacific time) shall be deemed to have been made and received on the next Business Day.

(c)                                  Payments to Lenders.  On each Settlement Date (and more frequently if deemed appropriate by the Agent), the Agent shall distribute to each Lender its ratable share, if any, of the amount of principal payments received by the Agent for the account of such Lender.  With respect to interest, unused line fees and other payments received by the Agent from the Borrower, the Agent shall promptly distribute to each Lender its ratable share, if any, of the amount of interest, unused line fee or other payment received by the Agent for the account of such Lender.  Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans, Swingline Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Agreement or any Note.  The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d)                                 Timing of Payments.  Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

(e)                                  Affected Lender.  To the extent that the Agent receives any payments or other amounts for the account of an Affected Lender, at the discretion of the Agent, such Affected Lender shall be deemed to have requested that the Agent use such payment or other amount (or any portion thereof, at the discretion of the Agent) first, to cash collateralize its unfunded risk participation in Swingline Loans and the Letters of Credit pursuant to Sections 2.2(b)(vi), 2.2(c)(iii), and 2.5(b) hereof, and, with respect to any Defaulting Lender, second, to fulfill its obligations to make Loans.

(f)                                   Payment of Non Pro-Rata Revolving Loans.  Notwithstanding anything in this Agreement to the contrary, at the sole discretion of the Agent, in order to pay Revolving Loans that were not advanced pro rata by the Lenders, any payment of any Loan may first be applied to such Revolving Loans that were not advanced pro rata.

Section 2.7.  Prepayment.

(a)                                 Right to Prepay.

(i)                                     The Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders (except with respect to Swingline Loans, which shall be paid to the Swingline Lender and any Lender that has funded a participation in such Swingline Loan), all or any part of the principal amount of the Loans.  Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid.  Prepayments of Base Rate Loans shall be without any premium or penalty.

(ii)                                  The Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of the Swingline Lender (and any Lender that has funded a participation in such Swingline Loan), all or any part of the principal amount of the Swingline Loans then outstanding, as designated by the Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(iii)                               Notwithstanding anything in this Section 2.7 or otherwise to the contrary, at the discretion of the Agent, in order to prepay Revolving Loans that were not advanced pro rata by all of the Lenders, any prepayment of a Loan shall first be applied to Revolving Loans made by the Lenders during any period in which a Defaulting Lender or Insolvent Lender shall exist.

(b)                                 Notice of Prepayment.  The Borrower shall give the Agent irrevocable written notice of prepayment of a Base Rate Loan or Swingline Loan by no later than 10:00 a.m. (Pacific time) one Business Day before the Business Day on which such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 10:00 a.m. (Pacific time) three Business Days before the Business Day on which such prepayment is to be made.  Swingline Loans may be prepaid without advance notice if prepaid through a “sweep” cash management arrangement with the Agent.

(c)                                  Minimum Amount.  Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than the lesser of One Million Dollars ($1,000,000), or, with respect to a Swingline Loan, the principal balance of such Swingline Loan, except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.

Section 2.8.  Unused Line Fee and Other Fees.

(a)                                 Unused Line Fee.  The Borrower shall pay to the Agent, for the ratable account of the Lenders, as a consideration for the Revolving Credit Commitment, an unused line fee from the Closing Date to and including the last day of the Commitment Period, payable monthly, at a rate per annum equal to (i) the Applicable Unused Line Fee Rate in effect on the payment date, multiplied by (ii) the average daily Revolving Amount in effect during such calendar month, minus (B) the average daily Revolving Credit Exposure (exclusive of the Swing Line Exposure) during such calendar month.  The unused line fee shall be payable in arrears, commencing December 1, 2017 and continuing on the first day of each calendar month thereafter, and on the last day of the Commitment Period.

(b)                                 Agent Fee.  The Borrower shall pay to the Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

(c)                                  Collateral Audit and Appraisal Fees.  The Borrower shall reimburse the Agent, for its sole benefit, for all costs and expenses relating to any collateral assessment, that may be conducted from time to time by or on behalf of the Agent, the scope and frequency of which shall be in the Agent’s sole discretion; provided that, (i) (A) if no Event of Default is continuing and (B) Average Excess Availability is not less than fifteen percent (15%) of the aggregate Revolving Credit Commitments, the Borrower need not reimburse the Agent for more than two collateral field audits and one Inventory appraisal during each calendar year and (ii) if the Average Excess Availability is less than fifteen percent (15%) of the aggregate Revolving Credit Commitments for five (5) consecutive days, the date of the most recent collateral field audit may not be more than one hundred twenty (120) days old and the date of the most recent Inventory appraisal shall not be more than one hundred eighty (180) days old and the Borrower shall reimburse Agent for appraisals and collateral field audits needed to be completed to comply with the above requirements.  During the existence of a Default or an Event of Default, there shall be no limit on the number of appraisals or field audits for which the Borrower shall reimburse Agent.

(d)                                 Authorization to Debit Account.  The Borrower hereby agrees that the Agent has the right to debit from any Deposit Account of the Borrower or any other Credit Party, amounts owing to the Agent and the Lenders by the Borrower under this Agreement and the Loan Documents for payment of fees, expenses and other amounts incurred or owing in connection therewith; provided that, so long as no Default or Event of Default shall then exist, the Agent shall provide the Borrower with three days advance notice (which may be by email or telephone to a Financial Officer) prior to debiting any Deposit Account of a Credit Party.

Section 2.9.  Modifications to Commitment.

(a)                                 Optional Reduction of the Total Commitment Amount.  The Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Total Commitment Amount to an amount not less than the then existing Revolving Credit Exposure, by giving the Agent not fewer than three (3) Business Days’ (with respect to Eurodollar Loans) and one (1) Business Day (with respect to Base Rate Loans) (or thirty (30) days if the Total Commitment Amount is to be terminated in its entirety) written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than One Million Dollars ($1,000,000), increased in increments of One Hundred Thousand Dollars ($100,000).  The Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof.  After each such partial reduction, the unused line fees payable hereunder shall be calculated upon the Total Commitment Amount as so reduced.  If the Borrower reduces in whole the Total Commitment Amount, on the effective date of such reduction (the Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to the Agent marked “Canceled” and the Agent shall redeliver such Revolving Credit Notes to the Borrower.  Any partial reduction in the Total Commitment Amount shall be effective during the remainder of the Commitment Period.

(b)                                 Increase in Total Commitment Amount.

(i)                                     At any time during the Commitment Increase Period, Borrower may request that the Agent increase the Revolving Amount up to an amount that shall not exceed the Maximum Revolving Amount, either from one or more of the Lenders or another lending institution satisfactory to Agent in its sole discretion; provided that, (u) such request does not cause the Revolving Credit Commitments to cease being “Permitted Indebtedness” under the Senior Notes Indenture, (v) such request for an increase shall be in an amount of at least Ten Million Dollars ($10,000,000), increased by increments of Five Million Dollars ($5,000,000), (w) no Default or Event of Default shall have occurred or be continuing or result therefrom, (x) both before and after giving effect thereto, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 5.7 hereof, (y) all conditions set forth in Article 4 hereof shall have been satisfied, and (z) if the Agent agrees to such increase in the Revolving Amount, such increase may be made by either (A) increasing, for one or more Lenders, with their prior written consent, their respective Revolving Credit Commitments, or (B) including one or more Additional Lenders, each with a new commitment under the Revolving Credit Commitment, as a party to this Agreement (collectively, the “Additional Commitments”).  Nothing contained in this Section 2.9(b)(i) shall constitute or otherwise be deemed to be, a commitment on the part of any Lender to increase its Maximum Amount at any time.

(ii)                                  During the Commitment Increase Period, all of the Lenders agree that the Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) the Agent shall provide to each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), (C) the Borrower shall execute and deliver to the Agent and the Lenders such replacement or additional Revolving Credit Notes as shall be required by the Agent, and (D) the Borrower shall, on the Additional Lender Assumption Effective Date, deliver to the Agent, for the benefit of the Lenders, an opinion of counsel, in form and substance satisfactory to the Agent, indicating that the Obligations incurred pursuant to the Additional Commitments are permitted to be incurred, and permitted to be secured, pursuant to the Senior Notes Documents.  The Lenders hereby authorize the Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

(iii)                               On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Revolving Loans then outstanding and amounts of principal, interest, unused line fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b) (and the Borrower shall pay to the Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the Lenders would cause a prepayment of one or more Eurodollar Loans).  In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to Section 2.9(a) hereof) without the prior written consent of such Lender.  The Borrower shall not request any increase in the Total Commitment Amount pursuant to this Section 2.9(b) if a Default or an Event of Default shall then exist, or immediately after giving effect to any such increase would exist.

Section 2.10.  Computation of Interest and Fees.  Interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.

Section 2.11.  Mandatory Payments.

(a)                                 Revolving Credit Exposure.  If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(b)                                 Swing Line Exposure.  If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swingline Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c)                                  Application of Mandatory Payments.  Unless otherwise designated by the Borrower, each prepayment pursuant to Section 2.11(a) hereof shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, and (ii) second, on a pro rata basis for the Lenders, to outstanding Eurodollar Loans; provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate

Loan on the date of such prepayment.  Any prepayment of a Eurodollar Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.12.  Establishment of Reserves.  The Agent, on behalf of the Lenders, shall have the right from time to time, in the good faith exercise of its reasonable credit judgment (consistent with the asset-based nature of this credit and the Agent’s customary and generally applicable practices), to establish Reserves in such amounts and with respect to such matters as the Agent deems necessary or appropriate, and to increase or decrease such Reserves.  In exercising such reasonable credit judgment, the Agent may take into account factors that (a) will or could reasonably be expected to adversely affect the value of any Collateral, the enforceability or priority of the Liens held by the Agent, for the benefit of the Lenders, or the amount that the Agent, for the benefit of the Lenders, would be likely to receive in the liquidation of such Collateral, or (b) may demonstrate that any collateral report or financial information concerning the Credit Parties is incomplete, inaccurate or misleading in any material respect.  In exercising such reasonable credit judgment, Reserves may be established against anticipated obligations, contingencies or conditions affecting the Companies, including, without limitation, (i) tax liabilities and other obligations owing to Governmental Authorities, (ii) asserted litigation liabilities, (iii) anticipated remediation costs for compliance with Environmental Laws, (iv) obligations owing to any lessor of real property, any warehouseman, any processor or any mortgagor on third party mortgaged sites, and (v) in connection with Hedge Agreements and Bank Product Obligations.  Reserves may also be established with respect to the dilution of Accounts, as a result of inventory appraisals and other results of field examinations.

Section 2.13.  Addition of Borrowing Base Company.  At the request of the Borrower and at the sole discretion of the Agent, a Domestic Subsidiary may become a Borrowing Base Company hereunder, provided that, in addition to the Agent’s consent, (a) such Domestic Subsidiary shall have complied with all requirements of Section 5.20 hereof, (b) the assets of such Domestic Subsidiary shall have been appraised and otherwise evaluated for borrowing base eligibility purposes in a manner and by appraisers satisfactory to the Agent, and (c) such Domestic Subsidiary shall have provided to the Agent such corporate governance and authorization documents and an opinion of counsel and any other documents and items as may be deemed necessary or advisable by the Agent, all of the foregoing to be in form and substance satisfactory to the Agent.

Section 2.14.  Record of Advances; Application of Collections.

(a)                                 Maintenance of Record of Advances.  The Agent, on behalf of the Lenders, shall maintain records in respect of the Credit Parties that shall reflect (i) the aggregate outstanding principal amount of Revolving Loans and accrued interest, (ii) the unreimbursed Letter of Credit drawings, (iii) the aggregate outstanding principal amount of Swingline Loans and accrued interest, and (iv) all other Obligations that shall have become payable hereunder (the “Advance Record”).  Each entry by the Agent in the Advance Record shall be, to the extent permitted by applicable law and absent manifest error, prima facie evidence of the data entered.  Such entries by the Agent shall not be a condition to the Borrower’s obligation to repay the Obligations.

(b)                                 Charges, Credits and Reports.  The Borrower hereby authorizes the Agent, on behalf of the Lenders, to charge the Advance Record with all Revolving Loans, Swingline Loans and all other Obligations under this Agreement or any other Loan Document.  The Advance Record will be credited in accordance with the provisions of this Agreement with all payments received by the Agent directly from the Borrower or any other Credit Party or otherwise for the account of the Borrower or any other Credit Party pursuant to this Agreement.  The Agent shall send the Borrower monthly statements in accordance with the Agent’s standard procedures.  Any and all such periodic or other statements or reconciliations of the Advance Record shall be final, binding and conclusive upon the Borrower and the other Credit Parties in all respects, absent manifest error, unless the Agent receives specific written objection thereto from the Borrower within thirty (30) Business Days after such statements or reconciliation shall have been sent to the Borrower.

(c)                                  Application of Specific Payments.  Except for the crediting to the Advance Record of Collections deposited to one or more Cash Collateral Accounts as provided below, the Borrower shall make all other payments to be made by the Borrower under this Agreement with respect to the Obligations not later than 10:00 a.m. (Pacific time) on the day when due, without setoff, counterclaim, defense or deduction of any kind.  Payments received after 10:00 a.m. (Pacific time) shall be deemed to have been received on the next Business Day.  Prior to the occurrence of an Event of Default, the Borrower may specify to the Agent the Obligations to which such payment is to be applied.  If the Borrower does not specify an application for such payment or if an Event of Default has occurred, the Agent shall apply such payment in its discretion.

(d)                                 Crediting of Collections During a Trigger Period.  For the purpose of calculating interest on the Obligations and determining the aggregate amount of Loans outstanding during a Trigger Period, the amount of the Revolving Credit Exposure and the availability for additional Revolving Loans and Letters of Credit, all Collections deposited into a Cash Collateral Account shall be credited to the account of the Borrower or the other Credit Parties, as appropriate, (as reflected in the Advance Record) on the next Business Day after the Business Day on which the Agent has received notice of the deposit of the proceeds of such Collections into such Cash Collateral Account (including automated clearinghouse and federal wire transfers); provided that, immediately available funds shall be applied on the same Business Day.  Such Collections shall be credited as follows: (i) first to any costs and expenses due under this Agreement, (ii) second to Swingline Loans, (iii) third to Base Rate Loans, and (iv) fourth to Eurodollar Loans.  If such Collections made on a date other than a Settlement Date are in excess of the aggregate amount of Swingline Loans outstanding, then such Collections may, in the discretion of the Agent depending on the amount of such payment, be credited towards the Swingline Lender’s pro rata share of Revolving Loans outstanding until such payments can be reallocated among the Lenders on the next Settlement Date.  From time to time, upon advance written notice to the Borrower, the Agent may adopt such additional or modified regulations and procedures as the Agent may deem reasonable and appropriate with respect to the operation of the Cash Collateral Accounts and not substantially inconsistent with the terms of this Agreement.

(e)                                  Application of Deposits in Cash Collateral Accounts During a Trigger Period.  Deposits of Collections to the Cash Collateral Accounts during a Trigger Period shall be credited to the Advance Record of the Borrower on a daily basis in accordance with subsection (d) above, and thereby reduce the Swing Line Exposure or the Revolving Credit Exposure (other than in respect of the undrawn amount of any Letter of Credit outstanding) as the Agent may choose, in its sole discretion; provided that, prior to the occurrence of an Event of Default, the Agent will use reasonable efforts to avoid applications of payments that would cause prepayment of a Eurodollar Loan prior to the expiration of the applicable Interest Period.  Upon payment in full of the Secured Obligations (other than contingent Secured Obligations for which no written demand has been made or asserted) and the termination of the Revolving Credit Commitment, deposits of Collections to the Cash Collateral Accounts shall be credited by the Agent as directed by the Borrower.

Section 2.15.  Protective Advances.  The Agent may, in its reasonable discretion, make Protective Advances without the consent of the Lenders, so long as after giving effect to such Protective Advances, the aggregate amount of outstanding Protective Advances shall not exceed the Total Commitment Amount.  A Protective Advance is for the account of the Borrower and shall constitute

Obligations.  Any such Protective Advances incurred after the occurrence and during the continuance of an Event of Default shall be deemed to have been made in connection with the exercise of remedies by the Agent and shall have the priority set forth in Section 9.8 hereof as expenses of the Agent incurred in connection with the exercise of remedies under this Agreement or the other Loan Documents.  To the extent the Agent makes Protective Advances, the Borrower hereby agrees to promptly reimburse the Agent, on demand, for all such Protective Advances.  The advance of any such Protective Advances on any one occasion shall not obligate the Agent to advance any Protective Advances on any other occasion and nothing in this Section 2.15 shall be construed as excusing any Company from the performance of any covenant or other agreement of such Company with respect to any of the foregoing matters as set forth in this Agreement or in any of the other Loan Documents.  The Lenders shall reimburse the Agent for any Protective Advances to the extent that the Agent does not receive reimbursement pursuant to any other provision of this Agreement, and, at the sole option of the Agent, the Agent may reimburse itself for Protective Advances through the making of a Swingline Loan or by requesting that the Lenders fund a Revolving Loan, subject to no conditions precedent whatsoever (but, for clarification, subject to the first sentence hereof) other than notice to the Lenders in accordance with Section 2.5(a) hereof.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO
EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1.  Requirements of Law.

(a)                                 If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A)                               shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B)                               shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C)                               shall impose on such Lender any other condition,

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to the Borrower (with a copy to the Agent) of a written request therefor (which shall include the method for calculating such amount), the Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)                                  For purposes of this Section 3.1, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date.

(d)                                 A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to the Borrower (with a copy to the Agent) shall be conclusive absent manifest error.  In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable.  The obligations of the Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.2.  Taxes.

(a)                                 All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes.  If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to the Agent or any Lender hereunder, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b)                                 Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities.  As promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to the Agent or such Lender.  If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent the required receipts or other required documentary evidence, such Credit Party and the Borrower shall indemnify the Agent and the appropriate Lenders on demand for any incremental Taxes or Other Taxes paid or payable by the Agent or such Lender as a result of any such failure.

(c)                                  Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to the Borrower and the Agent two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY

or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and two copies of a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document.  In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this subsection (c), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (c) that such Non-U.S. Lender is not legally able to deliver.

(d)                                 The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

Section 3.3.  Funding Losses.  The Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, or (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto.  Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender.  A certificate as to any amounts payable pursuant to this Section 3.3 submitted to the Borrower (with a copy to the Agent) by any Lender shall be conclusive absent manifest error.  The obligations of the Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4.  Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a)                                 If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Agent, be conclusive and binding on the Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b)                                 If the Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.5.  Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1.  Conditions to Each Credit Event.  The obligation of the Lenders, the Fronting Lender and the Swingline Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a)                                 The Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(b)                                 no Default or Event of Default shall then exist or immediately after such Credit Event would exist;

(c)                                  each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case, such representations shall be true and correct in all respects and except to the extent that any representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct as of such date);

(d)                                 at the time of and immediately after giving effect to such Credit Event, the Revolving Credit Exposure shall not exceed the lesser of (i) the Revolving Amount and (ii) the Borrowing Base;

(e)                                  Agent shall have received each Borrowing Base Certificate then required to have been delivered pursuant to the terms of this Agreement;

(f)                                   since December 25, 2016, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; and

(g)                                  at the time of and immediately after giving effect to such Credit Event, the Borrower shall be in pro forma compliance with Section 5.7 as of the most recently ended fiscal quarter for which financial statements have been delivered.

Each request by the Borrower for a Credit Event shall be deemed to be a representation and warranty by the Borrower as of the date of such request as to the satisfaction of the conditions precedent specified above.

Section 4.2.  Conditions to Effectiveness.  The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligations of any Fronting Lender to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a)                                 Approval.  Each Lender shall have obtained approval from its credit committee in respect of its Maximum Amount and shall be satisfied with its diligence in respect of the Credit Parties (including, without limitation, the capital structure of the Credit Parties), with any material Indebtedness of a Credit Party being subject to an acceptable intercreditor agreement between the holders thereof and the Agent.

(b)                                 Loan Documents.  Agent shall have received the following, each to be in form and substance satisfactory to Agent:

(i)                                     The Loan Agreement.  Agent shall have received, a counterpart to this Agreement signed by or on behalf of each Party hereto or written evidence satisfactory to Agent (which may include electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart to this Agreement;

(ii)                                  Notes as Requested.  The Borrower shall have executed and delivered to (i) each Lender requesting a Revolving Credit Note such Lender’s Revolving Credit Note, and (ii) the Swingline Lender the Swingline Note, if requested by the Swingline Lender;

(iii)                               Intellectual Property Security Agreements.  Each Credit Party that owns federally registered intellectual property as of the Closing Date shall have executed and delivered to the Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement;

(iv)                              [Reserved];

(v)                                 Intercreditor Agreement.  The Borrower shall have delivered the Intercreditor Agreement, fully executed by the Indenture Agent and each Credit Party;

(vi)                              Lien Searches, Payoff Letters and Release Documentation.  With respect to the property owned or leased by each Credit Party, the Borrower shall have caused to be delivered to the Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to the Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to the Agent and the Lenders, and (iii) Uniform Commercial Code termination statements (or Uniform Commercial Code Assignments, if available) reflecting termination (or assignment, if applicable) of all UCC Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof, together with duly executed payoff letters, in form and substance satisfactory to Agent, executed by each existing lender, together with the applicable release documentation (including UCC-3 amendments, mortgage releases and IP releases) releasing all Liens of such Persons on the assets of the Credit Parties;

(vii)                           [Reserved];

(viii)                        Consents.  The Borrower shall have delivered to the Agent all governmental and third party consents and approvals to this Agreement and the Senior Note Documents (all of which shall be final, with no waiting period to expire or ongoing governmental inquiry or investigation);

(ix)                              [Reserved];

(x)                                 Subsidiary Documents.  Each Guarantor of Payment shall have executed and delivered to the Agent (i) a Guaranty of Payment, in form and substance satisfactory to the Agent, and (ii) a Security Agreement and such other documents or instruments, as may be required by the Agent, to create or perfect the Liens of the Agent, for the benefit of the Lenders, in the assets of such Guarantor of Payment;

(xi)                              Officer’s Certificate, Resolutions, Organizational Documents.  The Borrower shall have delivered to the Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party;

(xii)                           Good Standing and Full Force and Effect Certificates.  The Borrower shall have delivered to the Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date, by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity;

(xiii)                        Legal Opinion.  The Borrower shall have delivered to the Agent a favorable opinion of counsel for the Borrower and each other Credit Party, in form and substance satisfactory to the Agent and the Lenders;

(xiv)                       Insurance Policies.  The Borrower shall have delivered to the Agent certificates of insurance on ACORD 25 and 27 or 28 form and proof of endorsements satisfactory to the Agent and the Lenders, providing for adequate personal property and liability insurance for each Company, with the Agent, on behalf of the Lenders, listed as mortgagee, lender’s loss payee and additional insured, as appropriate;

(xv)                          [Reserved];

(xvi)                       Agent Fee Letter and Other Fees.  The Borrower shall have (i) executed and delivered to the Agent, the Agent Fee Letter and paid to the Agent, for its sole account, the fees stated therein, and (ii) paid all fees and expenses of the Agent in connection with the preparation and negotiation of the Loan Documents;

(xvii)                    Senior Notes Documents.  The Borrower shall have provided to the Agent evidence that not less than $250,000,000 in Senior Notes has been issued by Borrower and the net proceeds thereof used to fund the retirement of Borrower’s existing 7.00% senior secured notes due 2019, as well as copies of any Senior Notes Documents executed on or about the Closing Date, certified by a Financial Officer as true, correct and complete and evidence that all conditions precedent to such transaction have been satisfied;

(xviii)                 Solvency Certificate.  The Borrower shall have provided to the Agent a certificate attesting to the solvency of each Credit Party, individually and together with its Subsidiaries on a consolidated basis, before and after execution and delivery of the Loan Documents and the making of the initial Loans under this Agreement and before and after giving effect to the transactions contemplated by the Senior Notes Documents;

(xix)                       Closing Certificate.  The Borrower shall have delivered to the Agent and the Lenders an Authorized Officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Section 4.2 have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date;

(xx)                          Letter of Direction.  The Borrower shall have delivered to the Agent a letter of direction authorizing the Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent;

(xxi)                       Know-Your-Customer Documentation.  Agent and Lenders shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws;

(xxii)                    Financial Statements.  Agent shall have received the consolidated and consolidating audited financial statements of the Borrower and its Subsidiaries for the fiscal years ended December 27, 2015 and December 25, 2016, including balance sheets, income statements and cash flow statements audited by independent public accounts of recognized national standing and prepared in conformity with GAAP, financial projections and such other financial information as Agent may request; and

(xxiii)                 Advertising Permission Letter.  The Borrower shall have delivered to the Agent an advertising permission letter, authorizing the Agent to publicize the transaction and specifically to use the name of the Borrower in connection with “tombstone” advertisements in one or more publications selected by the Agent.

(c)                                  No Material Adverse Change.  No material adverse change, in the opinion of the Agent, shall have occurred in the financial condition, operations or prospects of the Companies since December 25, 2016.

(d)                                 Miscellaneous.  The Borrower shall have provided to the Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Agent or the Lenders.

Section 4.3.  Post-Closing Conditions. The Borrower shall, and shall cause each Company to, satisfy each of the following requirements on or before the date specified below (or such later date to be determined by Agent in its sole discretion):

(a)                                 Delivery of Original Signature Pages and Pledged Notes.  Not later than five (5) days after the Closing Date (or such later date determined by Agent in its sole discretion), original signature pages to all Loan Documents and original Pledged Notes which have not been previously delivered to Agent, together with executed appropriate endorsements with respect to each such Pledged Note.

ARTICLE V. COVENANTS

Section 5.1.  Insurance.  Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property in such form, written by such companies, in such amounts, for such periods, and against such risks as may be acceptable to the Agent, with provisions satisfactory to the Agent for, with respect to Credit Parties, payment of all losses thereunder (other than with respect to the Indenture Priority Collateral, so long as the Indebtedness owing under the Senior Notes Documents has not been paid in full) to the Agent, for the benefit of the Lenders, and such Company as their interests may appear (with lender’s loss payable endorsement in favor of the Agent, for the benefit of the Lenders), and, if required by the Agent, the Borrower shall deposit the policies with the Agent.  Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to the Agent and the Lenders.  Subject to the provisions of the Intercreditor Agreement, any sums received by the Agent, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies may, at the option of the Agent, be applied upon the Obligations whether or not the same is then due and payable, or may be delivered to the Companies for the purpose of replacing, repairing, or restoring the insured property; provided that, with respect to any insurance proceeds received in connection with, or for the purpose of satisfying, any pending litigation claims, expenses or final judgments, the Agent shall deliver such proceeds to the Companies for the purposes of satisfying such claims, expenses or judgments.  The Agent is hereby authorized to act as attorney-in-fact for the Companies in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts.  In the event of failure to provide such insurance as herein provided, the Agent may, at its option, provide such insurance and the Borrower shall pay to the Agent, upon demand, the cost thereof.  Should the Borrower fail to pay such sum to the Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate.  Within ten (10) days of the Agent’s written request, the Borrower shall furnish to the Agent such information about the insurance of the Companies as the Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Agent and certified by a Financial Officer .

Section 5.2.  Money Obligations.  Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, and, in the case of the Foreign Subsidiaries, those obligations under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3.  Financial Statements, Collateral Reporting and Information.

(a)                                 Borrowing Base.  The Borrower shall deliver to the Agent, as frequently as the Agent may request, but no less frequently than by 10:00 a.m. (Pacific time) thirty (30) days after the end of each Monthly Reporting Period (or the next Business Day if such day is not a Business Day), a Borrowing Base Certificate for such Monthly Reporting Period prepared and certified by a Financial Officer.  Such Borrowing Base Certificate shall be updated for all activity (sales, billings, collections, credits and similar information) affecting the Accounts of the Borrowing Base Companies from the date of the immediately preceding Borrowing Base Certificate to the date of such Borrowing Base Certificate.  The amount of Eligible Raw Materials Inventory and Eligible Work-in-Process Inventory and the determination as to which accounts receivable constitute Eligible Billed Accounts Receivable and which constitute Eligible Unbilled Accounts Receivable to be included on each Borrowing Base Certificate shall, absent a request from the Agent that such amounts be calculated more frequently, be the amount that is calculated and updated monthly pursuant to subsections (e) and (f) below.  After receipt, Agent shall provide Lenders with copies of such Borrowing Base Certificates, which copies to Lenders may be effectuated by Agent by posting to Syndtrak, Intralink or similar internet or intranet website.

(b)                                 Quarterly Financials.  The Borrower shall deliver to the Agent and the Lenders, within forty-five (45) days after the end of each of the first three (3) Quarterly Reporting Periods of each fiscal year, in form and detail satisfactory to the Agent and the Lenders and certified by a Financial Officer, (i) balance sheets of the Borrower as of the end of such period and statements of income (loss), stockholders equity and cash flow for the Quarterly Reporting Period and fiscal year to date periods and a comparison to budget or plan, all prepared on a Consolidated basis, and (ii) balance sheets of the Borrower as of the end of such period and statements of income (loss) of the Borrower and capital expenditures made by the Borrower for the Quarterly Reporting Period and fiscal year to date periods and a comparison to budget or plan, all prepared on a consolidating (by business segment) basis (collectively, the “Unaudited Financial Statements”).  Notwithstanding the foregoing, during a Trigger Period, at the request of Agent, Borrower shall deliver the Unaudited Financial Statements and Compliance Certificate described in clause (d) below monthly, within thirty (30) days after the end of each calendar month.

(c)                                  Annual Audit Report.  The Borrower shall deliver to the Agent and the Lenders, within ninety (90) days after the end of each fiscal year of the Borrower, (i) an annual audit report of the Borrower for that year prepared on a Consolidated basis, in form and detail satisfactory to the Agent and the Lenders and certified by an unqualified opinion of an independent public accountant satisfactory to the Agent, which report shall include balance sheets and statements of income (loss), stockholders equity and cash flow for that period, and (ii) balance sheets of the Borrower as of the end of such period and statements of income (loss) of the Borrower and capital expenditures made by the Borrower for such annual period, all prepared on a consolidating (by business segment) basis that correspond to the statements delivered in subpart (i) hereof, and certified by a Financial Officer.

(d)                                 Compliance Certificate.  The Borrower shall deliver to the Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (b) and (c) above, a Compliance Certificate.

(e)                                  Billed Accounts Receivable Aging Report.  The Borrower shall deliver to the Agent a billed accounts receivable aging report, in form and substance satisfactory to the Agent and signed by a Financial Officer, (i) concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, aged by the original invoice date of accounts receivable of the Borrowing Base Companies, prepared as of the last day of the preceding Monthly Reporting Period, reconciled to the period-end balance sheet and period-end Borrowing Base Certificate, together with the calculation of the current period-end Eligible Billed Accounts Receivable of the Borrowing Base Companies, (ii) upon the Agent’s request, an aging by original invoice date of all existing accounts receivable, specifying the names, current value and dates of invoices for each Account Debtor, and (iii) that includes any other information the Agent shall reasonably request with respect to such accounts receivable and its evaluation of such reports.

(f)                                   Unbilled Accounts Receivable Listing.  The Borrower shall deliver to the Agent an unbilled accounts receivable listing, in form and substance satisfactory to the Agent and signed by a Financial Officer, (i) concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, prepared as of the last day of the preceding Monthly Reporting Period, reconciled to the period-end balance sheet and period-end Borrowing Base Certificate, together with the calculation of the current period-end Eligible Unbilled Accounts Receivable of the Borrowing Base Companies and (ii) that includes any other information the Agent shall reasonably request with respect to such accounts receivable and its evaluation of such reports.

(g)                                  Inventory Report.  The Borrower shall deliver to the Agent a summary of Inventory, in form and substance satisfactory to the Agent and signed by a Financial Officer, concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, based upon period-end balances reconciled to the period-end balance sheet and the period-end Borrowing Base Certificate, and accompanied by an Inventory certification, in form and substance reasonably acceptable to the Agent and including a calculation of the Eligible Raw Materials Inventory and Eligible Work-in-Process Inventory of the Borrowing Base Companies (the calculation of Eligible Inventory reflecting the then most recent period-end balance). The Borrower shall deliver, after the end of each Quarterly Reporting Period, to the Agent, Inventory records, in such detail as the Agent and the Lenders shall deem reasonably necessary to determine the level of Eligible Raw Materials Inventory and Eligible Work-in-Process Inventory. The values shown on the Inventory reports shall be at the lower of cost or market value, determined in accordance with the usual cost accounting system of the Borrowing Base Companies. The Borrower shall provide such other reports with respect to the Inventory of the Borrowing Base Companies as the Agent may reasonably request from time to time. Notwithstanding anything above in this Section 5.3(g) to the contrary, unless otherwise required by the Agent in writing, the Borrower shall only be required to deliver Inventory reports with respect to Borrowing Base Companies whose Inventory is a component of the Borrowing Base.

(h)                                 Accounts Payable Aging Report.  The Borrower shall deliver to the Agent, concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, in form and detail satisfactory to the Agent, an aging summary of the accounts payable of the Borrowing Base Companies, dated as of the last day of the preceding Monthly Reporting Period.

(i)                                     Assigned Government Contracts.  The Borrower shall deliver to the Agent, concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, in form and detail satisfactory to the Agent, a list of all Assigned Government Contracts that came into existence during the preceding Monthly Reporting Period, together with an Instrument of Assignment and a Notice of Assignment of Claims for each such Assigned Government Contract.

(j)                                    Applicable Margin Certificate.  The Borrower shall deliver to the Agent, concurrently with the delivery of the financial statements referenced in subsections (b) and (c) above, an Applicable Margin Certificate setting forth a calculation of the Average Excess Availability for the Quarterly Reporting Period most recently ended and the corresponding Applicable Margins.

(k)                                 Customer List.  The Borrower shall deliver to the Agent an updated customer list, upon request of the Agent that sets forth all Account Debtors of the Borrowing Base Companies, including but not limited to the name, address and contact information of each Account Debtor, in form and detail satisfactory to the Agent.

(l)                                     Projections.  The Borrower shall deliver to the Agent and the Lenders, within forty-five (45) days after the end of each fiscal year of the Borrower, consistent with GAAP and in form and detail satisfactory to the Agent, (i) projected quarterly balance sheets, income statements cash flow statements and a calculation of the projected Revolving Credit Availability and projected compliance with Section 5.7 hereof for the following year of the Borrower, prepared on a Consolidated basis and (ii) a pro forma budget.

(m)                             Locations of Collateral.  The Borrower shall deliver to the Agent, within ninety (90) days after the end of each fiscal year of the Borrower, a replacement Schedule 6.9 that sets forth each location (including third party locations) where any Company conducts business or maintains any Accounts, Inventory or Equipment, in form and substance satisfactory to the Agent.

(n)                                 Reporting Periods.  Not later than thirty (30) days prior to the end of each fiscal year of the Borrower, the Borrower shall deliver to the Agent a replacement Schedule 5.3 that sets forth the respective Monthly Reporting Periods and Quarterly Reporting Periods for the following fiscal year of the Borrower, in form and substance reasonably satisfactory to the Agent.

(o)                                 Shareholder and SEC Documents.  The Borrower shall deliver to the Agent and the Lenders, as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by the Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by the Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of the Borrower’s securities; provided that, to the extent that any such documentation is publicly available at the website of the Borrower, the Borrower shall have satisfied the requirement of this subpart (o) with respect to such documentation by providing the Agent with a written notice (which may be in the form of electronic mail that has been confirmed by the Agent as received) that such documentation is available at the website of the Borrower.

(p)                                 Changes in Accounting Principles.  If, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the historical financial statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.3(b) or Section 5.3(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such sections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Agent.

(q)                                 Financial Information of the Companies.  The Borrower shall deliver to the Agent and the Lenders, within ten days of the written request of the Agent or any Lender, such other information about the financial condition, properties and operations of any Company as may from time to time be reasonably requested, which information shall be submitted in form and detail satisfactory to the Agent and the Lenders and certified by a Financial Officer of the Company or Companies in question.

(r)                                    Raytheon Purchase Orders.  The Borrower shall deliver to the Agent, concurrently with the delivery of the Borrowing Base Certificate referenced in subsection (a) above, a schedule of all activity relating to the Raytheon Purchase Orders in form and detail satisfactory to Agent, which schedule shall contain a description of all Inventory and materials associated with the fabrication and manufacturing of goods under all then-existing Raytheon Purchase Orders, a description of all costs accrued by the Credit Parties in connection with their performance of such Raytheon Purchase Orders, a description of all remaining work to be performed under such Raytheon Purchase Orders, and a description of any prospective Raytheon Purchase Orders that the Borrower proposes be added to Schedule 1.6.

Section 5.4.  Financial Records.  Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit the Agent or any Lender, or any representative of the Agent or such Lender, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5.  Franchises; Change in Business.

(a)                                 Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise expressly permitted pursuant to Section 5.12 hereof.

(b)                                 No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6.  ERISA Pension and Benefit Plan Compliance.

(a)                                 Generally.  No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan.  The Borrower shall furnish to the Agent and the Lenders (i) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (ii) promptly after receipt thereof, a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that, this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.  The Borrower shall promptly notify the Agent of any material taxes assessed, proposed to be assessed or that the Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan.  As used in this Section 5.6(a), “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth.  As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide the Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto.  The Borrower shall, at the written request of the Agent, deliver or cause to be delivered to the Agent true and correct copies of any documents relating to the ERISA Plan of any Company.

(b)                                 Foreign Pension Plans and Benefit Plans.

(i)                                     For each existing, or hereafter adopted, Foreign Pension Plan and Foreign Benefit Plan, the Borrower and any appropriate Foreign Subsidiary shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Foreign Pension Plan or Foreign Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(ii)                                  All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan shall be paid or remitted by the Borrower and any appropriate Foreign Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

(iii)                               The Borrower and any appropriate Foreign Subsidiary shall deliver to the Agent (A) if requested by the Agent in writing, copies of each annual and other return, report or valuation with respect to each Foreign Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof by an officer of the Borrower (including receipt from a Company that may have been the initial recipient), a copy of any material direction, order, notice, ruling or opinion that the Borrower and any appropriate Foreign Subsidiary may receive from any applicable Governmental Authority with respect to any Foreign Pension Plan; and (C) notification within thirty (30) days of any increases having a cost to the Companies in excess of Five Hundred Thousand Dollars ($500,000) per annum in the aggregate, in the benefits of any existing Foreign Pension Plan or Foreign Benefit Plan, or the establishment of any new Foreign Pension Plan or Foreign Benefit Plan, or the commencement of contributions to any such plan to which the Companies were not previously contributing.

Section 5.7.  Financial Covenants.

Fixed Charge Coverage Ratio.  The Borrower and its Subsidiaries will maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 while a FCCR Trigger Period is in effect, measured on a Consolidated basis as of the end of each Quarterly Reporting Period, commencing with the most recent Quarterly Reporting Period ending prior to the commencement of such FCCR Trigger Period.

Section 5.8.  Borrowing.  No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that, this Section 5.8 shall not apply to the following, to the extent the following are not otherwise prohibited by the Senior Notes Documents:

(a)                                 the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

(b)                                 any loans granted to or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as (i) the Borrower is in pro forma compliance with Section 5.7 hereof, both before and after giving effect to such loans and Capitalized Lease Obligations, (ii) no Default or Event of Default shall exist at the time any such loan or Capitalized Lease Obligation is incurred, or immediately thereafter shall begin to exist, (iii) the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Twenty Million Dollars ($20,000,000) at any time outstanding;

(c)                                  the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase (other than by the addition of any capitalized interest and refinancing expenses) after the Closing

Date and such terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced), and any extension, renewal or refinancing of any other Indebtedness permitted under this Section 5.8, but only to the extent that the principal amount thereof does not increase (other than by the addition of any capitalized interest and refinancing expenses), such Indebtedness has a maturity date later than or equal to the final maturity and a longer or equal weighted average life than the Indebtedness being renewed or refinanced, and such terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced;

(d)                                 loans to, and guaranties of Indebtedness of, a Credit Party to a Credit Party; provided that (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien in favor of Agent and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that is in any case, satisfactory to Agent;

(e)                                  Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(f)                                   Indebtedness arising in the ordinary course of business of the Companies in connection with Bank Products, provided that as to corporate credit card programs of the Companies, such Indebtedness shall not exceed an aggregate amount of Seven Million, Five Hundred Thousand Dollars ($7,500,000);

(g)                                  Permitted Foreign Subsidiary Loans, Guaranties and Investments;

(h)                                 Indebtedness incurred in connection with the Senior Notes, in an aggregate amount not to exceed Three Hundred Million Dollars ($300,000,000);

(i)                                     Indebtedness with respect to surety, appeal, indemnity, performance or other similar bonds arising in the ordinary course of business and upon terms typical to the industry; provided that this subpart (i) shall not include guaranties for borrowed money;

(j)                                    Indebtedness incurred in connection with a financing arrangement of accounts receivable of a Foreign Subsidiary, secured solely by the applicable specific accounts receivable of such Foreign Subsidiary, in an aggregate amount not to exceed, for all Companies, Thirty Million Dollars ($30,000,000), subject to such terms, conditions and documentation acceptable to the Agent in its reasonable credit judgment;

(k)                                 Indebtedness of Gichner to Raytheon consisting of the aggregate amount of Raytheon Progress Payments actually received by Gichner from Raytheon that have not been liquidated pursuant to the applicable Raytheon Purchase Order; and

(l)                                     other Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed Twenty-Five Million Dollars ($25,000,000), with respect to (i) Indebtedness incurred in connection with the issuance of Additional Notes under the Indenture Documents, (ii) unsecured Subordinated Indebtedness created pursuant to documentation in form and substance reasonably satisfactory to the Agent, and on terms reasonably satisfactory to the Agent, and (iii) other unsecured Indebtedness created pursuant to documentation in form and substance reasonably satisfactory to the Agent, and on terms reasonably satisfactory to the Agent; so long as, in each case, as of the date such additional Indebtedness is incurred, (A) the Borrower is in pro forma compliance with Section 5.7 hereof, both before and after giving effect to the incurrence of such Indebtedness, and (B) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist.

Notwithstanding anything in this Section 5.8 to the contrary, the Borrower shall not, without the prior written consent of the Agent and the Required Lenders, (a) incur Indebtedness in reliance upon or pursuant to Section 4.08(c)(15) of the Senior Notes Indenture or (b) classify or reclassify any item of Indebtedness to be Indebtedness permitted or otherwise covered by Section 4.08(c)(15) of the Senior Notes Indenture.

Section 5.9.  Liens.  No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that, this Section 5.9 shall not apply to the following, to the extent the following are not otherwise prohibited by the Senior Notes Documents:

(a)                                 Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)                                 other statutory Liens, including, without limitation, statutory Liens of landlords, carriers, warehousers, utilities, mechanics, repairmen, workers and materialmen, incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)                                  Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Borrower or a Guarantor of Payment;

(d)                                 any Lien granted to the Agent, for the benefit of the Lenders, the Lender Counterparties and any other holders of the Secured Obligations;

(e)                                  the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, and of any other Liens permitted under this Section 5.9, but in each case only to the extent that the amount of debt secured thereby, and the property secured thereby, shall not be increased (except to the extent that the Indebtedness secured thereby is permitted to increase under Section 5.8(c));

(f)                                   purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that, such Lien is limited to the purchase price and only attaches to the property being acquired;

(g)                                  easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(h)                                 the Liens securing the Indebtedness under the Senior Notes permitted pursuant to Sections 5.8(h) and (l) hereof, so long as (i) such Liens are subject to the Intercreditor Agreement, and (ii) as of the issuance date of any additional Senior Notes after the Closing Date, (A) the Borrower is in pro forma compliance with Section 5.7 hereof, both before and after giving effect to the issuance of such additional Senior Notes, and (B) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist;

(i)                                     any Lien on fixed assets owned by a Company as a result of an Acquisition permitted pursuant to Section 5.13 hereof, so long as (i) such Lien was not created at the time of or in contemplation of such Acquisition, and (ii) such Lien is released within one hundred eighty (180) days after such Acquisition (unless the Borrower shall have obtained the prior written consent of the Agent and the Required Lenders);

(j)                                    Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business and upon terms typical to the industry (including, without limitation, Liens securing Indebtedness permitted pursuant to Section 5.8(i) hereof; so long as, in each case, such Liens are not incurred in connection with the borrowing of money;

(k)                                 Liens in favor of Raytheon against goods purchased by Gichner with Raytheon Progress Payments to the extent described in and covered by the provisions of the Raytheon Subordination Agreement or otherwise permitted by Agent;

(l)                                     Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted under Sections 5.8(g) or 5.8(j);

(m)                             Liens securing Indebtedness permitted under Section 5.8(1) hereof; or

(n)                                 other Liens, in addition to the Liens listed above, not incurred in connection with the borrowing of money, securing amounts, in the aggregate for all Companies, not to exceed Five Million Dollars ($5,000,000) at any time.

No Company shall enter into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the UCC) that would prohibit the Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section 5.10.  Regulations T, U and X.  No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11.  Investments, Loans and Guaranties.  No Company shall (a) create, acquire, form or hold any Subsidiary, (b) purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidence of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, or make any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following, to the extent the following are not otherwise prohibited by the Senior Notes Documents:

(i)                                     Permitted Acquisitions;

(ii)                                  any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(iii)                               any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank (having capital resources in excess of Five Hundred Million Dollars ($500,000,000)) of the Federal Reserve System;

(iv)                              investments by the Companies in Cash Equivalents;

(v)                                 any repurchase of Senior Notes or Additional Notes that is permitted pursuant to Section 5.15 hereof;

(vi)                              the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of and any investment in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

(vii)                           loans to, investments in and guaranties of the Indebtedness of, a Company from or by a Company so long as each such Company is a Credit Party;

(viii)                        any advance or loan to an officer or employee of a Company as an advance on commissions, travel and other items in the ordinary course of business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of Three Million Dollars ($3,000,000) at any time outstanding;

(ix)                              any investment or advance made to an officer, director or employee of a Company made as a contribution to a 401(k) plan or pursuant to an employee stock purchase plan, other employee benefit plan, or officer and director equity purchase plan, in a manner and in amounts consistent with past business practices of such Company;

(x)                                 any Permitted Foreign Subsidiary Loans, Guaranties and Investments;

(xi)                              investments (i) in any equity interests received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors, and (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Companies;

(xii)                           loans to employees, officers and directors, the proceeds of which shall be used to purchase equity interests of the Companies;

(xiii)                        a purchase money loan extended by Micro Systems, Inc., a Florida corporation (“MSI”), to Technical Services Laboratory, Inc., a Florida corporation (“TLS”), in connection with the sale by SMI of certain surplus assets to TLS, in the principal amount of One Hundred Sixty-Seven Thousand, Five Hundred Dollars ($167,500.00); or

(xiv)                       other loans to, investments in and guaranties of the Indebtedness of, a Person, in the ordinary course of business, so long as all such loans, investments and guaranties from all Companies aggregate not more than the maximum principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.

Section 5.12.  Merger and Sale of Assets.  No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, and unless otherwise prohibited by the Senior Notes Documents:

(a)                                 a Domestic Subsidiary may merge with (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment (provided that a Guarantor of Payment shall be the continuing or surviving Person);

(b)                                 a Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) the Borrower or (ii) any Guarantor of Payment;

(c)                                  a Foreign Subsidiary may merge or amalgamate with a Credit Party; provided that a Credit Party shall be the continuing or surviving Person;

(d)                                 a Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to a Credit Party;

(e)                                  a Foreign Subsidiary may merge or amalgamate with or sell, lease, transfer or otherwise dispose of any of its assets to any other Foreign Subsidiary;

(f)                                   a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business;

(g)                                  a Dormant Subsidiary may be, dissolved or otherwise cease to exist provided that all rights and interest in and to all property, assets and liabilities of such Dormant Subsidiary are assumed by or transferred to a Credit Party;

(h)                                 a Company may sell, lease or otherwise dispose of any fixed assets, so long as (i) the proceeds of such Disposition are applied in accordance with the Indenture and the Intercreditor Agreement, and (ii) as of the date of such Disposition, no Default or Event of Default shall then exist or immediately thereafter shall begin to exist; and

(i)                                     a Company may, in addition to any Disposition otherwise permitted pursuant to this Section 5.12, make Dispositions, so long as (i) the aggregate amount of proceeds of all such Dispositions does not exceed Ten Million Dollars ($10,000,000), (ii) the consideration received for the property subject to each such Disposition shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body) by its approval of the agreements governing such Disposition), (iii) to the extent the property that is subject to such Disposition constitutes Collateral (other than Indenture Priority Collateral), the net proceeds of such Disposition are used to acquire inventory, documents, contracts, accounts, chattel paper, instruments or contract rights in respect of any service or sales contracts, (iv) to the extent the property that is subject to such Disposition constitutes Indenture Priority Collateral, the proceeds of such Disposition are applied in accordance with the Indenture and the Intercreditor Agreement, and (v) as of the date of such Disposition, no Default or Event of Default shall then exist or immediately thereafter shall begin to exist.

Section 5.13.  [Reserved.]

Section 5.14.  Notice.

(a)                                 The Borrower shall cause a Financial Officer to promptly notify the Agent and the Lenders, in writing, whenever:

(i)                                     a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete;

(ii)                                  the Borrower learns of a litigation or proceeding against a Credit Party before a court, administrative agency or arbitrator that, if successful, might have a Material Adverse Effect;

(iii)                               the Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect; and

(iv)                              the Borrower incurs any Indebtedness (i) in reliance upon and pursuant to the fixed charge covenant test set forth in the Indenture, or (ii) in reliance upon and pursuant to clause (15) of the definition of “Permitted Indebtedness” in the Indenture.

(b)                                 The Borrower shall provide written notice to the Agent and the Lenders contemporaneously with any notice provided to, or received from, the trustee or the Senior Noteholders under the Senior Notes Indenture or the Senior Notes.

(c)                                  The Borrower shall provide written notice to the Agent and the Lenders contemporaneously with any “Cure Notice”, “Show Cause” or other similar notice received in connection with a Government Contract or Government Subcontract.

(d)                                 The Borrower shall promptly notify the Agent and the Lenders, in writing, whenever any Material Contract is terminated prior to the scheduled completion or amended in a manner that would decrease the revenue to be received by any Credit Party during any fiscal year under such Material Contract by more than twenty-five percent (25%).

Section 5.15.  Restricted Payments.  No Company shall make or commit itself to make any Restricted Payment at any time, except that, to the extent not otherwise prohibited by the Senior Notes Documents:

(a)                                 the Borrower may make regularly scheduled payments (in accordance with the terms of the Senior Notes Documents in effect on the Closing Date) of principal and interest with respect to Indebtedness owing under the Senior Notes and any Additional Notes;

(b)                                 the Borrower may purchase or prepay the Senior Notes and any Additional Notes in connection with the Disposition of any Indenture Priority Collateral of the Companies, so long as the proceeds of such Disposition are applied in accordance with the Indenture and the Intercreditor Agreement;

(c)                                  the Borrower may, in addition to any purchase or prepayment permitted in subsection (b) above, purchase or prepay any Senior Notes or Additional Notes, so long as (i) the Borrower is in pro forma compliance with Section 5.7 hereof, both before and after giving effect to such purchase or prepayment of Senior Notes orAdditional Notes, (ii) as of the date of such purchase or prepayment, no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist, (iii) there are, and will be, no Loans outstanding either immediately before or after such purchase or prepayment, and (iv) the Excess Availability, immediately after such purchase or prepayment is at least Thirty-Five Million Dollars ($35,000,000);

(d)                                 the Borrower may make contributions to a 401(k) plan or pursuant to an employee stock purchase plan, other employee benefit plan, or officer and director equity purchase plan, in a manner and in amounts consistent with past business practices; and

(e)                                  the Borrower may make Capital Distributions, so long as (i) the Borrower is in pro forma compliance with Section 5.7 hereof, both before and after giving effect to such Capital Distribution, (ii) as of the date of such Capital Distribution, no Default or Event of Default shall then exist or, after giving pro forma effect to such Capital Distribution, thereafter shall begin to exist, and (iii) during the period of 60 consecutive days immediately preceding the making of such Capital Distribution, Excess Availability, determined on a pro forma basis as if such Capital Distribution had occurred at the beginning of such 60-day period) is at least Thirty-Five Million Dollars ($35,000,000), as evidenced by the two (2) most recently delivered Borrowing Base Certificates.

Section 5.16.  Environmental Compliance.  Each Company shall comply in all respects with any and all Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise.  The Borrower shall furnish to the Agent and the Lenders, promptly after receipt thereof, a copy of any notice any Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company.  No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law.  As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.  The Borrower shall defend, indemnify and hold the Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law.  Such indemnification shall survive any termination of this Agreement.

Section 5.17.  Affiliate Transactions.  Except as set forth on Schedule 5.17 hereto, no Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) (each, an “Affiliate Transaction”), other than agreements and transactions with and payments to officers, directors and shareholders that are either (a) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (b) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower or such Subsidiary, as applicable, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation; provided that (i) any such Affiliate Transaction is entered into in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) in the event such Affiliate Transaction involves an aggregate consideration in excess of Five Million Dollars ($5,000,000), the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Borrower or such Subsidiary and by a majority of the disinterested directors, if any (and such majority or majorities, as the case may be, determines that such transaction satisfies the requirements set forth in subpart (i) hereof), and (iii) in the event such Affiliate Transaction involves an aggregate consideration in excess of Twenty Million Dollars ($20,000,000), the Borrower or such Subsidiary has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is either (A) not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate or (B) fair to the Borrower or such Subsidiary, as the case may be, from a financial point of view.

Section 5.18.  Use of Proceeds.  The Borrower’s use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies, the refinancing of existing Indebtedness (including the Existing Credit Agreement) and to pay related fees and expenses, and for Permitted Acquisitions permitted hereunder.

Section 5.19.  Corporate Names and Locations of Collateral.  No Credit Party shall change its corporate name or its state, province or other jurisdiction of organization, unless, in each case, such Credit Party shall have provided the Agent and the Lenders with at least thirty (30) days prior written notice thereof.  The Borrower shall also provide the Agent with at least thirty (30) days prior written notification of (a) any change in any location where any Credit Party’s Inventory or Equipment is maintained, and any new locations where any Credit Party’s Inventory or Equipment is to be maintained; (b) any change in the location of the office where any Credit Party’s records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of a Credit Party’s existing places of business; and (d) any change in the location of any Credit Party’s chief executive office.  In the event of any of the foregoing or if deemed appropriate by the Agent, the Agent is hereby authorized to file new UCC Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Agent’s sole discretion, to perfect or continue perfected the security interest of the Agent, for the benefit of the Lenders, in the Collateral.  The Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such UCC Financing Statements and security interests and shall promptly reimburse the Agent therefor if the Agent pays the same.  Such amounts shall be Related Expenses hereunder.

Section 5.20.  Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

(a)                                 Guaranties and Security Documents.  Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver (i) to the Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations and a Security Agreement (or a Security Agreement Joinder) and Mortgages, as appropriate, such agreements to be prepared by the Agent and in form and substance acceptable to the Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by the Agent, and (ii) to Agent and each Lender, all documentation and information as to such Domestic Subsidiary required by regulatory authorities under applicable “know your customer” and anti-money laundering laws.  With respect to a Subsidiary that has been classified as a Dormant Subsidiary, at such time that such Subsidiary no longer meets the requirements of a Dormant Subsidiary, Borrower shall provide to the Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence.

(b)                                 Pledge of Stock or Other Ownership Interest. After the payment in full of the Indebtedness under the Senior Notes Documents, the Borrower shall promptly deliver to the Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) representing the Pledged Securities pursuant to the terms of a Pledge Agreement prepared by the Agent and executed by the appropriate Credit Party.

(c)                                  Perfection or Registration of Interest in Foreign Shares.  With respect to any foreign shares pledged to the Agent, for the benefit of the Lenders, at any time after the payment in full of the Indebtedness under the Senior Notes Documents, the Agent shall at all times, in the discretion of the Agent or the Required Lenders, have the right to perfect, at the Borrower’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction.  Such perfection may include the requirement that the applicable Company promptly execute and deliver to the Agent a separate pledge document (prepared by the Agent and in form and substance satisfactory to the Agent), covering such equity interests, that conforms to the requirements of the applicable foreign jurisdiction, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit the Agent to exercise any of its rights and remedies in respect thereof.  Notwithstanding the foregoing, no Company shall be required to take any steps as to perfection under the laws of any applicable foreign jurisdiction pursuant to this Section 5.20(c) if such step is not required by the provisions of the Senior Notes Documents.

Section 5.21.  Collateral.  Each Credit Party shall:

(a)                                 at all reasonable times allow the Agent and the Lenders by or through any of the Agent’s officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Credit Party’s books and other records, including, without limitation, the tax returns of such Credit Party, (ii) arrange for verification of such Credit Party’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods, (iii) examine and inspect such Credit Party’s Inventory and Equipment, wherever located, and (iv) conduct Inventory appraisals;

(b)                                 promptly furnish to the Agent or any Lender upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Credit Party’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as the Agent or such Lender may request;

(c)                                  promptly notify the Agent in writing upon the creation of any Accounts with respect to which the Account Debtor is the United States of America or any other Governmental Authority, or any business that is located in a foreign country;

(d)                                 promptly notify the Agent in writing upon the creation by any Credit Party of a Deposit Account or Securities Account not listed on Schedule 6.19 hereto, and, prior to or simultaneously with the creation of such Deposit Account or Securities Account, provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement with respect thereto, if required by the Agent or the Required Lenders; provided that (i) no Deposit Account Control Agreement shall be required with respect to any Deposit Accounts of a Credit Party located in California solely used to fund payroll, (ii) with respect to any Deposit Account of a Person that becomes a Credit Party as a result of an Acquisition, such Credit Party shall have ninety (90) days (unless a longer period is agreed to in writing by the Agent) from the date of such Acquisition to close such Deposit Account (unless such Deposit Account is maintained with the Agent), and (iii) all other Deposit Accounts of the Credit Parties shall be maintained with the Agent.

(e)                                  promptly notify the Agent in writing whenever the Inventory of a Credit Party (other than Inventory temporarily delivered to a service provider for the purpose of having work performed on such Inventory in the ordinary course of such Credit Party’s business), valued in excess (on an aggregate basis for all such Inventory of all Credit Parties at such location) of One Million Dollars ($1,000,000), is located at a location of a third party (other than another Company) that is not listed on Schedule 6.9 hereto and, except where such Inventory is located at a location of the United States government, use best efforts to cause to be executed any Landlord’s Waiver, Bailee’s Waiver, Processor’s Waiver or similar document or notice that may be required by the Agent or the Required Lenders; provided that, at no time shall the aggregate value of Inventory, located at locations of third parties (other than other Companies) for which an executed Landlord’s Waiver, Bailee’s Waiver, Processor’s Waiver, or similar document (as appropriate, in the Agent’s discretion) has not been received by the Agent, exceed (i) Five Million Dollars ($5,000,000) in the aggregate with respect to Inventory located at service providers performing work on such Inventory in the ordinary course of business of the Credit Parties, or (ii) Two Million Dollars ($2,000,000) in the aggregate with respect to any other Inventory;

(f)                                   promptly notify the Agent in writing of any information that the Credit Parties have or may receive with respect to the Collateral that might reasonably be determined to materially and adversely affect the value thereof or the rights of the Agent and the Lenders with respect thereto;

(g)                                  maintain such Credit Party’s (i) Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved, (ii) finished goods Inventory in saleable condition, and (iii) other items of Collateral, taken as an entirety, in such conditions as is consistent with generally accepted business practices, ordinary wear and tear excepted;

(h)                                 deliver to the Agent, to hold as security for the Secured Obligations all certificated Investment Property owned by a Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent, or in the event such Investment Property is in the possession of a Securities Intermediary or credited to a Securities Account, execute with the related Securities Intermediary a Securities Account Control Agreement over such Securities Account in favor of the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Agent;

(i)                                     provide to the Agent, on a quarterly basis (as necessary or as requested by the Agent), a list of any patents, trademarks or copyrights that have been federally registered by a Credit Party since the last list so delivered, and provide for the execution of an appropriate Intellectual Property Security Agreement; and

(j)                                    upon request of the Agent, promptly take such action and promptly make, execute and deliver all such additional and further items, deeds, assurances, instruments and any other writings as the Agent may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to the Agent and the Lenders their respective rights hereunder and in or to the Collateral.

The Borrower hereby authorizes the Agent, on behalf of the Lenders, to file UCC Financing Statements or other appropriate notices with respect to the Collateral.  If certificates of title or applications for title are issued or outstanding with respect to any Inventory or Equipment of a Credit Party, the Borrower shall, upon request of the Agent (but with respect to any Indenture Priority Collateral, only after payment in full of all Indebtedness owing under the Senior Notes Documents), (i) execute and deliver (or cause to be executed and delivered) to the Agent a short form security agreement, in form and substance satisfactory to the Agent, and (ii) deliver (or cause to be delivered) such certificate or application to the Agent and cause the interest of the Agent, for the benefit of the Lenders, to be properly noted thereon.  The Borrower hereby authorizes the Agent or the Agent’s designated agent (but without obligation by the Agent to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and the Borrower shall promptly repay, reimburse, and indemnify the Agent and the Lenders for any and all Related Expenses.  If a Credit Party fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, the Agent may (but shall not be required to) so maintain or repair all or any part of such Equipment and the cost thereof shall be a Related Expense.  All Related Expenses are payable to the Agent upon demand therefor; the Agent may, at its option, debit Related Expenses directly to any Deposit Account of a Credit Party located at the Agent.

Section 5.22.  Government Contracts.  The Borrower shall, within the time period required by Section 5.3(i) hereof, notify the Agent in writing whenever a new Assigned Government Contract comes into existence, and deliver to the Agent (a) an executed Instrument of Assignment, and (b) an executed Notice of Assignment of Claims.  With respect to any Government Contract that is not already subject to an Instrument of Assignment and a Notice of Assignment of Claim, at the request of the Agent, upon the occurrence of an Event of Default, the Borrower and any other Credit Party shall promptly execute and deliver to the Agent (i) an Instrument of Assignment, and (ii) a Notice of Assignment of Claim.  At the discretion of the Agent or the Required Lenders, the Agent may file, with the appropriate Governmental Authority, all Instruments of Assignment and Notices of Assignment of Claim required to be delivered to the Agent under the terms of this Agreement during a Trigger Period.

Section 5.23.  Commercial Tort Claims.  If the Borrower shall at any time hold or acquire a Commercial Tort Claim, the recovery from which could reasonably be expected to exceed One Million Dollars ($1,000,000), the Borrower shall promptly notify the Agent thereof in a writing signed by the Borrower, that sets forth the details thereof and grants to the Agent (for the benefit of the Lenders) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be prepared by and in form and substance reasonably satisfactory to the Agent.

Section 5.24.  Returns of Inventory.  No Credit Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the ordinary course of business; (b) no Default or Event of Default exists or would result therefrom; (c) the Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds Two Million Five Hundred Thousand Dollars ($2,500,000); and (d) any payment received by such Credit Party for a return is promptly remitted to the Agent for application to the Obligations.

Section 5.25.  Acquisition, Sale and Maintenance of Inventory.  The Credit Parties shall take all steps to assure that all Inventory is produced in accordance with applicable laws, including the Fair Labor Standards Act (29 U.S.C. §§ 206-207).  The Credit Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable laws, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

Section 5.26.  Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral.  The Borrower shall provide the Agent with prompt written notice with respect to any real or personal property (other than in the ordinary course of business and excluding Accounts, Inventory, Equipment and General Intangibles and other property acquired in the ordinary course of business or any Investment Property that constitutes securities of a Foreign Subsidiary not required to be pledged pursuant to this Agreement) acquired by any Credit Party subsequent to the Closing Date.  In addition to any other right that the Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of the Agent, whenever made, the Borrower shall, and shall cause each Guarantor of Payment to, grant to the Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first (or, in the case of the Indenture Priority Collateral, so long as the Intercreditor Agreement is in effect, a second) Lien on any real or personal property of the Borrower and each Guarantor of Payment (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, the Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Closing Date, in which the Agent does not have a first (or, in the case of the Indenture Priority Collateral, so long as the Intercreditor Agreement is in effect, a second) priority Lien.  The Borrower agrees that, within ten days after the date of such written request, to secure all of the Secured Obligations by delivering to the Agent security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as the Agent may require with respect to any of the Credit Parties.  The Borrower shall pay all recordation, legal and other expenses in connection therewith.

Section 5.27.  Restrictive Agreements.  Except as set forth in this Agreement, the Borrower shall not, and shall not permit any of its Domestic Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Domestic Subsidiary to (a) make, directly or indirectly, any Capital Distribution to the Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to the Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Domestic Subsidiary to the Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.28.  Other Covenants and Provisions.  In the event that any Credit Party shall enter into, or shall have entered into, any Material Indebtedness Agreement (including any Material Indebtedness Agreement existing on the Closing Date), wherein the covenants and defaults contained therein shall be more restrictive than the covenants and defaults set forth herein, then the Credit Parties shall immediately be bound hereunder (without further action, until such time as such Material Indebtedness Agreement shall cease to be in effect) by such more restrictive covenants and defaults with the same force and effect as if such covenants and defaults were written herein.  In addition to the foregoing, the Borrower shall provide prompt written notice to the Agent of the creation or existence of any Material Indebtedness Agreement that has such more restrictive provisions, and shall, within fifteen (15) days thereafter (if requested by the Agent), execute and deliver to the Agent an amendment to this Agreement that incorporates such more restrictive provisions, with such amendment to be in form and substance satisfactory to the Agent.

Section 5.29.  Pari Passu Ranking.  The Obligations shall, and the Borrower shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with the Senior Notes, any Additional Notes and all other senior Indebtedness of each Credit Party.

Section 5.30.  Guaranty Under Material Indebtedness Agreement.  Notwithstanding anything herein to the contrary, no Company shall be or become a primary obligor or Guarantor of the Indebtedness incurred pursuant to the Senior Notes Documents or any other Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

Section 5.31.  Senior Notes Documents.  The Borrower shall not, without the prior written consent of the Agent and the Required Lenders, (a) amend, restate, supplement or otherwise modify the Senior Notes Documents to (i) increase the principal amount outstanding thereunder, unless the amount of such increase shall be permitted pursuant to Section 5.8 hereof, (ii) change the date of any principal or interest payment to an earlier date, or (iii) otherwise modify any provision such that a Default or Event of Default will exist, or (b) allow any Senior Notes Documents to contain a provision that provides for a cross-default to this Agreement; provided that, the Senior Notes Documents may contain a provision that provides for cross-acceleration with this Agreement.

Section 5.32.  Amendment of Organizational Documents.  No Credit Party shall (a) amend its Organizational Documents in any manner adverse to the Lenders without the prior written consent of the Agent, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization without providing the Agent with not less than thirty (30) days’ prior written notice.

Section 5.33.  Fiscal Year of the Borrower.  As of the Closing Date, the fiscal year end of the Borrower is the Sunday nearest to December 31 of each year; provided that the Borrower may change the date of its fiscal year end to another date that is within seven days of December 31.  The Borrower shall not change the date of its fiscal year-end to a date that is not within seven days of December 31 without the prior written consent of the Agent.

Section 5.34.  Further Assurances.  The Borrower shall, and shall cause each other Credit Party to, promptly upon request by the Agent, or the Required Lenders through the Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments related to the Collateral as the Agent, or the Required Lenders through the Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

Section 5.35.  Sanctions and Anti-Corruption Laws.  The Borrower will not, and will not permit any Credit Party to, request any Loan or Letter of Credit or, directly or indirectly, use the proceeds of any Loan or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Agent, any Lender (including a Swingline Lender), any Fronting Lender, underwriter, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1.  Corporate Existence; Subsidiaries; Foreign Qualification.  Each Company is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect.  Schedule 6.1 hereto (as such schedule may be amended or supplemented from time to time) sets forth, each Subsidiary of the Borrower (and whether such Subsidiary is a Dormant Subsidiary), its state (or jurisdiction) of formation, its relationship to the Borrower, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company, the location of its chief executive office and its principal place of business.  The Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries (excluding directors’ qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).

Section 6.2.  Corporate Authority.  Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents.  The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms.  The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which such Company is a party.

Section 6.3.  Compliance with Laws and Contracts.  Each Company:

(a)                                 holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

(b)                                 is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection (except as otherwise disclosed in the Phase I report delivered to the Agent), occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

(c)                                  is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

(d)                                 has ensured that no Person who owns a controlling interest in a Company or otherwise controls a Company and no executive officer or director of the Borrower is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;

(e)                                  is in compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations; and

(f)                                   is in compliance with the Patriot Act.

Section 6.4.  Litigation and Administrative Proceedings.  Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or, to the knowledge of the Borrower, threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal that could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound that could reasonably be expected to have a Material Adverse Effect, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect.

Section 6.5.  Title to Assets.  Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.  The Companies own the real estate listed on Schedule 6.5 hereto (as such schedule may be amended or supplemented from time to time).

Section 6.6.  Liens and Security Interests.  On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no UCC Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind.  The Agent, for the benefit of the Lenders, upon the filing of the UCC Financing Statements and taking such other actions necessary to perfect its Lien against Collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on the Collateral (or, with respect to the Indenture Priority Collateral (except with respect to the mortgage executed for the benefit of the Noteholders on the Closing Date), so long as the Intercreditor Agreement is in effect, a second lien subject only to the first lien of the Indenture Agent, on behalf of the Senior Noteholders).  No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or a contract or agreement entered into in the ordinary course of business that does not permit Liens on, or collateral assignment of, the property relating to such contract or agreement) that exists on or after the Closing Date that would prohibit the Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.7.  Tax Returns.  All federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein.  The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8.  Environmental Laws.  Except as set forth in Schedule 6.8, each Company is in material compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise.  Except as set forth in the Schedule 6.8, no litigation or proceeding arising under, relating to or in connection with any

Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company.  Except as set forth in the Schedule 6.8, no material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law.  As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9.  Locations.  The Companies have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto (as such schedule may be amended or supplemented from time to time), and each Company’s chief executive office is set forth on Schedule 6.9 hereto.  Schedule 6.9 hereto (as such schedule may be amended or supplemented from time to time) further specifies whether each location, as of the Closing Date, (a) is owned by the Companies, or (b) is leased by a Company from a third party, and, if leased by a Company from a third party, if a Landlord’s Waiver has been requested.  Schedule 6.9 hereto (as such schedule may be amended or supplemented from time to time) correctly identifies the name and address of each third party location where assets of the Companies are located.

Section 6.10.  Continued Business.  There exists no actual, pending, or, to the Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.11.  Employee Benefits Plans.

(a)                                 US Employee Benefit Plans.  Schedule 6.11 hereto (as such schedule may be amended or supplemented from time to time) identifies each ERISA Plan.  No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan.  Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan.  The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements.  No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan.  With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.  With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

(b)                                 Foreign Pension Plan and Benefit Plans.  Schedule 6.11 hereto (as such schedule may be amended or supplemented from time to time) lists all Foreign Benefit Plans and Foreign Pension Plans currently maintained or contributed to by the Borrower and any appropriate Foreign Subsidiaries.  The Foreign Pension Plans are duly registered under all applicable laws which require registration.  The Borrower and any appropriate Foreign Subsidiaries have complied with and performed all of its obligations under and in respect of the Foreign Pension Plans and Foreign Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) except to the extent as would not reasonably be expected to have a Material Adverse Effect.  All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.  There are no outstanding actions or suits concerning the assets of the Foreign Pension Plans or the Foreign Benefit Plans.  Each of the Foreign Pension Plans is fully funded on an ongoing basis as required by all laws applicable to such Foreign Pension Plans (using actuarial methods and assumptions as of the date of the valuations last filed with the applicable Governmental Authorities and that are consistent with generally accepted actuarial principles).

Section 6.12.  Consents or Approvals.  No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents that has not already been obtained or completed.

Section 6.13.  Solvency.  The Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that the Borrower has incurred to the Agent and the Lenders.  After giving effect to the execution and delivery of the Loan Documents and the transactions contemplated by the Senior Note Documents and the making of the Loans under this Agreement, each Credit Party is Solvent.  No Credit Party is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Agent and the Lenders incurred hereunder.  No Credit Party intends to, nor does any Credit Party believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.14.  Financial Statements.  The audited Consolidated financial statements of the Borrower, for the fiscal year ended December 25, 2016 and the unaudited Consolidated financial statements of the Borrower for the Quarterly Reporting Period ended October 1, 2017, furnished to the Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending.  Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section 6.15.  Regulations.  No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America).  Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, Regulation U, Regulation X, Regulation Y or any other Regulation of such Board of Governors.

Section 6.16.  Material Agreements.  Except as disclosed on Schedule 6.16 hereto (as such schedule may be amended or supplemented from time to time), no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to any such agreement described in any of subsections (a) through (g) above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.17.  Intellectual Property.  Each Company owns, or has the right to use, all of the patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others.  Schedule 6.17 hereto (as such schedule may be amended or supplemented from time to time) sets forth all federally registered patents, trademarks, copyrights, service marks and license agreements owned by the Borrower or any Domestic Subsidiary.

Section 6.18.  Insurance.  Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.  Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.19.  Deposit and Securities Accounts.  Schedule 6.19 hereto (as such schedule may be amended or supplemented from time to time) lists all banks, other financial institutions and Securities Intermediaries at which the Borrower or any Domestic Subsidiary maintains Deposit Accounts or Securities Accounts, and Schedule 6.19 hereto (as such schedule may be amended or supplemented from time to time) correctly identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.20.  Accurate and Complete Statements.  Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading.  After due inquiry by the Borrower, there is no known fact that any Company has not disclosed to the Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.21.  Senior Notes Documents.  Except as set forth on Schedule 6.21, no “default” or “event of default” (as each term is defined in any Senior Notes Document), or event with which the passage of time or the giving of notice, or both, would cause a default or event of default, exists, nor will exist immediately after the granting of any Loan or the issuance of any Letter of Credit under this Agreement.

Section 6.22.  Investment Company; Other Restrictions.  No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.23.  Assigned Government Contracts.  Schedule 6.23 hereto (as such schedule may be amended or supplemented from time to time) sets forth a true, correct and complete list of all Assigned Government Contracts in effect on the Closing Date.  All such Assigned Government Contracts, together with any updates provided pursuant to Section 5.3(i) hereof, are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 6.23 hereto or in such updates).  Except as set forth in Schedule 6.23, no Assigned Government Contract (a) contains any provision permitting reduction or set offs of amounts to be paid thereunder, (b) contains any provision restricting assignments of sums due thereunder to the Agent, or (c) has been assigned to any other Person.

Section 6.24.  Pledged Notes.  Each Pledged Note constitutes a valid obligation of the maker thereof, and is enforceable according to its tenor and free from any defense or offset of any kind.  No default has occurred under any Pledged Note.  Each Credit Party has a valid, duly perfected security interest in and lien on all of the property that serves to secure its Pledged Notes.  Each Credit Party’s security interest constitutes the first and only lien upon such property and, to such Credit Party’s knowledge, constitutes the first and only lien upon such property and, to such Credit Party’s knowledge, no other party claims to have any right, title or interest of any kind in or to such property other than such Credit Party.  No Credit Party has any obligations to make any further or additional loans or advances to, or purchases of securities from, any maker with respect to any of the Pledged Notes of such Credit Party.  No Pledged Note of any Credit Party is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any Person.

Section 6.25.  Pledged Securities.

(a)                                 Each Credit Party is the legal record and beneficial owner of, and has good and marketable title to, the Pledged Securities such Credit Party purports to own, and such Pledged Securities are not subject to any pledge, lien, mortgage, hypothecation, security interest, charge, option, warrant or other encumbrance whatsoever, nor to any agreement purporting to grant to any third party a security interest in the property or assets of such Credit Party that would include such Pledged Securities, except as permitted pursuant to this Agreement.

(b)                                 All of the Pledged Securities have been duly authorized and validly issued, and are fully paid and non-assessable.

(c)                                  If the Pledged Securities are “restricted securities” within the meaning of Rule 144, or any amendment thereof, promulgated under the Securities Act of 1933, as amended, as determined by counsel for any Credit Party, such Credit Party further represents and warrants that (a) such Credit Party has been the beneficial owner of the Pledged Securities for a period of at least one year prior to the date hereof, (b) the full purchase price or other consideration for the Pledged Securities has been paid or given at least one year prior to the date hereof, and (c) such Credit Party does not have a short position in or any put or other option to dispose of any securities of the same class as the Pledged Securities or any other securities convertible into securities of such class.

Section 6.26.  Defaults.  No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

Section 6.27.  Sanctions and Anti-Corruption Laws.

(a)                                             None of the Borrower or any Credit Party or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person.

(b)                                             Borrower, each Credit Party and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and each Credit Party, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions.  The Borrower and each Credit Party have instituted and maintain policies and procedures designed to promote and achieve continued compliance therewith.

Section 6.28.  EEA Financial Institutions.  No Credit Party is an EEA Financial Institution.

ARTICLE VII. SECURITY

Section 7.1.  Security Interest in Collateral.  In consideration of and as security for the full and complete payment of all of the Secured Obligations, the Borrower hereby grants to the Agent, for the benefit of the Lenders (and Lender Counterparties and affiliates thereof that hold Secured Obligations), a security interest in the Collateral.

The security interest and Liens granted in the Collateral are given in renewal, confirmation, extension and modification, but not in extinguishment, of the security interests and Liens previously granted in the Collateral pursuant to the Existing Credit Agreement; such prior security interests and Liens are not extinguished hereby; and the making, perfection and priority of such prior security interests and Liens shall continue in full force and effect.

Section 7.2.  Cash Management System.  The Borrower shall establish and maintain, until the payment in full of the Secured Obligations (other than contingent Secured Obligations for which no written demand has been made or asserted) and the termination of the Revolving Credit Commitment, the cash management systems described below:

(a)                                 Lockbox. On or before thirty (30) days after the Closing Date (or such later date determined by Agent in its sole discretion), the Credit Parties shall (i) establish a lockbox arrangement with the Agent, on behalf of the Lenders (one or more lockboxes hereunder collectively referred to herein as the “Lockbox”), which shall be governed by Agent’s standard documentation, and, within thirty (30) days after the Closing Date, shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward all Collections either (A) directly to the Lockbox, or (B) directly to one or more Cash Collateral Accounts by wire transfer (if the Credit Parties neglect or refuse to notify any such Account Debtor to remit all such Collections to the Lockbox, the Agent shall be entitled to make such notification), (ii) hold in trust for the Agent, as fiduciary for the Agent, all checks, cash and other items of payment received by the Credit Parties, and (iii) not commingle any Collections with any other funds or property of the Credit Parties, but will hold such funds separate and apart in trust and as fiduciary for the Agent until deposit is made into the Cash Collateral Accounts.

(b)                                 Cash Collateral Accounts.  On or before thirty (30) days after the Closing Date (or such later date determined by Agent in its sole discretion), the Credit Parties shall have established one or more Cash Collateral Accounts with the Agent, on behalf of the Lenders.  All Collections from sales of Inventory and services rendered or from Account Debtors sent to the Lockbox shall be deposited directly on a daily basis, and in any event no later than the first Business Day after the date of receipt thereof, into the Cash Collateral Accounts in the identical form in which such Collections were made (except for any necessary endorsements) whether by cash or check.  All amounts deposited in the Cash Collateral Accounts from the Lockbox or any other source shall be under the sole and exclusive control of the Agent.  The Credit Parties shall have no interest in or control over such funds.  The Cash Collateral Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person other than the Agent.  At all times other than during a Trigger Period, all amounts deposited in the Cash Collateral Account shall be deposited into the Operating Accounts on a daily basis.

(c)                                  Operating Accounts.  The Borrower shall maintain, in its name, one or more Operating Accounts with the Agent, into which account the Agent shall, from time to time, deposit proceeds of the Revolving Loans made to the Borrower for use by the Companies in accordance with the provisions of Section 5.18 hereof.  Unless otherwise agreed by the Agent and the Borrower, any Revolving Loan requested by the Borrower and made under this Agreement shall be deposited into the Operating Account.  During a Trigger Period, the Borrower shall not accumulate or maintain cash in the Operating Accounts or payroll or other such accounts, as of any date of determination, in excess of checks outstanding against the Controlled Disbursement Account (or Controlled Disbursement Accounts) and other deposit accounts approved by the Agent (such as medical benefit accounts, flexible spending accounts and automated clearing house accounts) as of that date, and amounts necessary to meet minimum balance requirements; provided that, notwithstanding the foregoing, the Borrower may maintain cash in the Operating Accounts at any time there are no Loans outstanding and at all times other than during a Trigger Period.

(d)                                 Controlled Disbursement Accounts.  The Credit Parties shall maintain, in the name of the Borrower, one or more Controlled Disbursement Accounts with the Agent.  During any Trigger Period, (i) the Borrower shall base its requests for Revolving Loans on, among other things, the daily balance of the Controlled Disbursement Account (or Controlled Disbursement Accounts); and (ii) the Borrower shall not, and shall not cause or permit any Company to, maintain cash in any Controlled Disbursement Account, as of any date of determination, in excess of checks outstanding against such account as of that date, and amounts necessary to meet minimum balance requirements.

(e)                                  Lockbox and Security Accounts.  The Lockbox established pursuant to the Lockbox agreement and the Cash Collateral Accounts, the Operating Accounts and the Controlled Disbursement Accounts shall be Security Accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Secured Obligations.

(f)                                   Costs of Collection.  All service charges and costs related to the establishment and maintenance of the Security Accounts shall be the sole responsibility of the Borrower, whether the same are incurred by the Agent or the Credit Parties.  The Credit Parties hereby indemnify and hold the Agent harmless from and against any loss or damage with respect to any deposits made in the Security Accounts that are dishonored or returned for any reason.  If any deposits are dishonored or returned unpaid for any reason, the Agent, in its sole discretion, may charge the amount thereof against the Cash Collateral Accounts or any other Security Account or other Deposit Account of the Credit Parties.  The Agent shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of the Agent, except losses or damages resulting from the Agent’s own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(g)                                  Return of Funds.  Upon the payment in full of the Secured Obligations (other than contingent Secured Obligations for which no written demand has been made or asserted) and the termination of the Revolving Credit Commitment hereunder, (i) the Agent’s security interests and other rights in funds in the Security Accounts shall terminate, (ii) all rights to such funds shall revert to the Credit Parties, as applicable, and (iii) the Agent will, at the Borrower’s expense, take such steps as the Borrower may reasonably request to evidence the termination of such security interests and to effect the return to the Credit Parties of such funds.

(h)                                 Attorney-in-Fact to Endorse Documents.  The Agent, or the Agent’s designated agent, is hereby constituted and appointed attorney-in-fact for each Credit Party with authority and power to endorse any and all instruments, documents, and chattel paper upon the failure of such Credit Party to do so.  Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations are paid, (ii) exercisable by the Agent at any time and without any request upon any Credit Party by the Agent to so endorse, and (iii) exercisable in the name of the Agent or any Credit Party.  Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.  The Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

Section 7.3.  Collections and Receipt of Proceeds by the Agent.  Each Credit Party hereby constitutes and appoints the Agent, or the Agent’s designated agent, as the Borrower’s attorney-in-fact to exercise, at any time, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations:

(a)                                 to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of the Agent or such Credit Party, any and all of such Credit Party’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral.  Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.  The Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

(b)                                 to transmit to Account Debtors, on any or all of such Credit Party’s Accounts, after the occurrence of an Event of Default, notice of assignment to the Agent, for the benefit of the Lenders, thereof and the security interest therein, and to request from such Account Debtors at any time, in the name of the Agent or such Credit Party, information concerning the Borrower’s Accounts and the amounts owing thereon;

(c)                                  after the occurrence of an Event of Default, to transmit to purchasers of any or all of such Credit Party’s Inventory, notice of the Agent’s security interest therein, and to request from such purchasers at any time, in the name of the Agent or such Credit Party, information concerning such Credit Party’s Inventory and the amounts owing thereon by such purchasers;

(d)                                 after the occurrence of an Event of Default, to notify and require Account Debtors on such Credit Party’s Accounts and purchasers of such Credit Party’s Inventory to make payment of their indebtedness directly to the Agent;

(e)                                  after the occurrence of an Event of Default, to take or bring, in the name of the Agent or such Credit Party, all steps, actions, suits, or proceedings deemed by the Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

(f)                                   to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into such Credit Party’s Cash Collateral Account or, at the option of the Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.

Section 7.4.  Agent’s Authority Under Pledged Notes.  For the better protection of the Agent and the Lenders hereunder, each Credit Party, as appropriate, has executed (or will execute, with respect to future Pledged Notes) an appropriate endorsement on (or separate from) each Pledged Note and has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Note with the Agent, for the benefit of the Lenders.  Such Credit Party irrevocably authorizes and empowers the Agent, for the benefit of the Lenders, to, after the occurrence and during the continuation of an Event of Default, (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes; (b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in the Agent’s discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse such Credit Party’s name to each check or other writing received by the Agent as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as the Agent may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as the Agent, in its discretion, may deem advisable in connection with the forgoing; provided, however, that nothing contained or implied herein or elsewhere shall obligate the Agent to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.4 or prohibit the Agent from settling, withdrawing or dismissing any action, suit or proceeding or require the Agent to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.

Section 7.5.  Commercial Tort Claims.  If the Borrower shall at any time hold or acquire a Commercial Tort Claim, the Borrower shall promptly notify the Agent thereof in a writing signed by the Borrower, that sets forth the details thereof and grants to the Agent (for the benefit of the Lenders) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be prepared by and in form and substance reasonably satisfactory to the Agent.

Section 7.6.  Use of Inventory and Equipment.  Until the exercise by the Agent and the Required Lenders of their rights under Article IX hereof, each Credit Party may (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory in the ordinary course of business or as otherwise permitted by this Agreement; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on such Credit Party’s business.

Section 7.7.  Real Property.

(a)                                 No Mortgage against Real Property owned by a Credit Party will be required as of the Closing Date.  Thereafter, as to any Real Property owned by a Credit Party which has a fair market value equal to or greater than $3,000,000, such Credit Party shall promptly execute in favor of and deliver to Agent a Mortgage against such Real Property upon request by Agent, such Mortgage to be in form and substance satisfactory to Agent.

(b)                                 Each Mortgage, when duly executed and delivered by the relevant Credit Party, will be effective to create in favor of the Agent for the ratable benefit of the Lenders (and affiliates thereof that hold Secured Obligations) a legal, valid and enforceable Lien on all of such Credit Party’s right, title and interest in and to the Real Property of such Credit Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Real Property is located, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Credit Party in such Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 5.9.

(c)                                  The following items will also be required as to Real Property covered by a Mortgage, (i) title insurance policies, current as-built ALTA/ACSM Land Title surveys certified to the Agent, zoning letters, building permits and certificates of occupancy, in each case relating to such Real Property and satisfactory in form and substance to the Agent, (ii) (x) Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by the relevant Credit Party, and (z) if located in a special flood hazard area, a policy of flood insurance that is on terms satisfactory to the Agent, (iii) an opinion of counsel in each state in which such Real Property is located in form and substance and from counsel satisfactory to the Agent, (iv) a duly executed Environmental Indemnity with respect thereto, (v) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, dated no more than six (6) months prior to the date of the applicable Mortgage), prepared by environmental engineers satisfactory to the Agent, all in form and substance satisfactory to the Agent, and such environmental review and audit reports, including Phase II reports, with respect to such Real Property as the Agent shall have requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to the Agent, authorizing the Agent and the Lenders to rely on such reports, and the Agent shall be satisfied with the contents of all such environmental reports and (vi) such other reports, documents, instruments and agreements as the Agent shall request, each in form and substance satisfactory to Agent.

ARTICLE VIII. EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section 8.1.  Payments.  If (a) the interest on any Loan, any unused line fee or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within three (3) Business Days thereafter, or (b) the principal of any Loan or any reimbursement obligation under any Letter of Credit that has been drawn shall not be paid in full when due and payable.

Section 8.2.  Special Covenants.  If any Company shall fail or omit to perform and observe Section 4.3, 5.3(a), 5.6 through 5.12, 5.15, 5.18, 5.21(a), 5.24, 5.27, 5.28, 5.29, 5.30, 5.31, 5.32 or 5.33 hereof.

Section 8.3.  Other Covenants.

(a)                                 If any Company shall fail or omit to perform and observe Section 5.3 (other than Section 5.3(a)) or 5.4, and that Default shall not have been fully corrected within five days after the earlier of (i) any Financial Officer of such Company becomes aware of the occurrence thereof, or (ii) the giving of written notice thereof to the Borrower by the Agent that the specified Default is to be remedied.

(b)                                 If any Company shall fail or omit to perform or observe any agreement or other provision (other than those referred to in Section 8.1, 8.2 or 8.3(a) hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within fifteen (15) days after the earlier of (i) any Financial Officer of such Company becomes aware of the occurrence thereof, or (ii) the giving of written notice thereof to the Borrower by the Agent or the Required Lenders that the specified Default is to be remedied.

Section 8.4.  Representations and Warranties.  If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to the Agent or the Lenders, or any thereof, shall be false or erroneous.

Section 8.5.  Cross Default.

(a)                                 If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity;

(b)                                 If an “event of default”, a “default” or an event with which the passage of time or the giving of notice, or both, would cause a default or event of default (other than defaults that have been cured within applicable grace periods or have otherwise been waived in writing) shall occur under the Senior Notes Documents; or

(c)                                  If the Intercreditor Agreement shall no longer be in effect or be declared ineffective or inoperative or in any way cease to give or provide to the Agent and the Lenders the benefits purported to be created thereby.

Section 8.6.  ERISA Default.  The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.

Section 8.7.  Change in Control.  If any Change in Control shall occur.

Section 8.8.  Judgments.  There is entered against any Company:

(a)                                 a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies, shall exceed the lesser of (i) the Revolving Credit Availability, or (ii) Three Million Five Hundred Thousand Dollars ($3,500,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider); or

(b)                                 any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of three consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 8.9.  Material Adverse Change.  There shall have occurred any condition or event that the Agent or the Required Lenders determine has or is reasonably likely to have a Material Adverse Effect.

Section 8.10.  Security.  If any Lien granted in this Agreement or any other Loan Document in favor of the Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Intercreditor Agreement and the Borrower (or the appropriate Credit Party) has failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by the Agent, in its reasonable discretion) and the Borrower (or the appropriate Credit Party) has failed to promptly execute appropriate documents to correct such matters.

Section 8.11.  Validity of Loan Documents.  If (a) any material provision, in the sole opinion of the Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Agent and the Lenders the benefits purported to be created thereby.

Section 8.12.  Solvency.  If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee, liquidator, agent or other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall not be controverted within ten days, or shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; (k) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities, and rights of contribution from other Persons); or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE IX. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 9.1.  Optional Defaults.  If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 or 8.11 hereof shall occur, the Agent may, and at the written request of the Required Lenders shall, give written notice to the Borrower to:

(a)                                 terminate the Revolving Credit Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Fronting Lender to issue any Letter of Credit, immediately shall be terminated; and/or

(b)                                 accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.

Section 9.2.  Automatic Defaults.  If any Event of Default referred to in Section 8.12 hereof shall occur:

(a)                                 all of the Revolving Credit Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lender be obligated to issue any Letter of Credit; and

(b)                                 the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

Section 9.3.  Letters of Credit.  If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, the Borrower shall immediately deposit with the Agent, as security for the obligations of the Borrower and any Guarantor of Payment to reimburse the Agent and the Lenders for any then outstanding Letters of Credit, cash equal to one hundred five percent (105%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit.  The Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any Credit Party, as security for the obligations of the Borrower and any Guarantor of Payment to reimburse the Agent and the Lenders for any then outstanding Letters of Credit.

Section 9.4.  Offsets.  If there shall occur or exist any Event of Default referred to in Section 8.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by the Borrower or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of the Borrower or any Guarantor of Payment, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower.

Section 9.5.  Equalization Provisions.  Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Obligations (except as to Swingline Loans and Letters of Credit prior to the Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage.  If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.  Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of the Borrower on any Indebtedness owing by the Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by the Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.5 or any other section of this Agreement).  Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 9.6.  Collateral.  The Agent and the Lenders shall at all times have the rights and remedies of a secured party under the UCC, in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by the Borrower or otherwise provided in law or equity.  Upon the occurrence of an Event of Default and at all times thereafter, the Agent may require the Borrower to assemble the Collateral, which the Borrower agrees to do, and make it available to the Agent and the Lenders at a reasonably convenient place to be designated by the Agent.  The Agent may, with or without notice to or demand upon the Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to the Borrower.  After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to the Borrower personally or any other Person or property, all of which the Borrower hereby waives, and upon such terms and in such manner as the Agent may deem advisable, the Agent, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time.  No prior notice need be given to the Borrower or to any other Person in the case of any sale of Collateral that the Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case the Agent shall give the Borrower not fewer than ten days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made.  The Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale.  At any such public sale, the Agent or the Lenders may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights the Borrower hereby waives and releases.  After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, the Agent may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, in such order and by such division as the Agent, in its sole discretion, may deem advisable.  Any excess, to the extent permitted by law, shall be paid to the Borrower, and the Borrower shall remain liable for any deficiency.  In addition, the Agent shall at all times have the right to obtain new appraisals of the Borrower or the Collateral, the cost of which shall be paid by the Borrower.

Section 9.7.  Other Remedies.  The remedies in this Article IX are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled.  The Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 9.8.  Application of Proceeds.

(a)                                 Payments Prior to Exercise of Remedies.  Prior to the exercise by the Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by the Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, to the Loans and Letters of Credit, as appropriate; provided that the Agent shall have the right at all times to apply any payment received from the Borrower first to the payment of all obligations (to the extent not paid by the Borrower) incurred by the Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses.

(b)                                 Payments Subsequent to Exercise of Remedies.  After the exercise by the Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by the Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i)                                     first, to the payment of all obligations (to the extent not paid by the Borrower) incurred by the Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses;

(ii)                                  second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to the Agent, and (C) any fees then accrued and payable to the relevant Fronting Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure;

(iii)                               third, for payment of (A) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by the Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subsection (iii), (B) the Obligations owing under any Hedge Agreement with a Lender Counterparty, such amount to be based upon the termination amount (determined in accordance with the terms of the applicable Hedging Agreement, including any applicable netting provisions) of the Companies under such Hedge Agreement, provided as to any Lender other than SunTrust, notice of such Obligations has been provided to Agent under Section 10.13 hereof and provided as to any Lender a Reserve as to such Obligations has been established pursuant to Section 2.12(b)(v) and (C) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements, provided as to any Lender other than SunTrust, notice of such Obligations has been provided to Agent under Section 10.13 hereof and a Reserve as to such Obligations has been established pursuant to Section 2.12(b)(v), pro rata to the Lenders (or affiliates thereof) and Lender Counterparties in proportion to the amounts described in this subsection (iii) owing to them;

(iv)                              fourth, for payment in full of all other Secured Obligations; and

(v)                                 finally, any remaining surplus after all of the Secured Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE X. THE AGENT

Section 10.1.  Appointment of the Agent.

(a)                                 Each Lender irrevocably appoints SunTrust Bank as the Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-Agents or attorneys-in-fact appointed by the Agent.  The Agent and any such sub-Agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-Agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

(b)                                 The Fronting Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Required Lenders to act for the Fronting Lender with respect thereto; provided that the Fronting Lender shall have all the benefits and immunities (i) provided to the Agent in this Article with respect to any acts taken or omissions suffered by the Fronting Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent” as used in this Article included the Fronting Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Fronting Lender.

Section 10.2.  Nature of Duties of the Agent.  The Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.3), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or any applicable debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code or any applicable debtor relief law;  and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the Agent or any of its affiliates in any capacity.  The Agent shall not be liable for any action taken or not taken by it, its sub-Agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.3) or in the absence of its own gross negligence or willful misconduct.  The Agent shall not be responsible for the negligence or misconduct of any sub-Agents or attorneys-in-fact selected by it with reasonable care.  The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Agent by the Borrower or any Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.  The Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 10.3.  Lack of Reliance on the Agent.  Each of the Lenders, the Swingline Lender and the Fronting Lender acknowledges that it has, independently and without reliance upon the Agent, the Fronting Lender or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders, the Swingline Lender and the Fronting Lender also acknowledges that it will, independently and without reliance upon the Agent, the Fronting Lender or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 10.4.  Certain Rights of the Agent.  If the Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 10.5.  Reliance by the Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 10.6.  The Agent in its Individual Capacity.  The bank serving as the Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent; and the terms “Lenders”, “Required Lenders”,  or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity.  SunTrust Bank acting as the Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Credit Party or any Affiliate of the Borrower as if it were not the Agent hereunder.

Section 10.7.  Successor Agent.

(a)                                 The Agent may not be removed, but may resign at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, subject to, so long as no Default or Event of Default exists at such time, approval by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed).  If no successor Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b)                                 Upon the acceptance of its appointment as the Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If, within forty-five (45) days after written notice is given of the retiring Agent’s resignation under this Section, no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time as the Required Lenders appoint a successor Agent as provided above.  After any retiring Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Agent and its representatives and Agents in respect of any actions taken or not taken by any of them while it was serving as the Agent.

(c)                                  In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if Borrower has failed to provide cash collateral in accordance with Section 2.2(b)(ix), Section 2.2(c)(iv) or Section 2.2(c)(v) then the Fronting Lender and the Swingline Lender may, upon prior written notice to the Borrower and the Agent, resign as Fronting Lender or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice), and upon such resignation, shall be released from any further obligation hereunder.

Section 10.8.  Withholding Tax.  To the extent required by any applicable law, the Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 10.9.  The Agent May File Proofs of Claim.

(a)                                 In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Fronting Lender and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Fronting Lender and the Agent and its agents and counsel and all other amounts due the Lenders, the Fronting Lender and the Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)                                 Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Fronting Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the Fronting Lender, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Fronting Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.10.  Authorization to Execute Other Loan Documents.  Each Lender hereby authorizes the Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Security Documents, the Intercreditor Agreement and any other intercreditor or subordination agreements) other than this Agreement.

Section 10.11.  Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Agent, at its sole option and in its sole discretion:

(a)                                 to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon the termination of the Revolving Credit Commitment, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 105% of the aggregate Letter of Credit Exposure of all Lenders, and the payment in full of all Obligations (other than contingent Secured Obligations for which no written demand has been made or asserted and such cash collateralized reimbursement obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and

(b)                                 to release any Credit Party from its obligations under the applicable Security Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or to release any Credit Party from its obligations under the applicable Security Documents pursuant to this Section.  In each case as specified in this Section, the Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Security Documents, or to release such Credit Party from its obligations under the applicable Security Documents, in each case in accordance with the terms of the Loan Documents and this Section.

Section 10.12.  Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Agent, and (ii) in the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Agent, as Agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Agent at such sale or other disposition.

Section 10.13.  Secured Bank Product Obligations and Obligations Under Hedging Agreements.  Except as expressly provided in Section 11.3(b)(ii), no Lender (or affiliate thereof) or Lender Counterparty providing Bank Products or Hedge Agreements that obtains the benefits of Section 9.8(b), the Security Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article to the contrary and except as to SunTrust Bank, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Agreements and Secured Obligations in respect of Hedge Agreements unless the Agent has received written notice of such Secured Obligations (which notice shall include, if desired by the applicable Lender, a request for Reserves to be established pursuant to Section 2.12(b)(v) hereof as to such Obligations and shall set forth the aggregate amount of all Secured Obligations in respect of Bank Product Agreements and all Secured Obligations in respect of Hedge Agreements), together with such supporting documentation as the Agent may request, from the applicable Lender (or affiliate thereof) providing Bank Products or the applicable Lender Counterparty providing the Hedge Agreements, as the case may be, or to include such Bank Products Obligations or Secured Obligations in respect of Hedge Agreements in clause (iii) of Section 9.8(b), in the absence of such notice and supporting documentation.

ARTICLE XI. MISCELLANEOUS

Section 11.1.  Lenders’ Independent Investigation.  Each Lender, by its signature to this Agreement, acknowledges and agrees that the Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Agent and such Lender.  Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter.  Each Lender further represents that it has reviewed each of the Loan Documents, including, but not limited to, the Intercreditor Agreement.

Section 11.2.  No Waiver; Cumulative Remedies.  No omission or course of dealing on the part of the Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents.  The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 11.3.  Amendments, Waivers and Consents.

(a)                                 General Rule.  No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)                                 Exceptions to the General Rule.  Notwithstanding the provisions of subsection (a) of this Section 11.3:

(i)                                     Requirements.  Subject to subpart (ii) below, (A) no amendment, modification, waiver or consent shall (1) extend or increase the Maximum Amount of any Lender without the written consent of such Lender, (2) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any unused line fees payable hereunder without the written consent of each Lender directly affected thereby, (3) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 11.3), the stated rate of any unused line fees payable hereunder, the amount of principal to be reimbursed when a Letter of Credit is drawn, or the stated rate of any Letter of Credit fees payable for the pro rata benefit of the Lenders, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and unused line fees resulting from a change in the Applicable Margin as provided for in this Agreement), (4) change any percentage voting requirement, voting rights, or the Required Lenders definition or the Super-Majority Lenders definition in this Agreement, without the unanimous consent of the Lenders, (5) release the Borrower or any Guarantor of Payment except in connection with a merger or sale of assets permitted pursuant to Section 5.12 hereof without the unanimous consent of the Lenders, (6) release all or substantially all of the Collateral securing the Secured Obligations, except as specifically permitted hereunder, without the unanimous consent of the Lenders, or (7) amend this Section 11.3 or Section 9.5 or 9.8 hereof without the unanimous consent of the Lenders and (B) no amendment or modification shall amend the definition of Borrowing Base (or any defined term used in such definition) if the effect of such amendment or modification is to increase borrowing availability without the consent of the Super-Majority Lenders.

(ii)                                  Provisions Relating to Special Rights and Duties.  No provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent.  No provision of this Agreement relating to the rights or duties of a Fronting Lender in its capacity as such shall be amended, modified or waived without the consent of such Fronting Lender.  No provision of this Agreement relating to the rights or duties of the Swingline Lender in its capacity as such shall be amended, modified or waived without the consent of the Swingline Lender. No provision of this Agreement (including, without limitation, Section 9.8(b)) or any other Loan Document shall be amended, modified or waived so as to alter the ratable treatment of Secured Obligations arising under the Loans Documents and Secured Obligations arising under Hedge Agreements with Lender Counterparties or the definition of “Lender Counterparty”, “Hedge Agreement”, or “Secured Obligations” (as such terms are defined in this Agreement or any applicable Loan Document), in each case in a manner adverse to any Lender Counterparty without the written consent of any such Lender Counterparty

(c)                                  Replacement of Non-Consenting Lender.  If, in connection with any proposed amendment, waiver or consent hereunder, (i) the consent of all Lenders is required, but only the consent of Required Lenders is obtained, or (ii) the consent of Required Lenders is required, but the consent of the Required Lenders is not obtained (any Lender withholding consent as described in subparts (i) and (ii) hereof being referred to as a “Non-Consenting Lender”), then, so long as the Agent is not the Non-Consenting Lender, the Agent may, at the sole expense of the Borrower, upon notice to such Non-Consenting Lender and the Borrower, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof) all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

(d)                                 Generally.  Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Agent to all of the Lenders.  Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.

Section 11.4.  Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to the Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties.  All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when hand delivered, delivered by overnight courier or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt (if received during a Business Day, otherwise the following Business Day).  All notices from the Borrower to the Agent or the Lenders pursuant to any of the provisions hereof shall not be effective until received by the Agent or the Lenders, as the case may be.  For purposes of Article II hereof, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an Authorized Officer, and the Borrower shall hold the Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 11.5.  Costs, Expenses and Documentary Taxes.  The Borrower agrees to pay on demand all costs and expenses of the Agent and all Related Expenses, including but not limited to (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of the Agent in connection with the preparation, negotiation and closing of the Loan Documents and the Intercreditor Agreement and the administration of the Loan Documents and the Intercreditor Agreement, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder; provided however, the Borrower shall not be responsible for paying more than $300,000 in legal fees in connection with the initial preparation and syndication of this Agreement and the Loan Documents, (b) extraordinary expenses of the Agent in connection with the administration of the Loan Documents, the Intercreditor Agreement and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for the Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto.  The Borrower also agrees to pay on demand all costs and expenses (including Related Expenses) of the Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing, or the Intercreditor Agreement.  In addition, the Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, the Intercreditor Agreement and the other instruments and documents to be delivered hereunder, and agrees to hold the Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees.  All obligations provided for in this Section 11.5 shall survive any termination of this Agreement.

Section 11.6.  Indemnification.  Subject to the provisions of Sections 2.8(c) and 11.5, the Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Agent and its affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent and its affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Agent and its affiliates, (ii) all reasonable out-of-pocket expenses incurred by any Fronting Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Agent, each Fronting Lender, the Swingline Lender or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, (iv) all out-of-pocket costs and expenses Agent incurred in connection with hiring outside field examiners at a rate equal to the current market rate then in effect, (v) all out-of-pocket costs and expenses incurred by Agent in connection with the hiring of outside appraisers to conduct any appraisal in accordance with this Agreement, and (vi) all out-of-pocket costs and expenses incurred by Agent in connection with the hiring of outside reviewers to conduct any insurance review.

(b)                                 The Borrower shall indemnify the Agent (and any sub-Agent thereof), each Lender and each Fronting Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Fronting Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c)                                  The Borrower shall pay, and hold the Agent, the Fronting Lender and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Agent, the Fronting Lender and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)                                 To the extent that the Borrower fails to pay any amount required to be paid to the Agent, the Fronting Lender or the Swingline Lender under subsection (a), (b) or (c) hereof, for any or no reason, each Lender severally agrees to pay to the Agent, the Fronting Lender or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Credit Commitment (or Revolving Credit Exposure, as applicable) determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, the Fronting Lender or the Swingline Lender in its capacity as such.

(e)                                  To the extent not prohibited by applicable law, each Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f)                                   All amounts due under this Section shall be payable promptly after written demand therefor.

Section 11.7.  Obligations Several; No Fiduciary Obligations.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Agent or the Lenders pursuant hereto shall be deemed to constitute the Agent or the Lenders a partnership, association, joint venture or other entity.  No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default.  The relationship between the Borrower and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither the Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 11.8.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 11.9.  Binding Effect; Borrower’s Assignment.  This Agreement shall become effective when it shall have been executed by the Borrower, the Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each of the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and all of the Lenders.

Section 11.10.  Lender Assignments.

(a)                                 Assignments of the Revolving Credit Commitment.  Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment Percentage of the Revolving Credit Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swingline Loan, and any participation purchased pursuant to Section 2.2(b) or 2.2(c) or Section 9.5 hereof.

(b)                                 Prior Consent.  No assignment may be consummated pursuant to this Section 11.10 without the prior written consent of the Borrower and the Agent and each Fronting Lender (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of the Borrower and the Agent and each Fronting Lender shall not be unreasonably withheld or unreasonably delayed; provided that the consent of the Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist.  Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c)                                  Minimum Amount.  Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) (or minimum increments thereto of $1,000,000) of the assignor’s interest in the Revolving Credit Commitment and its interest herein, or the entire amount of the assignor’s interest in the Revolving Credit Commitment and its interest herein.

(d)                                 Assignment Fee.  Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to the Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500), unless waived in the sole discretion of the Agent.

(e)                                  Assignment Agreement.  Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to the Borrower and the Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to the Agent such additional amendments, assurances and other writings as the Agent may reasonably require.

(f)                                   Non-U.S. Assignee.  If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, the Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), the Agent and the Borrower) either U.S. Internal Revenue Service Form W-8ECI, Form W-8IMY or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, the Agent and the Borrower) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to the Agent and the Borrower) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g)                                  Deliveries by the Borrower.  Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, the Borrower shall execute and deliver (i) to the Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by the Borrower in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes.  After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to the Borrower marked “replaced.”

(h)                                 Effect of Assignment.  Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 11.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i)                                     The Agent to Maintain Register.  The Agent shall maintain at the address for notices referred to in Section 11.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the commitment of, and principal amount of the Revolving Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender in regards to its interest, at any reasonable time and from time to time, upon reasonable prior notice.

Section 11.11.  Sale of Participations.  Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including all or a portion of its interest in the Revolving Credit Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

(a)                                 any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b)                                 such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)                                  the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)                                 such Participant shall be bound by the provisions of Section 9.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e)                                  no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i)                                     increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii)                                  reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the unused line fee, without the written consent of each Participant affected thereby.

The Borrower agrees that any Lender that sells participations pursuant to this Section 11.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of the Borrower shall not increase as a result of such transfer and the Borrower shall have no obligation to any Participant.

Section 11.12.  Replacement of Affected Lenders.  Each Lender agrees, that during the time in which any Lender is an Affected Lender, the Agent shall have the right (and the Agent shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Affected Lender and the Borrower, to require that such Affected Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Transferee, approved by the Borrower (unless an Event of Default shall exist) and the Agent, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (recognizing that any Affected Lender may have given up its rights under this Agreement to receive payment of fees and other amounts pursuant to Section 2.6(e) or (f) hereof), from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

Section 11.13.  Patriot Act Notice.  Each Lender and the Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and the Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.  The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or a Lender in order to assist the Agent or such Lender in maintaining compliance with the Patriot Act.

Section 11.14.  Severability of Provisions; Captions; Attachments.  Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.  Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 11.15.  Investment Purpose.  Each of the Lenders represents and warrants to the Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 11.16.  Entire Agreement.  This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 11.17.  Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

(b)                                 The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the

Agent, the Fronting Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)                                  The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.4.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 11.18.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO KNOWINGLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.19.  Right of Set-off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Fronting Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Fronting Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Fronting Lender, as the case may be, irrespective of whether such Lender or the Fronting Lender shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.6(e) or Section 9.8., as applicable, and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Fronting Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender and the Fronting Lender agrees promptly to notify the Agent and the Borrower after any such set-off and any application made by such Lender or the Fronting Lender, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application.  Each Lender and the Fronting Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by any Credit Party and any of its Subsidiaries to such Lender or the Fronting Lender.

Section 11.20.  Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the Agent Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Agent and its affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.  Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.21.  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Fronting Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Credit Commitment has not expired or terminated.  The provisions of Sections 3.1, 3.2, 3.3, 11.5 and 11.6 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment. or the termination of this Agreement or any provision hereof.

Section 11.22.  Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.23.  Confidentiality.  Each of the Agent, the Fronting Lender and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any of its Subsidiaries, other than any such information that is available to the Agent, the Fronting Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Agent, the Fronting Lender or any such Lender including, without limitation, accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Agent, the Fronting Lender, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.  In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section shall govern.

Section 11.24.  Waiver of Effect of Corporate Seal.  The Borrower represents and warrants that neither it nor any other Credit Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 11.25.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Credit Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Agent, Fronting Lender and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Agent, Fronting Lender and the Lenders, on the other hand, (B) each of the Borrower and the other Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agent, Fronting Lender and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person, and (B) neither the Agent, Fronting Lender nor any Lender has any obligation to the Borrower, any other Credit Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, Fronting Lender , the Lenders and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and each of the Agent, Fronting Lender and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Credit Parties hereby waives and releases any claims that it may have against the Agent, Fronting Lender or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.26.  Location of Closing.  Each Lender and the Fronting Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Agent, c/o Holland & Knight LLP, 31 W. 52nd St., New York, New York 10019.  The Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Agent, c/o Holland & Knight LLP, 31 W. 52nd St., New York, New York 10019.  All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.

Section 11.27.  Limitations on Liability of the Relevant Fronting Lender.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit.  Neither the relevant Fronting Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the relevant Fronting Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against such Fronting Lender, and such Fronting Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Fronting Lender’s willful misconduct or gross negligence (as determined by a final judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Fronting Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Fronting Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.28.  General Limitation of Liability.  No claim may be made by any Credit Party, any Lender, the Agent, the Fronting Lender or any other Person against the Agent, the Fronting Lender, or any other Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, the Agent and the Fronting Lender hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.29.  No Duty.  All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, any other Companies, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation.  The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.30.  Legal Representation of Parties.  The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 11.31.  Legend.  Notwithstanding anything herein to the contrary, the liens and security interests granted to the Agent, for the benefit of the Lenders, pursuant to this Agreement, and the exercise of any right or remedy by the Agent or any Lender hereunder, are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement with respect to lien priority or rights and remedies in connection with the Common Collateral (as defined in the Intercreditor Agreement), the terms of the Intercreditor Agreement shall govern.

Section 11.32.  Certifications Regarding Senior Notes Indenture.  The Borrower certifies to Agent and the Lenders that neither the execution nor performance of the Loan Documents or the incurrence of any Obligations violates any provision of any Senior Notes Document.  Borrower further certifies that the Revolving Credit Commitment and the Obligations constitute “Permitted Indebtedness” under the Senior Notes Indenture.

Section 11.33.  Amendment and Restatement.  This Agreement amends and restates in its entirety the Existing Credit Agreement.  This Agreement and the other Loan Documents govern the present relationship among the Credit Parties, Agent, the Lenders and the other Persons a signatory hereto.  This Agreement, however, is in no way intended, nor shall it be construed, to affect, replace, impair or extinguish the creation, attachment, perfection or priority of the security interests in, and other Liens on, the Collateral, which security interests and other Liens each of the Credit Parties, by this Agreement, acknowledges, reaffirms and confirms to Agent and the Lenders.  In addition, except as otherwise provided herein, all monetary obligations and liabilities and indebtedness of any Credit Party created or existing under, pursuant to, or as a result of, the Existing Credit Agreement shall continue in existence within the definition of “Obligations” under this Agreement, which obligations, liabilities and indebtedness the Credit Parties, by this Agreement, acknowledge, reaffirm, confirm and assume.  The Credit Parties agree that any outstanding commitment to make advances or otherwise extend credit or credit support to any Credit Party and each other obligation of any Person (other than a Credit Party) which is a party to the Existing Credit Agreement are hereby terminated.  The Credit Parties represent and warrant that none of them have assigned or otherwise transferred any rights arising under the Existing Credit Agreement. In order to induce Agent and the Lenders to enter into this Agreement on the Closing Date, Borrower hereby represents, warrants and covenants to Agent and the Lenders that it has determined that Borrower will benefit specifically and materially from the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement on the Closing Date and that Borrower requested and bargained for the structure and terms of and security for the Loans contemplated by this Agreement on the Closing Date.  Amounts in respect of interest, fees and other amounts payable to or for the account of Agent, Swingline Lender, Fronting Lenders and Lenders shall be calculated (i) in accordance with the provisions of the Existing Credit Agreement with respect to any period (or a portion of any period) ending prior to the Closing Date (and such amounts shall be payable to the applicable Persons a party to the Existing Credit Agreement in accordance with the Existing Credit and (ii) in accordance with the provisions of this Agreement with respect to any period (or a portion of any period) commencing on or after the Closing Date.  On the Closing Date, each Lender shall settle with Agent so that, after giving effect to such settlement, each Lender holds its pro rata share of the outstanding Loans as to which it has a Commitment and as to Lenders of all participation interests in all Swingline Loans and Letters of Credit.  Each Credit Party acknowledges, ratifies and reaffirms the validity and enforceability of the Existing Credit Agreement and each other Loan Document, including each other Security Document, to which it is a party, the provisions thereof and its obligations thereunder, and all Liens granted thereunder to Agent or a Lender, and acknowledges that all such Liens continue to be and remain collateral for the Obligations from and after the date hereof and that it hereby ratifies and reaffirms all such Liens.

Section 11.34.  Release.   EACH CREDIT PARTY HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER WAIVES AND DISCHARGES AGENT, EACH LENDER, EACH OTHER PERSON A PARTY TO THE EXISTING CREDIT AGREEMENT AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER DIRECTORS, OFFICERS, AGENTS, AND EMPLOYEES, AND EACH OF THEIR RESPECTIVE PREDECESSORS, SUCCESSORS, HEIRS, AND ASSIGNS (INDIVIDUALLY AND COLLECTIVELY, THE “RELEASED PARTIES”) FROM ALL POSSIBLE CLAIMS, COUNTERCLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES AND LIABILITIES WHATSOEVER, OTHER THAN THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT OR CONDITIONAL, OR AT LAW OR IN EQUITY, IN ANY CASE ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE HEREOF THAT ANY OF THE CREDIT PARTIES MAY NOW HAVE AGAINST THE RELEASED PARTIES (OR ANY OF THEM), IF ANY, RELATING TO THE EXISTING CREDIT AGREEMENT OR THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY TERM SHEET OR COMMITMENT LETTER OR ENGAGEMENT LETTER DISCUSSED WITH RESPECT TO THIS AGREEMENT), IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE.  EACH OF THE CREDIT PARTIES WAIVES THE BENEFITS OF ANY LAW, WHICH MAY PROVIDE IN SUBSTANCE: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.” EACH OF THE CREDIT PARTIES UNDERSTANDS THAT THE FACTS WHICH IT BELIEVES TO BE TRUE AT THE TIME OF MAKING THE RELEASE PROVIDED FOR HEREIN MAY LATER TURN OUT TO BE DIFFERENT THAN IT NOW BELIEVES, AND THAT INFORMATION WHICH IS NOT NOW KNOWN OR SUSPECTED MAY LATER BE DISCOVERED.  EACH OF THE CREDIT PARTIES ACCEPTS THIS POSSIBILITY, AND EACH OF THEM ASSUMES THE RISK OF THE FACTS TURNING OUT TO BE DIFFERENT AND NEW INFORMATION BEING DISCOVERED; AND EACH OF THEM FURTHER AGREES THAT THE RELEASE PROVIDED FOR HEREIN SHALL IN ALL RESPECTS CONTINUE TO BE EFFECTIVE AND NOT SUBJECT TO TERMINATION OR RESCISSION BECAUSE OF ANY DIFFERENCE IN SUCH FACTS OR ANY NEW INFORMATION.  NOTWITHSTANDING THE FOREGOING, THE OBLIGATIONS AND LIABILITIES OF ANY RELEASED PARTY ARISING UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS FROM AND AFTER THE CLOSING DATE SHALL NOT BE RELEASED PURSUANT TO THIS SECTION 11.34.

Section 11.35.  Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of an EEA Financial Institution arising under any Loan Document to the extent such liability is unsecured, may be subject to the write down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 The effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or in any Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.36.  Certain ERISA Matters.

(a)                           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into;

participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)                           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)                                     none of the Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)                                 no fee or other compensation is being paid directly to the Agent or any its respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)                            The Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 11.37.  Currency Conversion.  Without limiting any other rights in this Agreement, if for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given.  For this purpose, “rate of exchange” means the rate at which Agent would, on the relevant date at or about 12:00 p.m., be prepared to sell a similar amount of such currency in New York, New York against the Judgment Currency.  In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, each Credit Party will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Agreement or any other Loan Document in such other currency.  Any additional amount due from any Credit Party under this Section 11.37 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement or any of the other Loan Documents.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Credit and Security Agreement as of the date first set forth above.

Address:	4820 Eastgate Mall	KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
San Diego, California 92121
	Attention: Legal Department	By:
Deanna H. Lund
Executive Vice President & Chief Financial Officer

Signature Page to

Amended and Restated Credit and Security Agreement

SUNTRUST BANK,
as the Agent, as the Fronting Lender, as Swingline Lender and as a Lender

By:
Name: Brian R. O’Fallon
Title: Director

Agent	SunTrust Bank
3333 Peachtree Road, 4th Floor
Atlanta, GA 30326
Attention: Asset Manager — Kratos
Telecopy: 404-926-5646

With a copy to (which shall not constitute notice):

SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Phone: (404) 813-5156
Telecopy Number: (404) 495-2170
E-mail: agency.services@suntrust.com

and

Holland & Knight LLP
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attention: Jim Chadwick
Telecopy Number: 214-964-9501
Email: james.chadwick@hklaw.com

Fronting Lender	SunTrust Bank
245 Peachtree Center Ave, 17th Floor
Atlanta, GA 30303
Attention: Letter of Credit Department
Telecopy: 800-951-7847

With a copy to (which shall not constitute notice):

Holland & Knight LLP
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attention: Jim Chadwick
Telecopy Number: 214-964-9501
Email: james.chadwick@hklaw.com

Signature Page to

Amended and Restated Credit and Security Agreement

Swingline Lender	SunTrust Bank
3333 Peachtree Road, 4th Floor
Atlanta, GA 30326
Attention: Asset Manager — Kratos
Telecopy: 404-926-5646

With a copy to (which shall not constitute notice):

Holland & Knight LLP
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attention: Jim Chadwick
Telecopy Number: 214-964-9501
Email: james.chadwick@hklaw.com

Signature Page to

Amended and Restated Credit and Security Agreement

Address:	JPMORGAN CHASE BANK, N.A, as a Fronting Lender and as a Lender
[ ]
[ ]
[ ]	By:
Attention: [ ]	Name:
Telecopy: [ ]	Title:

Signature Page to

Amended and Restated Credit and Security Agreement

Address:	GOLDMAN SACHS BANK USA, [as a Fronting Lender] and as a Lender
[ ]
[ ]
[ ]	By:
Attention: [ ]	Name:
Telecopy: [ ]	Title:

Signature Page to

Amended and Restated Credit and Security Agreement

Address:	PNC BANK, NATIONAL ASSOCIATION, as a Fronting Lender and as a Lender
[ ]
[ ]
[ ]	By:
Attention: [ ]	Name:
Telecopy: [ ]	Title:

Signature Page to

Amended and Restated Credit and Security Agreement

ACKNOWLEDGMENT

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amended and Restated Credit and Security Agreement (hereinafter, “Credit Agreement”) and acknowledges and agrees to the foregoing terms and provisions.  By its signature below, each of the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions hereof.

Each of the undersigned acknowledges and agrees that: (i) although it may sign this Acknowledgment to the Credit Agreement, it is not a party thereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of this Acknowledgment to the Credit Agreement, in each case, except for the express provisions thereof where the undersigned has any rights or obligations, and (ii) it will execute and deliver such additional documents and take such additional action as may reasonably be necessary or desirable in the reasonable opinion of the Agent to effectuate the provisions and purposes of the Credit Agreement.

In addition, to the extent not amended and restated as of the date hereof, the “Loan Documents” (as defined in the Existing Credit Agreement, and hereinafter referred to as “Existing Loan Documents”) to which any of the undersigned are a party shall continue in full force and effect, are hereby ratified, reaffirmed and confirmed in all respects, and shall, for the avoidance of doubt, constitute “Loan Documents” under the Credit Agreement.  The terms of the Loan Documents to which any of the undersigned are a party that correspond to the Existing Loan Documents to which any of the undersigned are a party that have been amended and restated as of the date hereof shall govern for any period occurring on or after the date hereof, and the terms of such Existing Loan Documents prior to their amendment and restatement shall govern for any period beginning before the date hereof and ending on the day immediately preceding the date hereof.  In furtherance of the foregoing, (i) each reference in any Loan Document to which any of the undersigned are a party to the “Credit Agreement”, any other Loan Document to which any of the undersigned are a party that is being amended and restated as of the date hereof, “thereunder”, “thereof” or words of like import, is hereby amended, mutatis mutandis, as applicable in the context, to be a reference to, and shall thereafter mean, the Credit Agreement or such other amended and restated Loan Document, as applicable in the context (as each may be amended, modified or supplemented and in effect from time to time) and (ii) the definition of any term defined in any Loan Document to which any of the undersigned are a party by reference to the terms defined in the “Credit Agreement” or any other Loan Document to which any of the undersigned are a party that is being amended and restated as of the date hereof is hereby amended to be defined by reference to the defined term in the Credit Agreement or such other amended and restated Loan Document, as applicable (as each may be amended, modified or supplemented and in effect from time to time)

[Kratos — Signature Page to Acknowledgment to Amended and Restated Credit and Security Agreement]

AI METRIX, INC.
AIRORLITE COMMUNICATIONS, INC.
AVTEC SYSTEMS, INC.
BSC PARTNERS, LLC
CARLSBAD ISI, INC.
CHARLESTON MARINE CONTAINERS INC. COMPOSITE ENGINEERING, INC.
DALLASTOWN REALTY I, LLC
DALLASTOWN REALTY II, LLC
DEFENSE SYSTEMS, INCORPORATED
DEI SERVICES CORPORATION
DIGITAL FUSION SOLUTIONS, INC.
DIGITAL FUSION, INC.
DIVERSIFIED SECURITY SOLUTIONS, INC.
DTI ASSOCIATES, INC.
GENERAL MICROWAVE ISRAEL CORPORATION
GENERAL MICROWAVE CORPORATION
GICHNER SYSTEMS GROUP, INC.
GICHNER SYSTEMS INTERNATIONAL, INC. HAVERSTICK CONSULTING, INC.
HAVERSTICK GOVERNMENT SOLUTIONS, INC.
HENRY BROS. ELECTRONICS, INC. (DE)
HENRY BROS. ELECTRONICS, INC. (NJ)
HENRY BROS. ELECTRONICS, L.L.C.
DFI REALTY, LLC
KRATOS - RSS, INC.
HGS HOLDINGS, INC.
JMA ASSOCIATES, INC.
KPSS GOVERNMENT SOLUTIONS, INC.
KRATOS DEFENSE & ROCKET SUPPORT SERVICES, INC.
KRATOS INTEGRAL HOLDINGS, LLC

By:
Name:
Title:

[Kratos — Signature Page to Acknowledgment to Amended and Restated Credit and Security Agreement]

KRATOS INTEGRAL SYSTEMS
INTERNATIONAL, INC.
KRATOS NETWORKS, INC.
KRATOS PUBLIC SAFETY & SECURITY
SOLUTIONS, INC.
KRATOS SOUTHEAST, INC.
KRATOS SYSTEMS AND SOLUTIONS, INC.
KRATOS TECHNOLOGY & TRAINING SOLUTIONS, INC.
KRATOS TEXAS, INC.
KRATOS UNMANNED SYSTEMS SOLUTIONS, INC.
LVDM, INC.
MADISON RESEARCH CORPORATION
MICRO SYSTEMS, INC.
MSI ACQUISITION CORP.
POLEXIS, INC.
REALITY BASED IT SERVICES, LTD.
REAL TIME LOGIC, INC.
ROCKET SUPPORT SERVICES, LLC
SAT CORPORATION
SCT ACQUISITION, LLC
SCT REAL ESTATE, LLC
SECUREINFO CORPORATION
SHADOW I, INC.
SHADOW II, INC.
SUMMIT RESEARCH CORPORATION
WFI NMC CORP.

By:
Name:
Title:

KRATOS SOUTHWEST L.P.
By: Kratos Texas, Inc., its General Partner

By:
Name:
Title:

[Kratos — Signature Page to Acknowledgment to Amended and Restated Credit and Security Agreement]

SCHEDULE 1.1

COMMITMENTS OF LENDERS

LENDERS	COMMITMENT PERCENTAGE	MAXIMUM AMOUNT
SunTrust Bank	38.88888%	$35,000,000
JPMorgan Chase Bank, N.A.	22.22222%	$20,000,000
Goldman Sachs Bank USA	22.22222%	$20,000,000
PNC Bank, National Association	16.66666%	$15,000,000
Total Commitment Amount	100.00%	$90,000,000

S-1.1

EXHIBIT A

FORM OF

[AMENDED AND RESTED] REVOLVING CREDIT NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation (the “Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of [         ] (“Lender”) at the main office of SUNTRUST BANK, as the Agent (as hereinafter defined), at 303 Peachtree Street, N.E., Atlanta, Georgia, 30308 (or such other place as Agent may from time to time designate to the Borrower in writing), the principal sum of

[ ] AND 00/100	DOLLARS,

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement described below, made by Lender to the Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America.

As used herein, “Credit Agreement” means the Amended and Restated Credit and Security Agreement, dated as of November 20, 2017, among the Borrower, the Lenders, as defined therein, and SunTrust Bank, as administrative agent and as collateral agent for the Lenders (together with its successors and assigns in such capacities, “Agent”), as the same may from time to time be amended, restated or otherwise modified.  Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement.  Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that, failure to make any such entry shall in no way detract from the obligations of the Borrower under this [Amended and Restated] Revolving Credit Note (the “Note”).

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate.  All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof.  Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions, except for Sections 5-1401 and 5-1402 of the New York General Obligations Law.

JURY TRIAL WAIVER.  THE BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

[This Note amends, modifies, and restates, but does not extinguish or constitute a novation of the indebtedness evidenced by that certain Revolving Credit Note, dated May 14, 2014, in the original principal amount of Seventy Million Dollars ($70,000,000.00) executed by the Borrower and payable to the order of Lender.  All rights, titles, liens and security interests securing such prior note are preserved, maintained and carried forward to this Note.]

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF

AMENDED AND RESTATED SWINGLINE NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of SUNTRUST BANK, as swingline lender (together with its successors and assigns in such capacity, “Swingline Lender”) at the main office of SUNTRUST BANK, as the Agent (as hereinafter defined), at 303 Peachtree Street, N.E., Atlanta, Georgia, 30308 (or such other place as Agent may from time to time designate to the Borrower in writing), the principal sum of

TEN MILLION AND 00/100	DOLLARS,

or the aggregate unpaid principal amount of all Swingline Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swingline Lender to the Borrower pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Swingline Loan, the Swingline Loan Maturity Date applicable thereto.

As used herein, “Credit Agreement” means the Amended and Restated Credit and Security Agreement, dated as of November 20, 2017, among the Borrower, the Lenders, as defined therein, and SunTrust Bank, as administrative agent and as collateral agent for the Lenders (together with its successors and assigns in such capacities, “Agent”), as the same may from time to time be amended, restated or otherwise modified.  Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Swingline Loan from time to time outstanding, from the date of such Swingline Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(b) of the Credit Agreement.  Such interest shall be payable on each date provided for in such Section 2.3(b); provided that, interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time and the payments of principal and interest thereon, shall be shown on the records of Swingline Lender by such method as Swingline Lender may generally employ; provided that, failure to make any such entry shall in no way detract from the obligation of the Borrower under this [Amended and Restated] Swingline Note (the “Note”).

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate.  All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Swingline Note referred to in the Credit Agreement and is entitled to the benefits thereof.  Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions, except for Sections 5-1401 and 5-1402 of the New York General Obligations Law.

JURY TRIAL WAIVER.  THE BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

This Note amends, modifies, and restates, but does not extinguish or constitute a novation of the indebtedness evidenced by that certain Swingline Note, dated May 14, 2014, in the original principal amount of Ten Million Dollars ($10,000,000.00) executed by the Borrower and payable to the order of Swingline Lender.  All rights, titles, liens and security interests securing such prior note are preserved, maintained and carried forward to this Note.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF

BORROWING BASE CERTIFICATE

See attached.

EXHIBIT D

FORM OF

NOTICE OF LOAN

                                   , 20

SunTrust Bank, as the Agent

303 Peachtree Street, N.E.

Atlanta, Georgia

Attention:  Portfolio Manager (Kratos)

Ladies and Gentlemen:

The undersigned, KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation (the “Borrower”), refers to the Amended and Restated Credit and Security Agreement, dated as of November 20, 2017 (“Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, and SUNTRUST BANK, as the lead arranger, sole book runner and Agent for the Lenders (the “Agent”), and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that the Borrower hereby requests a Loan (the “Proposed Loan”), and in connection therewith sets forth below the information relating to the Proposed Loan as required by Section 2.5 of the Credit Agreement:

(a)                                 The Business Day of the Proposed Loan is ______, 20__.

(b)                                 The amount of the Proposed Loan is $________.

(c)                                  The Proposed Loan is to be a Base Rate Loan ☐ / Eurodollar Loan ☐ / Swingline Loan ☐. (Check one.)

(d)                                 If the Proposed Loan is a Eurodollar Loan, the Interest Period requested is one month ☐, two months ☐, three months ☐.

(Check one.)

The undersigned hereby certifies on behalf of the Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i)                                     the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii)                                  no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii)                               the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

By:
Name:
Title:

EXHIBIT E

FORM OF

COMPLIANCE CERTIFICATE

For the Quarterly Reporting Period ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)                                 I am the duly elected [Chief Executive Officer][President][Corporate Controller][Chief Financial Officer][Treasurer] of KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation (the “Borrower”);

(2)                                 I am familiar with the terms of that certain Amended and Restated Credit and Security Agreement, dated as of November 20, 2017, among the Borrower, the lenders from time to time named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders”), and SUNTRUST BANK, as Fronting Lender (as defined in the Credit Agreement), as Swingline Lender (as defined in the Credit Agreement) and as the administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Agent”) (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”; the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3)                                 The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4)                                 The representations and warranties made by the Borrower contained in each Loan Document are true and correct as though made on and as of the date hereof; and

(5)                                 Set forth on Attachment I hereto are calculations of the financial covenants set forth in Sections 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the ___ day of ______, 20__.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

By:
Name:
Title:

EXHIBIT F

FORM OF

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) between                        (the “Assignor”) and                        (the “Assignee”) is dated as of _____, 20__.  The parties hereto agree as follows:

1.                                      Preliminary Statement.  Assignor is a party to an Amended and Restated Credit and Security Agreement, dated as of November 20, 2017  (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), among KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation (the “Borrower”), the lenders named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), and SUNTRUST BANK, as Fronting Lender (as defined in the Credit Agreement), as Swingline Lender (as defined in the Credit Agreement) and as the administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.                                      Assignment and Assumption.  Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, the “Assigned Percentage”) of Assignor’s right, title and interest in and to (a) the Revolving Credit Commitment, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) Assignor’s interest in any Letter of Credit outstanding on the Assignment Effective Date, (d) any Note delivered to Assignor pursuant to the Credit Agreement, and (e) the Credit Agreement and the other Related Writings.  After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have a “Commitment Percentage” under the Credit Agreement equal to the Commitment Percentage set forth in subpart II on Annex 1 hereto and an Assigned Amount as set forth on subpart II of Annex 1 hereto (hereinafter, the “Assigned Amount”).

3.                                      Assignment Effective Date.  The Assignment Effective Date (the “Assignment Effective Date”) shall be [_____, __] (or such other date agreed to by the Agent).  On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

(a)                                 receipt by the Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by the Agent and, if necessary pursuant to the provisions of Section 11.10(b) of the Credit Agreement, by the Borrower;

(b)                                 receipt by the Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 11.10(d) of the Credit Agreement;

(c)                                  receipt by the Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by the Agent, and (iv) such other information as the Agent shall request; and

(d)                                 receipt by the Agent from Assignor or Assignee of any other information required pursuant to Section 11.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

4.                                      Payment Obligations.  In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor.  Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor.  Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignee.  Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

5.                                      Credit Determination; Limitations on Assignor’s Liability.  Assignee represents and warrants to Assignor, the Borrower, the Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor; (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 11.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents, including, but not limited to the Intercreditor Agreement and by its signature to this Assignment Agreement, agrees to be bound by and subject to the terms and conditions of the Intercreditor Agreement as if it were an original party thereto.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the Related Writings, (iii) the financial condition or creditworthiness of the Borrower or any Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Related Writings, (v) the inspection of any of the property, books or records of the Borrower, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or Letters of Credit.  Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Letters of Credit, the Credit Agreement or the Related Writings, except for its or their own gross negligence or willful misconduct.  Assignee appoints the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof.

6.                                      Indemnity.  Assignee agrees to indemnify and hold Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

7.                                      Subsequent Assignments.  After the Assignment Effective Date, Assignee shall have the right, pursuant to Section 11.10 of the Credit Agreement, to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor, and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

8.                                      Reductions of Aggregate Amount of Commitments.  If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.

9.                                      Acceptance of the Agent; Notice by Assignor.  This Assignment Agreement is conditioned upon the acceptance and consent of the Agent and, if necessary pursuant to Section 11.10 of the Credit Agreement, upon the acceptance and consent of the Borrower; provided that the execution of this Assignment Agreement by the Agent and, if necessary, by the Borrower is evidence of such acceptance and consent.

10.                               Entire Agreement.  This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.                               Governing Law.  This Assignment Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws, except for Sections 5-1401 and 5-1402 of the New York General Obligations Law of the State of New York.

12.                               Notices.  Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement.  For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

13.                               Counterparts.  This Assignment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and in electronic format, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

14.                               JURY TRIAL WAIVER.  EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE BORROWER, THE AGENT, ANY OF THE LENDERS, AND THE BORROWER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:

Address:

	Attn:	By:
	Phone:	Name:
	Fax:	Title:

ASSIGNEE:

Address:

	Attn:	By:
	Phone:	Name:
	Fax:	Title:

Accepted and Consented to this ____ day of ___, 20__:		Accepted and Consented to this ___ day of ____, 20__:

SUNTRUST BANK,		KRATOS DEFENSE & SECURITY SOLUTIONS, INC., as the Borrower
As Agent

By:		By:
Name:		Name:
Title:		Title:

ANNEX 1

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT

On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I.	INTEREST BEING ASSIGNED TO ASSIGNEE

	Commitment Percentage of Revolving Credit Commitment	____________		%

	Assigned Amount	$	___________

II.	ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)

	Commitment Percentage of Revolving Credit Commitment	____________		%

	Assignee’s Revolving Credit Commitment amount	$	___________

III.	ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)

	Commitment Percentage of Revolving Credit Commitment	____________		%

	Assignor’s remaining Revolving Credit Commitment amount	$	___________

EXHIBIT G

FORM OF

INSTRUMENT OF ASSIGNMENT

ASSIGNMENT OF CLAIMS

[Contract Number]

FOR VALUE RECEIVED, the receipt and sufficiency of which is hereby acknowledged, [Company] (the “Company”), does hereby assign, transfer and set over to SunTrust Bank, as the administrative agent and the collateral agent (together with its successors and assigns in such capacities, the “Agent”) for the lenders under that certain Amended and Restated Credit and Security Agreement, dated as of November 20, 2017 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), by and among Kratos Defense & Security Solutions, Inc. (the “Borrower”), the Agent, and the lenders party thereto from time to time, all its right, title and interest in and to all payments due under the Contract Number [Contract Number] (the “Contract”) payable by [Customer] to the Company pursuant to the Contract.

IN WITNESS WHEREOF, the Company has caused this Assignment of Claims to be executed by its duly authorized officer this ____ day of ______, 20__.

[Company]

By:
Name:
Title:

I, [_________], in my capacity as the [Secretary] of [Company], do hereby certify that [________] is the duly elected [_____] of [Company] and that the signature set forth opposite [her][his] name above is [her][his] genuine signature.

By:
Name:
Title:

EXHIBIT H

FORM OF

NOTICE OF ASSIGNMENT OF CLAIMS

TO:                           [Contract Officer]

[Customer]

[Contract Officer Contact]

This is in reference to Contract No. [Contract Number], dated [Contract Date], entered into between [Company] [Company Address] and [Customer] [Contract Officer Contact], for [Contract Description].

Moneys due or to become due under the contract described above have been assigned to the undersigned under the provisions of the Assignment of Claims Act of 1940, as amended, 31 U.S.C. 3727, 41 U.S.C. 15.

A true copy of the instrument of assignment executed by the Contractor on __________, is attached to the original notice.

Payments due or to become due under this contract should be made to the undersigned assignee.

Please return to the undersigned the three enclosed copies of this notice with appropriate notations showing the date and hour of receipt, and signed by the person acknowledging receipt on behalf of the addressee.

Very truly yours,

Address:	SunTrust Bank	SUNTRUST BANK,
	3333 Peachtree Road, 4th Floor.	as Agent
Atlanta, Georgia 30326
	Attention: Portfolio Manager (Kratos)	By:
Name:
Title:
With a copy to:

SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Facsimile: 404.221.2001

and:

Holland & Knight LLP
200 Crescent Court, Suite 1600
Dallas, Texas 75220
Attention: Jim Chadwick
Facsimile: 214.964.9501

Acknowledgement

Receipt is acknowledged of the above notice and of a copy of the instrument of assignment. They were received at                 (a.m.) (p.m.) on _________,20____.

[signature]

[title]

On behalf of

[name of addressee of this notice]

EXHIBIT I

FORM OF

APPLICABLE MARGIN CERTIFICATE

For the fiscal quarter ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)                                 I am the duly elected [Chief Executive Officer][President][Corporate Controller][Chief Financial Officer][Treasurer] of KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation (the “Borrower”);

(2)                                 I am familiar with the terms of that certain Amended and Restated Credit and Security Agreement, dated as of November 20, 2017, among the Borrower, the lenders from time to time named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders”), as defined in the Credit Agreement, and SUNTRUST BANK, as administrative agent and collateral agent for the Lenders (together with its successors and assigns in such capacities “Agent”) (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3)                                 I hereby certify that the Average Excess Availability for the fiscal quarter ended ___, 2017 is [____] and the Applicable Margin for Base Rate Loans is [1.00%][1.25%][1.50%] and the Applicable Margin for LIBOR Loans is [2.00%][2.25%][2.50%].

(4)                                 Set forth on Attachment I hereto is the Borrowing Base Certificate for the period ended ____, 20__.

IN WITNESS WHEREOF, I have signed this certificate the     day of _____, 20___.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

By:
Name:
Title:

Attachment I

to

Applicable Margin Certificate

[attach Borrowing Base Certificate]